Exhibit 10.2

EXECUTION VERSION

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

INFINITY PHARMACEUTICALS, INC.

AND

ABBVIE INC.

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1
ARTICLE 2. MANAGEMENT OF COLLABORATIVE ACTIVITIES		28
2.1.	Overview of Collaboration	28
2.2.	Joint Development Committee	29
2.3.	Joint Commercialization Committee	31
2.4.	Medical Affairs Committee	32
2.5.	Working Groups	33
2.6.	Membership	34
2.7.	Meetings of the Committees and Working Groups	35
2.8.	Discontinuation of Participation on a Committee	35
2.9.	Decision-Making	35
2.10.	Alliance Managers	38
ARTICLE 3. LICENSE GRANTS		38
3.1.	Infinity Grants	38
3.2.	AbbVie Grants	40
3.3.	Provision of Information	41
3.4.	Joint Patent Rights	41
3.5.	Blocking Third Party Intellectual Property	41
3.6.	Sublicensing and Subcontracting	43
3.7.	Exclusivity Covenants	44
3.8.	Reservation of Rights	45
ARTICLE 4. DEVELOPMENT		46
4.1.	GDP; Amendments; Development Responsibilities	46
4.2.	Medical Affairs Activities	49
4.3.	Development Efforts; Manner of Performance; Reports	51
4.4.	Regulatory Submissions and Regulatory Approvals	53
4.5.	Pharmacovigilance	54
4.6.	Costs of Joint Development	55
4.7.	Development Records	57
ARTICLE 5. COMMERCIALIZATION		57
5.1.	Commercialization Efforts	57
5.2.	Manner of Performance	58
5.3.	Commercialization Plans	59

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5.4.	Global Branding Strategy	60
5.5.	Commercialization Responsibilities for the US Territory	60
5.6.	Commercialization in the Ex-US Territory	62
5.7.	Sales Representatives	62
5.8.	Co-Promotion in the United States	62
ARTICLE 6. MANUFACTURE AND SUPPLY		63
6.1.	Manufacture	63
6.2.	Manufacturing Working Group	64
ARTICLE 7. FINANCIAL PROVISIONS		64
7.1.	Upfront and Milestone Payments	64
7.2.	Net Profit or Loss	64
7.3.	Royalties	65
7.4.	Reconciliation of Costs Incurred in or for the Ex-US Territory	68
7.5.	Financial Audits	68
7.6.	Tax Matters	69
7.7.	Currency Exchange	71
7.8.	Blocked Payments	72
7.9.	Late Payments	72
ARTICLE 8. INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS		72
8.1.	Ownership of Inventions	72
8.2.	Prosecution and Maintenance of Patent Rights	74
8.3.	Third Party Infringement	76
8.4.	Patent Term Extensions	79
8.5.	Patent Marking	79
8.6.	Orange Book Listings	79
8.7.	Trademarks	80
ARTICLE 9. CONFIDENTIALITY AND PUBLICITY		82
9.1.	Confidential Information	82
9.2.	Residual Knowledge Exception	83
9.3.	Publicity	83
9.4.	Publications	84
9.5.	Public Filing of this Agreement	85

ARTICLE 10. REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS		85
10.1.	Mutual Representations and Warranties	85
10.2.	Additional Representations and Warranties of Infinity	86
10.3.	Additional Representations and Warranties of AbbVie	89
10.4.	No Debarment	89
10.5.	No Warranties	90
10.6.	Covenants with Respect to Infinity Third Party Agreements	90
10.7.	Covenants with Respect to AbbVie Third Party Agreements	92
10.8.	Insurance	93
ARTICLE 11. INDEMNIFICATION		94
11.1.	General Indemnification By Infinity	94
11.2.	General Indemnification By AbbVie	94
11.3.	Claims for General Indemnification	94
11.4.	Conduct of Product Liability Actions	95
ARTICLE 12. TERM AND TERMINATION		96
12.1.	Term	96
12.2.	Early Termination	96
12.3.	Effects of Termination	99
ARTICLE 13. ALTERNATIVE DISPUTE RESOLUTION		105
ARTICLE 14. MISCELLANEOUS		109
14.1.	Change of Control of the Parties	109
14.2.	Assignment; Successors	109
14.3.	Export Control	110
14.4.	Choice of Law	110
14.5.	Notices	111
14.6.	Severability	111
14.7.	Integration	112
14.8.	English Language	112
14.9.	Waivers and Amendments	112
14.10.	Independent Contractors; No Agency	112
14.11.	Execution in Counterparts; Facsimile Signatures	112
14.12.	No Consequential or Punitive Damages	113
14.13.	Performance by Affiliates	113
14.14.	Force Majeure	113
14.15.	No Third Party Beneficiary Rights	114
14.16.	Non-exclusive Remedy	114

14.17.	Interpretation	114
14.18.	Further Assurances	115
14.19.	Ambiguities; No Presumption	115
14.20.	Records Generally	115

LIST OF SCHEDULES

Schedule 1.40	Exclusivity Compounds

Schedule A	[**] Description

Schedule 3.5.1	Non-Royalty Payments under Existing Infinity Third Party Agreements

Schedule 4.6.1	Pre-Execution Date Development Costs

Schedule 7	Financial Terms

Schedule 10.2.7	Litigation

LIST OF EXHIBITS

Exhibit A	Financial Exhibit

Exhibit B	Infinity Patent Rights

Exhibit C	Global Development Plan

Exhibit D	IPI-145

Exhibit E	Press Release

Exhibit F	AbbVie Combination Compound

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is made and effective as of the 2nd day of September, 2014 (the “Execution Date”) by and between Infinity Pharmaceuticals, Inc., a Delaware corporation, with offices at 780 Memorial Drive, Cambridge, MA 02139, USA (“Infinity”) and AbbVie Inc., a Delaware corporation, with offices at 1 North Waukegan Road, North Chicago, IL 60064 (“AbbVie”).

INTRODUCTION

WHEREAS, Infinity has certain rights to and is developing the Licensed Compounds and Products (each as defined below);

WHEREAS, Infinity and AbbVie believe that a collaboration and license arrangement between the Parties regarding the Products would be desirable and that participation of both Parties in this arrangement would be of economic benefit to both Parties; and

WHEREAS, Infinity and AbbVie therefore desire to provide for the development, manufacture and commercialization of the Products on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Infinity and AbbVie hereby agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1. “AbbVie Combination Compound” means the compound further described in Exhibit F.

1.2. “AbbVie Intellectual Property” means AbbVie Know-How and AbbVie Patent Rights, collectively.

1.3. “AbbVie Know-How” means all Know-How Controlled by AbbVie or any of its Affiliates, as of the Execution Date or during the Term, that is not generally known and is necessary or useful for the Development, Manufacture or Commercialization of any Licensed Compound or Product in the Field, including the rights of AbbVie or its Affiliates in AbbVie Sole Inventions and Joint Inventions, but excluding any Know-How to the extent Covered by published AbbVie Patent Rights.

1.4. “AbbVie Patent Rights” means all Patent Rights Controlled by AbbVie or any of its Affiliates, as of the Execution Date or during the Term, that are necessary or useful for the Development, Manufacture or Commercialization of any Licensed Compound or Product in the Field, including the rights of AbbVie or its Affiliates in Joint Patent Rights and in Patent Rights covering AbbVie Sole Inventions.

1.5. “AbbVie Third Party Agreements” means (a) any Third Party agreement existing prior to or as of the Effective Date pursuant to which AbbVie Controls, or with the consent of the applicable Third Party would Control, any Know-How included, or that would be included, in AbbVie Know-How or Patent Rights included, or that would be included, in AbbVie Patent Rights, and (b) any Third Party agreement entered into by AbbVie pursuant to Section 3.5; each such agreement as it may be amended from time to time.

1.6. “AbbVie Withholding Tax Action” means any action taken by AbbVie, an AbbVie Affiliate, or successor that both (a) shifts to a foreign Affiliate of AbbVie, its successor or Sublicensee any obligation to make a payment to Infinity under this Agreement and (b) results in a net increase of Withholding Tax on such payment.

1.7. “Accounting Standards” means, with respect to a Person, generally accepted accounting principles as practiced in the United States or applicable international standards followed by such Person.

1.8. “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.9. “Adverse Event” means any adverse event associated with the use of a drug in humans, whether or not considered drug related, including (a) an adverse event occurring in the use of a drug product in a clinical investigation, (b) an adverse event occurring in the course of the use of a drug product in professional practice, (c) an adverse event occurring from drug overdose whether accidental or intentional, (d) an adverse event occurring from drug abuse, (e) an adverse event occurring from drug withdrawal or (f) and any failure of expected pharmacological action.

1.10. “Affiliate” means with respect to any Person, any Person controlling, controlled by or under common control with such first Person. For purposes of this Section 1.10, “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.11. “Blocking Third Party Intellectual Property” means, with respect to a Licensed Compound or Product in any country, Patent Rights or Know-How in such country owned or controlled by a Third Party (but not then included in Infinity Intellectual Property or AbbVie Intellectual Property) that Cover (with respect to Patent Rights), or are necessary or, where explicitly provided in this Agreement, useful to Develop, Manufacture or Commercialize (with respect to such Know-How owned or Controlled by a Third Party), such Licensed Compound or Product in such country, to the extent such Development, Manufacture or Commercialization is contemplated in such country.

1.12. “Blocking Third Party Intellectual Property Costs” means Out-of-Pocket Costs, comprising upfront payments, milestones, royalties, and any portion of other license fees or other payments arising out of the Development, Manufacturing or Commercialization of a Product and paid to a Third Party who owns or controls Blocking Third Party Intellectual Property to license or acquire the relevant Patent Rights or Know-How for the Development, Manufacture or Commercialization of a Product in the Field in accordance with Section 3.5.

1.13. “Business Day” means any day other than a Saturday or a Sunday on which the banks in New York, New York are open for business.

1.14. “Calendar Quarter” means each of the three (3) month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year, or the applicable portion of such period.

1.15. “Calendar Year” means each twelve (12) month period commencing on January 1, and ending on December 31, or the applicable portion of such period; provided, that the first Calendar Year commences on the Effective Date and ends on December 31, 2014.

1.16. “Change of Control” means, with respect to a Party, any of the following events occurring after the Effective Date:

(a) any “person” or “group” (as such terms are defined below) (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (b) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”); or

(b) such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity), and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

(c) such Party sells or transfers to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates; or

(d) the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change of Control: (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 (the “Exchange Act”) and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.17. “Clinical Investigation Laws” means Laws relating to human clinical investigations, including 21 C.F.R. Parts 50, 54, 56 and 312, and GCP.

1.18. “Clinical Study” means any Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study, Phase IIIb Clinical Study or Phase IV/Post-Approval Clinical Study, or any other study in which human subjects or patients are dosed with a drug, whether approved or investigational, and including applicable Investigator Sponsored Clinical Studies.

1.19. “CMC Development” means the following chemistry, manufacturing and control activities within Manufacturing: test method development and validation, stability testing, process development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, and other related activities.

1.20. “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

1.21. “Combination Clinical Study” means [**], as such Clinical Studies may be revised, modified or amended in accordance with the terms of this Agreement.

1.22. “Combination Product” means a Product that contains a Licensed Compound as an active pharmaceutical ingredient together with one or more other active pharmaceutical ingredients in therapeutically relevant doses and is sold either as a fixed dose combination or as separate doses in a single package.

1.23. “Commence” or “Commencement” means, when used to describe a Clinical Study of a Product, the first dosing of the first human subject with such Product in such Clinical Study.

1.24. “Commercialization” or “Commercialize” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Compound or Product, including activities to obtain and maintain Pricing and Reimbursement Approvals, secure and maintain market access and reimbursement, market, promote, distribute, and import a pharmaceutical or diagnostic product. For clarity, Commercialization shall not include Research, Development, Manufacture or Medical Affairs Activities.

1.25. “Commercialization Plan” means (a) with respect to the Products in the US Territory, the US Commercialization Plan and (b) with respect to the Products in the Ex-US Territory, the Ex-US Commercialization Plan.

1.26. “Commercialization Support Data” means health economics and outcomes research (“HECOR”) data from patient reported outcomes, prospective observational studies and retrospective observational studies, and economic models and reimbursement dossiers.

1.27. “Committee” means the JSC, JDC, JCC or JMAC.

1.28. “Confidential Information” means (a) all trade secrets or confidential or proprietary information or tangible materials of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates pursuant to this Agreement or any Related Agreement, (b) “Confidential Information” (as defined in the Prior CDA) that was disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates under the Prior CDA, and (c) the terms and conditions of this Agreement; provided, however, that Confidential Information shall not include information that:

(i) has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party or its Affiliates;

(ii) has been in the receiving Party’s or its Affiliates possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(iii) is subsequently received by the receiving Party or its Affiliate from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

(iv) that is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

(v) has been independently developed by or for the receiving Party or its Affiliates without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

provided, further, however, that clauses (ii) through (v) above cannot be applied to the terms and conditions of this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

Joint Know-How shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and disclosing Party with respect thereto.

All Regulatory Filings owned by a Regulatory Owner shall be deemed to be the Confidential Information of such Regulatory Owner and such Regulatory Owner shall be deemed to be the disclosing Party and the other Party shall be deemed to be the receiving Party with respect thereto.

1.29. “Control” or “Controlled” means, with respect to any Know-How, Patent Right, other intellectual property right, compound or product, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Party or its relevant Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, intellectual property right, compound or product to the other Party, to the extent contemplated by this Agreement, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party; provided, however, that Know-How, Patent Rights or other intellectual property rights subject to a Third Party payment obligation as a result of the grant of a license to the other Party or arising out of the practice or use of such Know-How, Patent Rights, other intellectual property right, compound or product by a Party hereunder shall only be deemed to be “Controlled” by a Party if such payment obligations are included in the Blocking Third Party Intellectual Property Costs or Infinity Third Party Agreement Payments, as applicable (other than Know-How, Patent Rights and/or other intellectual property rights granted or arising under or pursuant to the Intellikine Agreement, which shall, notwithstanding anything herein to the contrary, be deemed “Controlled” by Infinity for all purposes hereunder regardless whether any related payment obligations are included in the Blocking Third Party Intellectual Property Costs or Infinity Third Party Agreement Payments hereunder).

1.30. “Co-Promote” or “Co-Promotion” means, with respect to a Product in the US, the joint marketing and promotion of such Product (including performing Sales Calls) in the US by both Parties or their respective Affiliates under the same Product Trademark(s) and in accordance with this Agreement and the US Commercialization Plan.

1.31. “Cover,” “Covering” or “Covered” means, when referring to a compound, product, invention or other Know-How: (a) with respect to a patent, that, in the absence of a license granted to a Person under a claim included in such patent, the practice by such Person of a specified activity with respect to such compound or product, or the practice by such Person of such invention or the use by such Person of such Know-How, would infringe such claim, or (b) with respect to a patent application, that, in the absence of a license granted to a Person under a claim included in such patent application, the practice by such Person of a specified activity with respect to such compound or product, or the practice by such Person of such invention or the use by such Person of such Know-How, would infringe such claim if such patent application were to issue as a patent.

1.32. “Data” means any and all data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable Laws) and the like, in each case generated during the Development, Manufacture or Commercialization of any Licensed Compound or Product, including Commercialization Support Data.

1.33. “Development” or “Develop” means non-clinical and clinical drug or diagnostic development activities, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies (but excluding any Phase IIIb or Phase IV/Post-Approval Clinical Study that is not required to obtain or maintain Regulatory Approval), regulatory affairs (including preparation for Regulatory Approval Application submission and other submission-related activities), and Regulatory Approval and Clinical Study regulatory activities (excluding regulatory activities directed to obtaining Pricing and Reimbursement Approvals). Development includes use and importation of the relevant compound or product to conduct such Development activities (with related importation and transportation costs only counted once as Development Costs and not double counted elsewhere). Development shall not include Research, Commercialization or Medical Affairs Activities.

1.34. “Development Budget” means the budget for conducting Development (and related Manufacturing) of Licensed Compounds and Products pursuant to and included in the GDP for the relevant Calendar Years in accordance with Section 4.1.1.

1.35. “Development Costs” means Development FTE Costs and Out-of-Pocket Costs, recorded as an expense in accordance with Accounting Standards, reasonably incurred and specifically identifiable by the Parties and their Affiliates in Developing the Products (and related Manufacturing activities) in the Field, in each case to the extent incurred in accordance with this Agreement, the GDP and the Development Budget, including:

(a) “Development FTE Costs,” which means the product of the number of Development FTEs times the FTE Rate, where a “Development FTE” means a scientific, regulatory, technical, legal, finance or other individual engaged full time for one (1) Calendar Year (consisting of at least a total of [**] hours per Calendar Year) in performing or supporting Development (and related Manufacturing) activities under the GDP. No additional payment shall be made with respect to any individual who works more than [**] hours per Calendar Year and any individual who devotes less than [**] hours per Calendar Year (or such other number as may be agreed by the JDC or JSC, as applicable) shall be treated as a Development FTE on a pro rata basis based upon the actual number of hours worked divided by [**];

(b) all Out-of-Pocket Costs for conducting Clinical Studies of Products (to the extent not captured below);

(c) Out-of-Pocket Costs (if not otherwise captured above) of Manufacturing or having Manufactured clinical supplies for such efforts as set forth in the GDP, including, as applicable: (i) the Supply Price of clinical supply of the Products; (ii) costs and expenses incurred to purchase, package or distribute Third Party comparator or Third Party combination drugs or devices; and (iii) costs and expenses of disposal of clinical samples;

(d) Out-of-Pocket Costs representing fees incurred in connection with Regulatory Filings with respect to Products in the Field;

(e) Out-of-Pocket Costs (if not otherwise captured above) associated with pre- and post-approval commitments mandated by Governmental Authorities, to the extent incurred with respect to Products;

(f) Out-of-Pocket Costs (if not otherwise captured above) incurred in connection with CMC Development or qualification and validation of manufacturers, and if a Party or an Affiliate of a Party is established as a supplier, the Out-of-Pocket Costs to do so, including the Parties’ costs for transfer of process and manufacturing technology and analytical methods, scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections;

(g) Out-of-Pocket Costs (if not otherwise captured above) associated with activities related to pharmacovigilance, including establishing, updating and maintaining a global safety database for Products;

(h) Out-of-Pocket Costs (if not otherwise captured above) associated with Diagnostic Products, to the extent applicable to and used in the Development of a Product;

(i) Shared Patent Prosecution Costs; and

(j) any other Out-of-Pocket Costs incurred for activities specified in the GDP and included in the Development Budget.

Development Costs shall exclude all of the payments set forth in Section 7.1, all payments pursuant to Sections 7.2 and 7.3 and Allowable Expenses as defined in the Financial Exhibit and capital expenditures, and costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting and other overhead activities.

1.36. “Development Threshold” means an aggregate of US$667,000,000 in Development Costs, but excluding Combination Study Costs.

1.37. “Diagnostic Product” means, with respect to a Product, any biomarker or diagnostic assay or test to determine information regarding a subject or patient that is correlated with patient populations that do or do not respond to or to optimize treatment with such Product.

1.38. “Diligent Efforts” means, with respect to the performance of Development, Medical Affairs Activities, Commercialization, or Manufacturing activities with respect to the Licensed Compound or a Product by a Party, the carrying out of such activities using the level of effort required to carry out an obligation in a sustained, active and diligent manner consistent with such level of effort that companies in the pharmaceutical industry generally devote at the same stage of development or commercialization, as applicable, for their own internally developed pharmaceutical products in a similar therapeutic or disease area with similar market potential at a similar stage of product life, taking into account the regulatory structure involved, the anticipated profitability of the Product and other relevant factors, including safety and efficacy of the Product, the potential for additional indications, the level of competition in the market for the Product generally or for any particular indication, changes in clinical or regulatory strategy justified by compliance with the requirements of regulatory feedback from any Regulatory Authority, failed or inconclusive clinical studies, discovery of unanticipated toxicity or any significant adverse event or condition relating to the safety or efficacy of a Product, significant adverse changes in the targeted market conditions which affect the market potential of a Product, and the need for additional Clinical Studies to achieve appropriate labeling of a Product. “Diligent Efforts” shall be determined on a country-by-country basis, except that the Party may consider the impact of its efforts and resources expended with respect to any country on any other country.

1.39. “DOJ” means the United States Department of Justice.

1.40. “Drug Regulation Laws” means Laws regulating drugs and pharmaceutical products, including the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et. seq. (the “FFDCA”), the Prescription Drug Marketing Act of 1987, the federal Controlled Substances Act, 21 U.S.C. §801 et. seq., and any guidance documents and policy and procedural manuals issued by the FDA.

1.41. “Early Access Program” means any program to provide patients with a Product prior to Regulatory Approval in any country in the Territory, including treatment INDs/protocols, named patient programs and compassionate use programs. For clarity, an Early Access Program with respect to a Product may continue to be performed following Regulatory Approval of such Product, and costs may continue to be incurred in accordance with the performance of such Early Access Program after Regulatory Approval.

1.42. “Effective Date” means the Execution Date.

1.43. “EMA” means the European Medicines Agency or any successor agency thereto.

1.44. “European Union” or “EU” means the countries of the European Union as constituted on the Execution Date and as it may be expanded or contracted from time to time after the Execution Date; provided that the EU shall always be deemed to include the United Kingdom, France, Germany, Italy and Spain.

1.45. “Exclusivity Compound” means a PI3K d/g dual inhibitor meeting the criteria set forth in Schedule 1.40.

1.46. “Excluded Claim” means a dispute, controversy or claim that concerns the validity, enforceability or infringement of a Patent Right, trademark or copyright.

1.47. “Executive Officers” means (a) with respect to Infinity, the Chief Executive Officer of Infinity (or a senior executive officer of Infinity designated by Infinity’s Chief Executive Officer), and (b) with respect to AbbVie, the Chief Executive Officer (or a senior executive officer of AbbVie or its Affiliates designated by AbbVie’s Chief Executive Officer). If the position of any of the Executive Officers identified in this Section 1.47 no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Executive Officer set forth herein shall be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer, and the relevant Party shall promptly provide notice of such replacement title to the other Party.

1.48. “Existing Infinity Third Party Agreements” means (a) the Intellikine Agreement (b) the MICL Agreement, and (c) the Purdue Agreement; each such agreement as it may be amended from time to time.

1.49. “Existing Infinity Third Party Agreement Payments” means all payments under Existing Infinity Third Party Agreements incurred or paid after the Execution Date arising out of Development activities or Commercialization activities with respect to any Licensed Compound or Product under this Agreement, but excluding any royalty payments due by Infinity to Intellikine under the Intellikine Agreement or that may be due to Intellikine under any other agreement existing as of the Effective Date.

1.50. “Ex-US Commercialization Plan” means the commercialization plan with respect to the Commercialization of the Products in the Ex-US Territory for the relevant Calendar Years in accordance with Section 5.3.1, including an overall strategy for Commercialization and a tactical plan to accomplish such strategy, as developed, approved and amended in accordance with this Agreement and consistent with the Global Branding Strategy.

1.51. “Ex-US Territory” means worldwide excluding the US Territory.

1.52. “Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of Products.

1.53. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.54. “Field” means with respect to the Licensed Compound, all human and non-human diagnostic, prophylactic, and therapeutic uses in cancer, including cancer specifically associated with blood-forming tissue, such as the bone marrow, or in the cells of the immune system, including leukemia, lymphoma and multiple myeloma.

1.55. “Financial Exhibit” means Exhibit A attached hereto, as may be amended from time to time by mutual written agreement of the Parties.

1.56. “First Commercial Sale” means, with respect to a Product in a country, the first sale for monetary value for use or consumption by the end user of such Product in such country after the receipt of the Marketing Authorization for such Product has been obtained in such country. Sales prior to receipt of Marketing Authorization for such Product, such as, pursuant to any Early Access Programs, so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.57. “First Sale” means, with respect to a Product in a country, the first sale of such Product to a Third Party in such country after the receipt of the Marketing Authorization for such Product in such country, if such Marketing Authorization is required, or, if Marketing Authorization is not required, such as, for example, pursuant to any Early Access Programs, so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” upon the first such sale.

1.58. “FTC” means the United States Federal Trade Commission.

1.59. “FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [**] hours per Calendar Year) of work.

1.60. “FTE Rate” means, with respect to Development FTEs, [**] United States Dollars ($[**]), and for all other FTEs, [**] United States Dollars ($[**]), which rates will increase or decrease January 1 of each Calendar Year (starting with January 1, 2015) in accordance with the percentage year-over-year increase or decrease in (A) with respect to the U.S., the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) over the twelve (12) month period preceding each such January 1, and (B) with respect to any other country, the equivalent index calculated by the relevant Governmental Authority in such country.

1.61. “Generic Entry” means, with respect to a Product and country, the first sale of a Generic Product.

1.62. “Generic Product” means, with respect to a Product and country, any pharmaceutical product that (a) is sold by a Third Party under a Regulatory Approval Application granted by a Regulatory Authority to such Third Party, which Third Party is not a licensee or Sublicensee of a Party or its Affiliates, or any of their licensees or Sublicensees, and has not obtained such Product from a chain of distribution including a Party, its Affiliates or any of their licensees or Sublicensees, (b) contains the applicable Licensed Compound as an active pharmaceutical ingredient, and (c) is approved in reliance, in whole or in part, on the prior approval of such Product as determined by the applicable Regulatory Authority (pursuant to 21 U.S.C. 355(b)(2), 21 U.S.C. 355(j), a separate Regulatory Approval Application, compendia listing, other drug approval application or otherwise, including foreign equivalents of the foregoing). A Product licensed or produced by one of the Parties or their respective Affiliates (i.e., an authorized generic product) will not constitute a Generic Product.

1.63. “GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312

(Investigational New Drug Application), and (d) the equivalent applicable Laws in any relevant country, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.64. “GDP” or “Global Development Plan” means the plan for the Parties’ worldwide Development (and related Manufacturing) of the Product in the Field, including regulatory strategy, identification of specific Clinical Studies to be conducted, naming the Oncology Indications to be pursued, and general design parameters, including patient enrollment targets, combination agents and comparators and including the Development Budget, for the relevant Calendar Years in accordance with Section 4.1.1 in accordance with the terms of this Agreement. The initial GDP is attached hereto as Exhibit C.

1.65. “Global Branding Strategy” means the global branding strategy for Products in the Field throughout the world, including, with respect to each such Product, a life cycle plan, brand vision, positioning, key messaging, concept and imagery, Product Trademarks (including name and logos), brand public relations and supporting market research.

1.66. “GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.67. “GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.68. “Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.69. “Government Health Care Programs” means the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), TRICARE, the Federal Employee Health Benefits Program, and other foreign, federal, state and local governmental health care plans and programs.

1.70. “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.71. “Health Care Laws” means Laws relating to Government Health Care Programs, Private Health Care Plans, privacy and confidentiality of patient health information and human biological materials, including, in the United States, federal and state Laws pertaining to the federal Medicare and Medicaid programs (including the Medicaid rebate program); federal Laws pertaining to the Federal Employees Health Benefit Program, the TRICARE program and other Government Health Care Programs; federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims (including 42 U.S.C. §1320a-7a, 42 U.S.C. §1320a-7b, 42 U.S.C. §1395nn and the federal Civil False Claims Act, 31 U.S.C. §3729 et. seq.); the Health Insurance Portability and Accountability Act of 1996; the Patient Protection and Affordable Care Act (“ACA”); and 45 C.F.R. Part 46; as well as similar Laws in jurisdictions outside the United States.

1.72. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. §18a), and the rules and regulations promulgated thereunder.

1.73. “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.74. “Incremental Withholding Tax” means the net increase in Withholding Tax for any taxable year caused by AbbVie Withholding Tax Actions that are not Required Withholding Tax Actions occurring on and after the Execution Date, provided the net aggregate increase exceeds [**] Dollars calculated on an annual basis using the exchange rate on the date of the payment subject to Withholding Tax. For clarity, Incremental Withholding Tax shall include the entire net increase in Withholding Tax caused by AbbVie Withholding Tax Actions that are not Required Withholding Tax Actions if the annual net aggregate increase of [**] Dollars has been reached (i.e. not only amounts in excess of [**] Dollars).

1.75. “IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (i.e., Clinical Trial Application (CTA)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.76. “Indemnified Party” means a Person entitled to indemnification under ARTICLE 11.

1.77. “Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE 11.

1.78. “Infinity-Borne Development Costs” means all Development Costs that are not Shared Development Costs.

1.79. “Infinity Intellectual Property” means Infinity Know-How and Infinity Patent Rights.

1.80. “Infinity Know-How” means all Know-How Controlled by Infinity or any of its Affiliates, as of the Execution Date or during the Term, that is not generally known and is necessary or useful for the Development, Manufacture or Commercialization of any Licensed Compound or Product in the Field in the Territory, including the rights of Infinity or its Affiliates in Infinity Sole Inventions and Joint Inventions, but excluding any Know-How to the extent Covered by published Infinity Patent Rights.

1.81. “Infinity Patent Rights” means all Patent Rights Controlled by Infinity or any of its Affiliates, as of the Execution Date or during the Term, that are necessary or useful for the Development, Manufacture or Commercialization of any Licensed Compound or Product in the Field, including the rights of Infinity or its Affiliates in Joint Patent Rights and in Patent Rights Covering Infinity Sole Inventions. As of the Execution Date, the Infinity Patent Rights include the Patent Rights set forth in Exhibit B.

1.82. “Infinity Third Party Agreements” means (a) the Existing Infinity Third Party Agreements and (b) any Third Party agreement entered into by Infinity pursuant to Section 3.5; each such agreement as it may be amended from time to time in accordance with the terms of this Agreement.

1.83. “Infinity Third Party Agreement Payments” means (a) all payments under Infinity Third Party Agreements entered pursuant to Section 3.5 that arise out of the Development or Commercialization of any Licensed Compound or Product under this Agreement, but excluding any payments due by Infinity to Intellikine under any agreement that grants to Infinity rights to any intellectual property granted to Infinity at any time under the Intellikine Agreement, and (b) Existing Infinity Third Party Agreement Payments, except amounts paid (either directly or as reimbursement) under Infinity Third Party Agreements in preparing, filing, prosecuting or maintaining Patent Rights.

1.84. “Intellikine” means Intellikine LLC.

1.85. “Intellikine Agreement” means the Amended and Restated Development and License Agreement, made as of December 24, 2012, by and between Intellikine and Infinity, as amended by the Amendment to the Amended and Restated Development and License Agreement dated as of July 29, 2014 and as may be further amended, [**].

1.86. “Investigator Sponsored Clinical Study” means a human clinical study of a pharmaceutical or diagnostic product that is sponsored and conducted by a Third Party, other than pursuant to an IND held by a Party, under an agreement with a Party or its Affiliate pursuant to which such Party or such Affiliate provides clinical supplies of such product or funding for such clinical study.

1.87. “Joint Patent Rights” means Patent Rights Covering Joint Inventions.

1.88. “Know-How” means all technical information, know-how and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, Data, information contained in Regulatory Filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof. Know-How excludes the Patent Rights covering any inventions.

1.89. “Label Expansion” means, following first receipt of Regulatory Approval for a pharmaceutical or diagnostic product in an Oncology Indication (the “First Approval in an Oncology Indication” for such Product), any subsequent receipt of Regulatory Approval for such Product in the same Oncology Indication as such First Approval in an Oncology Indication, for a different subpatient population, line of therapy or new use as a monotherapy or in combination with another treatment or drug for such Oncology Indication.

1.90. “Law” means any applicable multinational, federal, national, state, provincial, county or local or other law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, and shall include, as applicable, GLP, GCP, GMP, Drug Regulation Laws, Clinical Investigation Laws and Health Care Laws, the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange (including NASDAQ), all applicable United States and foreign laws with respect to the transfer of pharmaceutical or diagnostic products and related technical data to countries other than the United States, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations, the U.S. Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010, and all applicable government importation laws and regulations of a particular country for pharmaceutical or diagnostic products made outside the particular country in which such pharmaceutical or diagnostic products are used or sold.

1.91. “Licensed Compound” means the compound known as IPI-145, as further described in Exhibit D, and any racemates, salts, metabolites, esters, isomers, diastereomers, tautomers, enantiomers, prodrug forms, hydrates, solvates, intermediates, polymorphs and degradants thereof, in each case, that have substantially the same pharmacological effect, in crystal, powder or other form. As used in this Agreement, except where not appropriate in context, the Licensed Compound also means any Product containing the Licensed Compound.

1.92. “Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action by a Third Party.

1.93. “MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any EU country if the centralized EMA filing procedure is not used, or (b) any other equivalent or related regulatory submission; in either case to gain approval to market a pharmaceutical or diagnostic product in any country in the EU, and, in each case, including any amendments thereto, and supplemental applications but excluding Pricing and Reimbursement Approval applications.

1.94. “Major Market Country” means each of the United Kingdom, France, Germany, Italy, Spain, and Japan.

1.95. “Manufacture” or “Manufacturing” means activities directed to producing, manufacturing, scaling up, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a pharmaceutical or diagnostic product or component thereof (including production of drug substance and drug product, in bulk form, for preclinical and Clinical Studies and for Commercialization).

1.96. “Manufacturing Plan” means the plan for the Parties’ worldwide preclinical and clinical or commercial, as the case may be, Manufacturing of the Product in the Field.

1.97. “Marketing Authorization” means the grant of all necessary permits, registrations, authorizations, licenses and approvals (or waivers) required for the Manufacture, Commercialization, promotion, marketing, storage, import, export, transport, distribution, use, offer for sale, sale or other commercialization of a Product in any country, including, where required, Pricing and Reimbursement Approvals.

1.98. “Medical Affairs Activities” means the following activities, to the extent related to a Product in the Field in the Territory: responding to external inquiries or complaints, the planning for and conduct of Investigator Sponsored Clinical Studies not included in the GDP, medical education, HECOR, speaker programs, advisory boards, thought leader activities, educational grants and fellowships, local country government affairs, Phase IIIb Clinical Studies, Phase IV/Post-Approval Clinical Studies, generating Commercialization Support Data, deployment of MSLs, medical affairs clinical trial management, MDs in field (other than MSLs), scientific publications and medical communications. For clarity, Medical Affairs Activities shall not include Research, Development, Manufacture or Commercialization activities.

1.99. “Medical Affairs FTE Costs” means the product of the number of Medical Affairs FTEs times the FTE Rate, where a “Medical Affairs FTE” means a scientific, medical, project management, operations, technical or other individual engaged full time for one (1) Calendar Year (consisting of at least a total of [**] hours per Calendar Year) in performing or supporting Medical Affairs Activities. No additional payment shall be made with respect to any individual who works more than [**] hours per Calendar Year and any individual who devotes less than [**] hours per Calendar Year (or such other number as may be agreed by the JMAC or JSC, as applicable) shall be treated as a Medical Affairs FTE on a pro rata basis based upon the actual number of hours worked divided by [**]; provided that such individual devotes a minimum of [**] hours per Calendar Year to performing or supporting Medical Affairs Activities under the Medical Affairs Plan.

1.100. “Medical Affairs Plan” means a plan for the Parties’ worldwide Medical Affairs Activities, including the allocation of such activities to the Parties and the associated Medical Affairs Budget included therein.

1.101. “MICL Agreement” means the Termination and Revised Relationship Agreement, entered into as of July 17, 2012, by and between Mundipharma International Corporation Limited and Infinity.

1.102. “MSL” means medical science liaison.

1.103. “MSL Deployment Plan” means, with respect to a Product and a country or region, a plan that defines the overall MSL FTEs in such country or region and includes: target audience assessment and coverage requirements, and coordinated coverage and targeting plan between MSL teams from each Party.

1.104. “MSL FTE” means, with respect to a Product in a country, the time and effort of MSLs that, in the aggregate, is equivalent to the time and effort of one (1) employee devoted exclusively to MSL activities based on [**] person hours per year.

1.105. [**].

1.106. [**].

1.107. “NDA” or “New Drug Application” means an application submitted to the FDA pursuant to 21 U.S.C. §505(b), which contains complete details of the manufacture and testing of a new drug, for purposes of obtaining Regulatory Approval for such new drug in the United States, for a particular Oncology Indication, and, with respect to a Diagnostic Product, a premarket approval or comparable application, in each case including amendments thereto and supplemental applications.

1.108. “Net Sales” means, with respect to a Product for any period, the total gross amount billed or invoiced on sales of such Product during such period by a Party, its Affiliates, or Sublicensees (other than Sublicensees that are wholesalers or distributors) in the Territory to Third Parties (including wholesalers or distributors that are also Sublicensees), in bona fide arm’s length transactions, less the following deductions (such deductions, the “Deductions”), in each case related specifically to the Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to such Party, its Affiliates, or Sublicensees:

(a) trade, cash and quantity discounts;

(b) price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities or other payees;

(c) taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(d) amounts repaid or credited by reason of rejections, defects, return goods allowances, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(e) the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to such Product;

(f) any invoiced amounts from a prior period which have not been collected and have been written off by a Party or its Affiliates, including bad debts, to the extent such amounts have not been previously deducted; provided that any such amounts that are written off shall be added back in a subsequent period to the extent later collected;

(g) freight, insurance, import/export, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of such Product; and

(h) any other similar and customary deductions that are consistent with the selling Party’s Accounting Standards, but which are not be duplicative of the deductions specified in (a) – (g) above.

Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes, in all cases, without consideration. Net Sales shall include the amount or fair market value of all other consideration received by a Party, its Affiliates or Sublicensees in respect of the Product, whether such consideration is in cash, payment in kind, exchange or other form. Net Sales shall not include sales between or among a Party, its Affiliates, or Sublicensees.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of the selling Party, its Affiliates, or Sublicensees, which must be in accordance with its Accounting Standards.

For purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 7.7.

In the event a Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

(a) If a Party, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction, (i) a product containing as its sole active ingredient a Licensed Compound contained in such Combination Product (the “Mono Product”) and (ii) products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is the Party’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and “B” is such Party’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

(b) If a Party, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is a

Party’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction, and “C” is such Party’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.

(c) If a Party, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the other active ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and “E” is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the other active ingredients in such Combination Product.

(d) If a Party, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction 1/(1+F) where: “F” is the number of other active ingredients (other than a Licensed Compound) in such Combination Product;

provided, however, that if the Combination Product includes a Licensed Compound and AbbVie Combination Compound as the only active ingredients, then the Net Sales attributable to such Combination Product hereunder shall be equal to [**] percent ([**]%) of the Net Sales of such Combination Product.

1.109. “Non-Oncology Indication” means any disease, condition, disorder or syndrome, or sign or symptom of, or associated with, a disease, condition, disorder or syndrome, excluding all Oncology Indications.

1.110. “Oncology Indication” means a cancerous condition resulting from a separate and distinct hematological cancer, tumor type or other cancer that is the basis for a separate and distinct Regulatory Approval. Non-limiting examples of distinct Oncology Indications include: chronic lymphocytic leukemia, indolent non-Hodgkin lymphoma, follicular lymphoma, mantle cell lymphoma, diffuse large B-cell lymphoma, peripheral T-cell lymphomas, acute myeloid leukemia, acute lymphoblastic leukemia, Hodgkin lymphoma, renal cell carcinoma, non-small cell lung cancer, colon cancer, breast cancer, pancreatic cancer, etc. On a Product-by-Product and country-by-country basis, once a Product has received Regulatory Approval in an Oncology Indication (a) where such Regulatory Approval is for the use of such Product alone or in combination with other treatment modalities, the subsequent receipt of Regulatory Approval of such Product in combination with other treatment modalities or alone, respectively, for such Oncology Indication shall not be considered a different Oncology Indication but shall be considered a Label Expansion with respect to such Oncology Indication for such Product, (b) where such Regulatory Approval is for use of such Product in one line of therapy, the subsequent receipt of Regulatory Approval of such Product in another line of therapy for such Oncology

Indication shall not be considered a different Oncology Indication but shall be considered a Label Expansion with respect to such Oncology Indication for such Product or (c) where such Regulatory Approval is for the use of such Product within a defined subset of patients within an Oncology Indication, the subsequent receipt of Regulatory Approval of such Product within a different defined subset of patients within such Oncology Indication (e.g., elderly, or genetically defined patients subgroups such as chronic lymphocytic leukemia patients with a 17 p deletion) shall not be considered a different Oncology Indication but shall be considered a Label Expansion with respect to such Oncology Indication for such Product.

1.111. “Orange Book” means the publication Approved Drug Products with Therapeutic Equivalence Evaluations that identifies drug products approved on the basis of safety and effectiveness by the FDA under the FFDCA.

1.112. “Out-of-Pocket Costs” means (a) amounts paid to Third Party vendors or contractors for services or materials provided by them directly in the performance of activities under the GDP, the Medical Affairs Plan or the relevant Commercialization Plan, as applicable, to the extent such services or materials apply solely and directly to a Licensed Compound or Product (or such amounts paid to Third Parties for other activities not included in determination of Development Costs or Allowable Expenses, but for which sharing of Out-of-Pocket Costs is otherwise specified in this Agreement), or (b) solely with respect to Section 7.5.3, the amounts paid to an independent, certified public accountant to conduct an audit in accordance with Section 7.5.1. For clarity, Out-of-Pocket Costs do not include payments for internal expenses or the out-of-pocket portion, if any, of the following expenses: salaries or benefits; facilities; utilities; general office or facility supplies; insurance (other than clinical trial insurance); information technology, capital expenditures or the like.

1.113. “Party” means either Infinity or AbbVie; “Parties” means Infinity and AbbVie, collectively.

1.114. “Patent Costs” means all reasonable Out-of-Pocket Costs incurred by a Party or its Affiliate in preparing, filing, prosecuting or maintaining the relevant Patent Rights, which, for purposes of this Section, shall not include the [**] (including the reasonable fees and expenses paid to outside counsel and other Third Parties, and filing and maintenance fees paid to governmental authorities) recorded as an expense by a Party or any of its Affiliates in accordance with Accounting Standards after the Effective Date, during the Term of and pursuant to this Agreement, including costs of patent interference, opposition, reissue, or re-examination proceedings, or any other pre- or post-grant proceedings in the USPTO, EPO or foreign equivalent, and filing and registration fees with respect to the relevant Patent Rights.

1.115. “Patent Rights” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

1.116. “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.117. “Phase I Clinical Study” means a clinical study in humans which provides for the first introduction into humans of a pharmaceutical product, conducted in normal subjects or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in Federal Regulation 21 C.F.R. §312.21(a) and its foreign equivalents.

1.118. “Phase II Clinical Study” means a clinical study in humans of the safety, dose ranging and efficacy of a pharmaceutical product, as described in Federal Regulation 21 C.F.R.§312.21(b) and its foreign equivalents.

1.119. “Phase III Clinical Study” means a controlled clinical study, or a portion of a controlled study, in humans of the efficacy and safety of a pharmaceutical product, which study (in its entirety or portion, as applicable), is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular Oncology Indication in a manner sufficient to file an NDA, MAA or other Regulatory Approval Application to obtain Regulatory Approval, as further defined in Federal Regulation 21 C.F.R. §312.21(c) and its foreign equivalents. For the sake of clarity, with respect to what is commonly called a phase 2/3 study, the Phase III Study definition is met upon the first patient, first visit in the portion of such study that is prospectively designed to demonstrate statistically whether such pharmaceutical product is effective and safe for use in a particular Oncology Indication in a manner sufficient to file an NDA, MAA or other Regulatory Approval Application to obtain Regulatory Approval, as further defined in Federal Regulation 21 C.F.R. §312.21(c) and its foreign equivalents.

1.120. “Phase IIIb Clinical Study” means a clinical study conducted after the submission of a Regulatory Approval Application, but prior to receipt of Marketing Authorization. Such studies may supplement prior studies, complete prior studies, or be directed towards new types of studies or Phase IV evaluations.

1.121. “Phase IV/Post-Approval Clinical Study” means a clinical study in humans initiated in a country after receipt of Regulatory Approval for a pharmaceutical or diagnostic product in such country, usually within or in support of the approved product labeling.

1.122. “Pricing and Reimbursement Approval” means, with respect to a pharmaceutical or diagnostic product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such product, in a given jurisdiction prior to sale of such product in such jurisdiction.

1.123. “Private Health Care Plans” means non-governmental Third Party health care payors and plans, including insurance companies, health maintenance organizations and other managed care organizations, Blue Cross and Blue Shield plans and self-funded employers.

1.124. “Prior CDA” means the Confidential Disclosure Agreement between Infinity and AbbVie, dated [**] (the “Prior CDA Effective Date”).

1.125. “Product” means any product comprising or containing any Licensed Compound, alone or in combination with other active pharmaceutical ingredients, in any and all forms, in current and future formulations, dosage forms and strengths, and delivery modes; provided, however, that Product shall not include any compound (other than a Licensed Compound) that is Covered by or embodies any Patent Rights or Know-How and that is, in either case, Controlled by a Party or any of its Affiliates, without such Party’s prior written consent. As used in this Agreement, except where not appropriate in context, the Product also (a) means the Licensed Compound contained in such Product, and (b) includes any Diagnostic Product related to such Product, to the extent Controlled by the relevant Party.

1.126. “Product Liability Action” means any Action brought by a Third Party to the extent in respect of any personal bodily injury or death (or risk of personal bodily injury or death) resulting from the use or ingestion of, or exposure to, a Product following the Effective Date, whether based on negligence, strict product liability or any other product liability theory, including liability predicated on any alleged or actual manufacturing, design or formulation defect, any failure to warn, any breach of any express or implied warranties or any breach of this Agreement or a Related Agreement.

1.127. “Product Liability Costs” means those Out-of-Pocket Costs, Development FTE Costs and Commercial FTE Costs incurred in connection with the defense of any Product Liability Actions.

1.128. “Product Trademark” means, with respect to a Product, any trademark or service mark as may be proposed by Infinity pursuant to Section 8.7.2(a), for use in connection with the Commercialization of such Product in the Field anywhere in the world, or accompanying logos, trade dress or indicia of origin.

1.129. “Promotional Materials” means, with respect to a Product, sales, promotion, market access and advertising materials, including Product packaging, help-seeking and disease-awareness advertisements, pertaining to such Product.

1.130. “Purdue Agreement” means the Termination and Revised Relationship Agreement, entered into as of July 17, 2012, by and between Purdue Pharmaceuticals Products L.P. and Infinity.

1.131. “Recall” means a Party’s removal or correction of a Product that the FDA (or analogous foreign entity) considers to be in violation of the laws it administers and against which the agency (or analogous foreign entity) would initiate legal action, e.g., seizure. For clarity, a Recall does not include a market withdrawal or a stock recovery.

1.132. “Regulatory Approval Application” means (a) an NDA, or (b) an MAA or other application to seek Regulatory Approval of a Product in any country(ies) outside the United States, as defined in the applicable Laws and filed with the Regulatory Authority of such country(ies).

1.133. “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Product in the Field in a country(ies), excluding separate Pricing and Reimbursement Approval that may be required, and including Label Expansions.

1.134. “Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the clinical development, manufacture, marketing and sale of a pharmaceutical or diagnostic product in a country, including FDA in the United States and EMA in the EU.

1.135. “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to a Licensed Compound or corresponding Product, or its use or potential use in the Field, including any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications, and all correspondence with any Regulatory Authority with respect to any Licensed Compound or Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.136. “Related Agreement” means each of the following: each Supply Agreement, the Quality Agreement and any other agreement between a Party or any of its Affiliates, on the one hand, or the other Party or any of its Affiliates, on the other hand, entered into pursuant to this Agreement or any other Related Agreement.

1.137. “Required Incremental Withholding Tax” means the net increase in Withholding Tax for any taxable year caused by an AbbVie Withholding Tax Action that is a Required Withholding Tax Action occurring on and after the Execution Date.

1.138. “Required Withholding Tax Action” means an AbbVie Withholding Tax Action that AbbVie takes to Commercialize a Product that (i) is required by Law (i.e., there is no other permitted way for AbbVie to Commercialize such Product other than to assign, license or otherwise transfer the rights to the Product to a foreign Affiliate of AbbVie, its successor or Sublicensee), or (ii) represents the only commercially reasonable alternative to Commercialize such Product, as determined by the JSC, the approval of which from each Party’s representatives shall not be unreasonably withheld.

1.139. “Required Withholding Tax Benefit” means any tax deducted by Infinity (or any Infinity Affiliates or successors) or claimed by Infinity (or any Infinity Affiliates or successors) as a credit under Code section 901, 902 or 960, for a taxable year that is attributable to any Required Incremental Withholding Tax, less any prior year credits for Required Incremental Withholding Tax that are disallowed as a result of the carryback of net operating losses.

1.140. “Research” means, with respect to a compound, activities prior to the initiation of the first IND-enabling GLP toxicology study for such compound, including but not limited to conducting medicinal chemistry. Research shall not include Development, Commercialization, Manufacturing or Medical Affairs Activities.

1.141. “Residual Knowledge” means knowledge, techniques, experience and Know-How in intangible form (i.e., not written or other documentary form) that the receiving Party can demonstrate are incidentally and unintentionally retained in memory by employees of the receiving Party who have had access to the Confidential Information of the disclosing Party and where the source of the Confidential Information has become remote (e.g., as a result of the passage of time or the employee’s subsequent exposure to information of a similar nature from other sources) such that the employee is not able to identify the disclosing Party as the source of the Confidential Information without refreshing his or her recollection. In no event, however, will Residual Knowledge include any knowledge, techniques, experience and Know-How to the extent (at any time, for such time) within the scope of any Valid Claim or copyright owned or Controlled by the disclosing Party.

1.142. “Sales Call” means, with respect to a Product in the US, a one-on-one, face-to-face contact (or any other type of contact, including telephone contact, that the Parties mutually agree, through the JCC, constitutes sufficient contact for purposes of this definition) of a Sales Representative with a medical professional with prescribing authority during which scientific or medical information about the use of such Product for any indication in the Field for which such Product has received Regulatory Approval in the US is discussed, and, for three (3) years following such Regulatory Approval, during which no more than two (2) products (including the Product) are so presented.

1.143. “Sales Force Deployment Plan” means, with respect to a Product in the US, a plan that defines the overall Sales Representative FTEs in the US and includes: target audience assessment and coverage requirements, and coordinated coverage and targeting plan between sales teams from each Party.

1.144. “Sales Manager FTE” means with respect to a Product in the US, the total number of sales managers supporting the Sales Representatives making Sales Calls with respect to such Product in such country.

1.145. “Sales Representative FTE” means, with respect to a Product in the US, the total number of Sales Representatives making Sales Calls with respect to such Product in the US, calculated based on the percentage of such individual’s incentive bonus target applicable to such Product in such country. By way of example, if fifty percent (50%) of such individual’s incentive bonus target is available for such Product in the US, then such individual shall be fifty percent (50%) of a Sales Representative FTE. The same incentive calculation methodology shall be used to determine the Sales Manager FTEs supporting the Product.

1.146. “Sublicensee” means, with respect to a Party, a Third Party sublicensee of rights granted to such Party under this Agreement or a Third Party licensee of rights with respect to a Licensed Compound or Product which rights are retained by such Party under this Agreement with respect to such Licensed Compound or Product. For clarity, the rights and licenses granted to Intellikine by Infinity upon termination of the Intellikine Agreement shall not be deemed such a sublicense or license granted by Infinity hereunder and, with respect to the rights and licenses granted to Intellikine upon termination of the Intellikine Agreement, Intellikine and its Affiliates, licensees and sublicensees shall not be considered a Sublicensee of Infinity.

1.147. “Territory” means worldwide.

1.148. “Third Party” means any Person other than a Party or any of its Affiliates.

1.149. “[**].

1.150. “United States,” “U.S.” “US” or “US Territory” means the United States of America and its territories and possessions.

1.151. “US Commercialization Budget” means the budget for conducting Commercialization activities for the Products in the US Territory pursuant to the US Commercialization Plan for the relevant Calendar Years in accordance with Section 5.3.1.

1.152. “US Commercialization Plan” means the commercialization plan with respect to the Commercialization of the Products in the US Territory for the relevant Calendar Years in accordance with Section 5.3.1, including an overall strategy for Commercialization, a tactical plan to accomplish such strategy, a plan regarding promotional educational/materials, sales force training, market research and advisory board strategy, a public relations plan, HECOR strategy, an advertising/public relations plan, managed care/contracting strategy, sales force alignment, the US Commercialization Budget, the Sales Force Deployment Plan, pricing strategy and determination of pricing, and annual forecasts including demand units, supply units, Gross Sales and Net Sales (which forecasts the Parties acknowledge and agree are non-binding and are not intended to provide any assurance of future commercial success), in each case for the Products in the US Territory, on a Product-by-Product basis, as developed, approved and amended in accordance with this Agreement and consistent with the Global Branding Strategy.

1.153. “Valid Claim” means a claim (including a process, use, or composition of matter claim) of an issued and unexpired patent that has not (a) irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (b) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal.

1.154. “Withholding Tax” means any tax required to be withheld and deducted from a payment made (or to be made) pursuant to this Agreement.

1.155. “Withholding Tax Benefit” means any tax deducted by Infinity (or any Infinity Affiliates or successors) or claimed by Infinity (or any Infinity Affiliates or successors) as a credit under Code section 901, 902 or 960, for a taxable year that is attributable to any Incremental Withholding Tax, less any prior year credits for Incremental Withholding Tax that are disallowed as a result of the carryback of net operating losses.

1.156. Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
1974 Convention	14.4
AbbVie	Preamble
[**]	8.1.3
AbbVie Indemnified Parties	11.1
AbbVie Sole Inventions	8.1.1
Acquisition Transaction	3.7.3(a)
ADR	13.1
Adverse Ruling	12.2.1(a)

Definition	Section
Agreement Wind-Down Period	12.3.13
Alliance Manager	2.10
Alliance Manager Expenses	Financial Exhibit
Allowable Expenses	Financial Exhibit
[**]	4.1.6(c)
[**]	4.1.6(c)
Bankruptcy Code	3.7.4
Breaching Party	12.2.1
Collaboration Losses	Financial Exhibit
Combination Study Costs	4.6.1
Commercial FTE	Financial Exhibit
Commercial FTE Costs	Financial Exhibit
Competing Product	3.7.3(b)
Conducting Party	4.2.3
Deductions	1.108
Development Reconciliation Procedures	4.6.2
Dispute	13.1
Distribution Costs	Financial Exhibit
Divest	3.7.3(c)
DMF	4.4.4
EAP Expenses	Financial Exhibit
Enrollment Event	Schedule 7
EPO	8.2.1
Exchange Act	1.16
Excluded Matters	2.9.3
Execution Date	Preamble
Existing Patents	10.2.1
FCPA	1.90
FFDCA	1.40
Finance Working Group	2.5
First Approval in an Oncology Indication	1.89
First Year	4.1.5(b)
Global Publication Strategy	9.4.1
Headlicense Breach	10.6.5(b)
Health Care Reform Fees	Financial Exhibit
Incomplete Activity	4.1.5(b)
Indirect Taxes	7.6.5
Infinity	Preamble
Infinity Indemnified Parties	11.2
Infinity Sole Inventions	8.1.1
Infringement Claim	8.3.9(a)
Intellikine Mark	8.7.3
IST/IIS Working Group	2.5
IP Working Group	2.5
JAMS	13.1.2
JCC	2.3.1
JDC	2.2.1

Definition	Section
JMAC	2.4.1
Joint Inventions	8.1.2
Joint Product Patent Rights	8.2.1(a)
JSC	2.1.2
Launched Products	12.3.13
Manufacturing Working Group	2.5
Marketing Expenses	Financial Exhibit
Marketing Related Materials	12.3.14
Medical Affairs Budget	4.2.2
Medical Affairs Costs	4.2.7
Medical Affairs Plan	4.2.2
Medical Affairs Reconciliation Procedures	4.2.8
Milestone Event	Schedule 7
Milestone Payment	Schedule 7
Mono Product	1.108
Net Profit or Loss	Financial Exhibit
Neutral	13.1.3
Non-Breaching Party	12.2.1
Non-Incurred Amount	4.1.5(b)
Non-Sponsor	4.3.2(b)
On-Going Clinical Study	12.3.12
Other Commercialization Costs	Financial Exhibit
Other Income	Financial Exhibit
Owed Party	7.5.3
Owing Party	7.5.3
Paragraph IV Certification	8.3.2
Patent Challenge	12.2.3
Pharmacovigilance Working Group	2.5
Post-Termination Royalty Term	12.3.7(b)
Prior CDA Effective Date	1.124
Product Trademark Costs	8.7.2(c)(iii)
Profit Reconciliation Procedures	7.2.1
Proposed Publications	9.4.2(b)
Proposed Terms	13.13.2
Publishing Party	9.4.2(b)
Quality Agreement	6.1.3
Recall Expenses	Financial Exhibit
Reconciliation Procedures	7.2.1
Regulatory Working Group	2.5
Regulatory Maintenance Costs	Financial Exhibit
Regulatory Owner	4.4.3(a)
Reimbursable Amounts	7.4.1
Reimbursing Party	4.2.3
Reviewing Party	9.4.2(b)
Right of Reference	4.4.4
Royalty Term	7.3.2

Definition	Section
Sales Representative	5.7.1
Segregate	3.7.3(d)
Selling Expenses	Financial Exhibit
Severed Clause	14.6
Shared Development Costs	4.6.1
[**]	7.4.2
[**]	8.3.9(b)
Shared Overage Costs	4.6.1
[**]	8.3.7
[**]	8.2.4
Shared Product Liability Costs	11.4.3
[**]	7.4.2
Sole Inventions	8.1.1
Sponsor	4.3.2(b)
Sublicense	3.6.3
Succeeding Year(s)	4.1.5(b)
Supply Agreements	6.1.1
Supply Price	Financial Exhibit
Support Memorandum	13.13.2
Term	12.1
Termination and Wind-Down Plan	12.3.1
Third Party Claim	11.3.1
Translational Medicine Working Group	2.5
USPTO	8.2.1(a)
Withholding Party	7.6.2
Working Group	2.5

ARTICLE 2.

MANAGEMENT OF COLLABORATIVE ACTIVITIES

2.1. Overview of Collaboration.

2.1.1. Current Status. Prior to the Effective Date, Infinity has initiated Clinical Studies of a Product containing the Licensed Compound. The Parties have agreed to Develop and Commercialize Products in the Field in accordance with the GDP and the Commercialization Plan, as applicable.

2.1.2. Joint Steering Committee. Formation; Purposes and Principles. Within [**] days after the Effective Date, Infinity and AbbVie shall designate their representatives to a joint steering committee (the “JSC”), comprised of senior executives, to provide high-level oversight and decision-making regarding the activities of the Parties under this Agreement. The Parties anticipate that the JSC will not be involved in day-to-day implementation of activities under this Agreement. The purposes of the JSC shall be (a) to review and approve the overall global Development, Medical Affairs, Manufacture and Commercialization strategies, plans and budgets by reviewing and approving the GDP, the Medical Affairs Plan and the Commercialization Plans, and to review and oversee the overall global Development, Medical Affairs, Manufacture and

Commercialization activities with respect to the Licensed Compounds and Products pursuant to this Agreement, (b) to oversee the JDC, JCC, JMAC and the Working Groups which report to the JSC, (c) to undertake the specific responsibilities set forth in Section 2.1.3, and (d) in accordance with Section 2.9, to resolve matters on which the JDC, JCC or JMAC are unable to reach consensus.

2.1.3. Specific Responsibilities. In addition to its overall responsibility for the activities under this Agreement, the JSC shall in particular:

(a) review and approve annual updates and amendments to the GDP, including the global regulatory strategy (and amendments and updates thereto) included in the GDP and presented by the JDC;

(b) review and discuss, as necessary, the performance of each Party, or a Party’s Affiliate or Sublicensee, as applicable, in performing the activities under the GDP, the Medical Affairs Plan or the Commercialization Plans, including actual financial results versus budget or plan, compliance with applicable Laws and any agreed-upon standards for conduct of such activities and progress of the Clinical Studies then on-going;

(c) review and approve the initial US Commercialization Plan, including the initial US Commercialization Budget, and any amendments and updates to such US Commercialization Plan and US Commercialization Budget, in each case presented to the JSC by the JCC;

(d) review and approve the initial Ex-US Commercialization Plan and any amendments and updates thereto, in each case presented to the JSC by the JCC;

(e) review and approve the initial Medical Affairs Plan, including the initial Medical Affairs Budget, and any amendments and updates thereto, in each case presented to the JSC by the JMAC;

(f) review and approve the Global Branding Strategy, and any amendments and updates thereto, presented by the JCC;

(g) oversee the Finance Working Group and any other Working Groups that reports into the JSC;

(h) attempt to resolve disputes within the JDC, the JCC, the JMAC, the Finance Working Group or any other Working Group that reports to the JSC; and

(i) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.

2.2. Joint Development Committee.

2.2.1. Formation; Purposes. Within [**] days after the Effective Date, Infinity and AbbVie shall designate their representatives to a joint development committee (the “JDC”), which shall report to the JSC and have responsibility for monitoring and facilitating the overall progress of Development activities under this Agreement with respect to Products in the Field, including oversight of the various budgets and activities.

2.2.2. Specific Responsibilities. In particular, the JDC shall:

(a) oversee and coordinate the on-going transfer, in accordance with the terms of this Agreement, from Infinity to AbbVie of Infinity Know-How, and from AbbVie to Infinity of AbbVie Know-How, related to the Development of Licensed Compounds and Products so that each Party may undertake Development of Licensed Compounds and Products in accordance with the GDP and this Agreement;

(b) coordinate the activities of the Parties under the GDP and oversee the implementation of the GDP;

(c) to the extent necessary, share planning and budgeting information with the JCC and the JMAC and coordinate with the JCC and JMAC in preparing comprehensive planning and budgeting proposals with respect to the Development, Commercialization, Manufacturing and Medical Affairs Activities of Products in the Field, as applicable;

(d) develop and update, on an annual basis, the proposed global regulatory strategy for the Products in the Field in the Territory, and include such proposed strategy in the GDP, for approval by the JSC in accordance with this Agreement;

(e) on an annual basis, update the GDP, including the Development Budget and the allocation of Development responsibilities between the Parties and present to the JSC for approval proposed amendments to the GDP, including the Development Budget, in accordance with Section 4.1.5;

(f) develop and update, on an annual basis, for inclusion in the GDP, the CMC Development plans and the Manufacturing Plans for the pre-clinical and clinical supply of the Licensed Compound and Products in the Territory;

(g) review and comment on Regulatory Filings relating to the Products in the Field in accordance with Section 4.4;

(h) review and comment on the initial Global Publication Strategy and amendments thereto prepared and presented by the JMAC from time to time in accordance with Section 9.4.1;

(i) oversee the Regulatory Working Group, the Pharmacovigilance Working Group, the Manufacturing Working Group, the IP Working Group, the Translational Medicine Working Group and any other Working Groups that reports to the JDC;

(j) monitor progress and performance of Development activities under this Agreement, including a review of actual financial results versus budget or plan; and

(k) perform such other functions as are assigned to it in this Agreement or as are appropriate to further the purposes of this Agreement as agreed in writing by the Parties.

2.3. Joint Commercialization Committee.

2.3.1. Formation; Purposes. Within [**] days after the Effective Date, Infinity and AbbVie shall designate their representatives to a joint commercialization committee (the “JCC”), which shall report to the JSC and have responsibility for overseeing the implementation of all Commercialization activities under this Agreement with respect to Products in the Field, including oversight of the various budgets and activities.

2.3.2. Specific Responsibilities. In particular, the JCC shall:

(a) oversee and coordinate the on-going transfer, in accordance with the terms of this Agreement, from Infinity to AbbVie of Infinity Know-How, and from AbbVie to Infinity of AbbVie Know-How, related to the Commercialization of Licensed Compounds and Products so that each Party may undertake Commercialization of Licensed Compounds and Products in accordance with the Commercialization Plans and this Agreement;

(b) oversee the Manufacturing Working Group to ensure that Manufacturing Plans, and related budget information, are incorporated into the applicable Commercialization Plans;

(c) develop and update, on an annual basis, Manufacturing Plans for inclusion in the Commercialization Plans to ensure a reliable commercial supply of the Licensed Compound and Products in the Territory;

(d) coordinate with the JDC with respect to regulatory matters;

(e) coordinate with the JDC with respect to pharmacovigilance matters;

(f) develop and present to the JSC for approval the Global Branding Strategy and updates to such Global Branding Strategy during the Term as necessary;

(g) review and present to the JSC for approval the initial US Commercialization Plan, including the US Commercialization Budget therein and the allocation of Commercialization activities between the Parties, which US Commercialization Plan shall be consistent with the Global Branding Strategy and Section 5.3.1, in accordance with this Agreement and, as appropriate, present to the JSC for review and approval proposed updates and amendments to such US Commercialization Plan, including the US Commercialization Budget included therein;

(h) review and comment on the initial or updated (as applicable) Ex-US Commercialization Plan, and any material amendments to such Ex-US Commercialization Plans, and submit such plans to the JSC for review and approval;

(i) coordinate the activities of the Parties under the US Commercialization Plan and oversee the implementation of the US Commercialization Plan and oversee the implementation of the Ex-US Commercialization Plan;

(j) review each Party’s Commercialization activities in the US and AbbVie’s Commercialization activities in the Ex-US Territory, including a review of actual financial results versus budget or plan;

(k) to the extent necessary, share planning and budgeting information with the JDC and JMAC and coordinate with the JDC and JMAC in preparing comprehensive planning and budgeting proposals with respect to the Development, Manufacture and Commercialization of Products and Medical Affairs Activities in the Field in the US, as applicable;

(l) review and comment upon amendments and updates to the Global Publication Strategy developed and presented by the JMAC in accordance with Section 9.4.1;

(m) oversee the Manufacturing Working Group, Co-Promotion Working Group and any other Working Group that reports to the JCC;

(n) review and approve terms for Co-Promotion of Product in the United States for inclusion in the US Commercialization Plan;

(o) review and update, on an annual basis, pricing, discounting and reimbursement decisions for inclusion in the US Commercialization Plan; and

(p) perform such other functions as are assigned to it in this Agreement or as are appropriate to further the purposes of this Agreement to the extent agreed in writing by the Parties.

2.4. Medical Affairs Committee.

2.4.1. Formation; Purposes. Within [**] days after the Effective Date, Infinity and AbbVie shall designate their representatives to a joint medical affairs committee (the “JMAC”), which shall report to the JSC and have responsibility for overseeing the implementation of all Medical Affairs Activities under this Agreement with respect to Products in the Field and in the Territory.

2.4.2. Specific Responsibilities. In particular, the JMAC shall:

(a) oversee and coordinate the on-going transfer, in accordance with the terms of this Agreement, from Infinity to AbbVie of Infinity Know-How, and from AbbVie to Infinity of AbbVie Know-How, related to the Medical Affairs Activities with respect to the Licensed Compounds and Products so that each Party may undertake Medical Affairs Activities of Licensed Compounds and Products in accordance with the Medical Affairs Plan and this Agreement;

(b) prepare and present to the JSC for approval the initial Medical Affairs Plan (with input from the JDC and JCC), including the Medical Affairs Budget therein, and the allocation of responsibilities between the Parties and, as appropriate, prepare and present to the JSC for review and approval proposed interim and annual updates and amendments to such Medical Affairs Plan, including the Medical Affairs Budget;

(c) review, approve and manage all Investigator Sponsored Clinical Studies and ensure adherence to the Parties’ corporate policies and all federal/state regulations;

(d) coordinate the activities of the Parties under the Medical Affairs Plan and oversee the implementation of the Medical Affairs Plan;

(e) prepare and approve the Global Publication Strategy (with input from the JDC and JCC) and any amendments thereto;

(f) prepare a MSL Deployment Plan for each of the United States, each Major Market Country and certain other territories or regions in the Territory in accordance with the Medical Affairs Plan;

(g) coordinate Congresses, scientific symposia, and scientific advisory boards;

(h) develop scientific and medical education communication platforms;

(i) provide a forum for and facilitate communications between the Parties with respect to the Medical Affairs Activities for the Licensed Compound and Products;

(j) meet promptly following its formation to discuss Infinity’s ongoing Medical Affairs Activities with respect to the Product and the continuation of such activities until such time as the JMAC establishes the initial Medical Affairs Plan;

(k) oversee the IST/IIS Working Group and any other Working Group that reports to the JMAC;

(l) review each Party’s Medical Affairs Activities under the Medical Affairs Plan including review of actual financial results versus budget or plan; and

(m) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Medical Affairs activities for the Licensed Compound and Products.

2.5. Working Groups. From time to time, the Parties or any Committee may establish a working group (each, a “Working Group”) to oversee particular projects or activities. Within thirty (30) days after the Effective Date, Infinity and AbbVie shall designate their representatives to a finance working group (the “Finance Working Group”), which shall initially report to the JSC; a medical affairs working group (the “IST/IIS Working Group”), which shall initially report to the JMAC; a regulatory working group (the “Regulatory Working Group”), a pharmacovigilance working group (the “Pharmacovigilance Working Group”), an intellectual property working group (the “IP Working Group”), and a translational medicine working group (the “Translational Medicine Working Group”), each of which shall initially report to the JDC; a co-promotion working group (the “Co-Promotion Working Group”), which shall report to the JCC; and a manufacturing working group (the “Manufacturing Working Group”), which shall report to the JDC for Development-related Manufacturing matters and shall report to the JCC for all matters involving Commercialization-related Manufacturing matters. The Committee to which any

Working Group reports may be reassigned upon approval of the JSC. Each Working Group shall undertake the activities allocated to it herein or delegated to it by the Committee to which it reports. During the process of establishing each Working Group, such Working Group and the Committee to which it reports shall agree regarding which matters such Working Group will resolve on its own and which matters such Working Group will advise the Committee regarding (and with respect to which such advice-specific matters the Committee will resolve); provided, that no Committee or any other Person designated with authority hereunder may delegate to a Working Group any decision-making authority over any matter that has been expressly allocated to a Committee or such Person in Section 2.9, and provided further, that the Parties acknowledge and agree that each Working Group is intended to function primarily in a supporting role providing advice to the Committee to which it reports, but that each Working Group will be best positioned to provide expedited guidance regarding certain operational matters as determined by and subject to the jurisdiction of the Committee to which such Working Group reports. Any dispute arising within a Working Group shall be referred to the Committee to which it reports for resolution.

2.6. Membership. Each Committee and Working Group shall be composed of an equal number of representatives appointed by each of Infinity and AbbVie. Each Committee and Working Group shall be initially comprised of no more than [**] representatives of each Party, or such other number as agreed upon by such Committee. Each individual appointed by a Party as a representative to a Committee or Working Group shall be an employee of such Party, or, other than a representative appointed to the JSC, a contractor to such Party or an employee or contractor of such Party’s Affiliate. Each Party shall appoint at least one representative to each Working Group and shall have the right, but not the obligation, to appoint the same number of representatives to any Working Group as are appointed by the other Party to such Working Group. Each Party may replace any of its Committee or Working Group representatives at any time upon written notice to the other Party which notice may be given by e-mail, sent to the other Party’s co-chairperson of such Committee or Working Group and, with respect to a change of representatives to any Working Group, to the other Party’s co-chairperson of the Committee to which such Working Group reports and, with respect to a change of representatives to the Finance Working Group, to the other Party’s co-chairpersons of the JDC, JCC and JMAC. Each Committee and Working Group shall be co-chaired by one designated representative of each Party. The co-chairperson of each Committee and Working Group shall cast its Party’s vote (or the relevant co-chairperson or Party may designate another representative to cast such vote or, if only one representative of a Party is participating in the relevant meeting of the relevant Committee or Working Group, such representative shall be deemed so designated to cast such Party’s vote) on the respective Committee and Working Group and the co-chairperson or such designee shall have the authority to make decisions on behalf of such Party. The co-chairpersons shall be responsible for (a) calling meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, that the co-chairpersons shall include any agenda items proposed by either Party on such agenda, and (c) preparing and issuing minutes of each meeting within [**] days (or such shorter time as is agreed by the relevant Committee or Working Group) thereafter. For clarity, each Party may designate the same individual as a representative on more than one Committee or Working Group. Each representative of a Party on a Committee or Working Group shall be subject to confidentiality obligations no less stringent than those in ARTICLE 9.

2.7. Meetings of the Committees and Working Groups. Each Committee and Working Group shall hold meetings at such times as such Committee or Working Group shall determine, but in no event shall such meetings of the JSC, JDC, JCC and JMAC be held less frequently than [**] during the Term for so long as each such Committee exists unless the applicable Committee otherwise agrees. A Party may also request that a special meeting of a Committee or Working Group be convened for the purpose of reviewing or making a decision pertaining to any matter within the purview of such Committee or Working Group by providing written notice to the other Party. Such special meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice. Each Committee and Working Group may meet in person or by audio or video conference as its representatives may mutually agree; provided, that the JSC, JDC, JCC and JMAC shall meet in person at least [**] during the Term for so long as such Committee exists, unless the Parties agree otherwise. In-person meetings of a Committee or Working Group shall be held at a location selected by a Party, with the choice alternating between Infinity and AbbVie with respect to each Committee or Working Group. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture or Commercialization of the Products may be invited by the members of a Committee or Working Group to attend meetings of such Committee or Working Group as non-voting observers; provided, that, such representatives are subject to confidentiality obligations no less stringent than those in ARTICLE 9; provided further, that each representative appointed by a Party to take action at a meeting of a Committee or Working Group shall have sufficient authority to execute such action on behalf of such Party. Any Committee or Working Group may upon agreement meet on an ad hoc basis between regularly scheduled meetings in order to address and resolve time-sensitive issues within their purview that may arise from time to time. No action taken at a meeting of a Committee or Working Group shall be effective unless at least one representative of each Party is present or participating. Neither Party shall unreasonably withhold attendance of at least one representative of such Party at any meeting of a Committee or Working Group for which reasonable advance notice was provided. For clarity, Working Groups shall make decisions only to the extent authorized to do so by the Committee to which such Working Group reports to the extent such authorization is within the scope of responsibilities of such Committee. In addition, notwithstanding anything to the contrary in this Section 2.7 or in Sections 2.9, 14.4 or 14.5, any Committee can make a decision within its purview upon written agreement of the co-chairpersons of such Committee, which may include an e-mail chain in which each co-chairperson (or designee described in Section 2.6) agrees to the relevant decision and which e-mail chain includes a courtesy copy to the Alliance Managers and which e-mail chain shall be maintained with the minutes of such Committee.

2.8. Discontinuation of Participation on a Committee. Each Committee and Working Group shall continue to exist until the Parties mutually agree to disband the Committee or Working Group.

2.9. Decision-Making.

2.9.1. Escalation to JSC. In conducting its activities, each Committee and Working Group shall operate and make decisions consistent with the terms of this Agreement. With respect to decisions of each Committee or Working Group, each Party shall have one vote which shall be cast by such Party’s chairperson (or designee described in Section 2.6) on such Committee or Working Group regardless of the number of representatives from each Party. Should any Working Group not be able to reach agreement on any matter that is within its purview under this Agreement and a Party, or its representatives on such Working Group, requests a resolution, the matter shall be referred to the Committee to which such Working Group reports. Should the JDC, JCC or JMAC not be able to reach agreement on any matter that is within its purview under this Agreement at a meeting of such Committee at which such matter is considered and a Party, or its representatives on such Committee, requests a resolution, the matter shall be referred to the JSC.

2.9.2. Escalation to Executive Officers. Should the JSC not be able to reach agreement within [**] days after the JSC begins considering such matter at a duly called meeting of the JSC, either with respect to any matter referred to it by the JDC or JCC, or with respect to a matter initially arising within the JSC, either Party may refer the matter to the Executive Officers for resolution. The Executive Officers shall attempt to resolve the matter in good faith. If the Executive Officers fail to resolve such matter within [**] Business Days after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then such disputes or decisions shall be resolved according to Section 2.9.3.

2.9.3. Final Decision-Making. Should the Executive Officers not be able to reach agreement with respect to any matter referred to them by the JSC pursuant to Section 2.9.2, such matter shall be resolved pursuant to Sections 13.1-13.11, except as follows (the matters described in clauses (a) - (h) below, the “Excluded Matters”):

(a) Except where specifically allocated in clauses (b) through (h) of this Section 2.9.3, decisions regarding (i) Development of Products specifically subject to approval by the JDC or JSC under this Agreement, including the global regulatory strategy and Development of Combination Products, (ii) Commercialization of Products specifically subject to approval by the JCC or JSC under this Agreement, including Commercialization of Combination Products, subject to Section 4.1.6, (iii) Medical Affairs Activities regarding Products specifically subject to approval by the JMAC or JSC under this Agreement, (iv) Research activities with respect to the Licensed Compound, and (v) whether or not an AbbVie Withholding Tax Action represents the only commercially reasonable alternative to Commercialize a Product shall in each case ((i) through (v)) require mutual agreement of the Parties (or the Parties’ respective representatives on the applicable Committee). If the Parties are unable to mutually agree upon any such matter, then neither Party shall have the right to resolve the matter over the objection of the other Party, the matter shall remain unresolved unless and until agreed upon by the JSC, and shall not be subject to resolution pursuant to ARTICLE 13;

(b) Except where specifically allocated to a Party in clauses (c) through (h) of this Section 2.9.3, decisions regarding (i) the Global Branding Strategy, (ii) the US Commercialization Plan, including the US Commercialization Budget (iii) the Sales Force Deployment Plan, and (iv) the MSL Deployment Plan for the Territory shall be resolved pursuant to Section 13.13.

(c) AbbVie’s Executive Officer shall have the deciding vote with respect to the following Commercialization matters to the extent related to the US Commercialization Plan in the US Territory, consistent with the Global Branding Strategy: (i) the promotional and educational materials for the Product; (ii) Sales Representative training materials related to the Product; (iii) managed care pricing activities and contracting, including final managed care pricing decisions consistent with each of the following: the established Product list price, targeted net pricing, sales-weighted average discounts and rebates, and pricing strategy (including, without limitation, the approach to pricing with different types of accounts and plans, including types of discounts and rebates) and (iv) HECOR;

(d) Infinity’s Executive Officer shall have the deciding vote with respect to the following Commercialization matters to the extent related to the US Commercialization Plan in the US Territory, consistent with the Global Branding Strategy: (i) distribution and patient services, (ii) contracting with advertising agencies and public relations firms, (iii) Product list price, targeted net pricing, sales-weighted average discounts and rebates, pricing strategy (including, without limitation, the approach to pricing with different types of accounts and plans, including types of discounts and rebates) and modifications to any of the foregoing, and (iv) commercial advisory boards;

(e) With respect to Medical Affairs Activities, (i) if such activities relate to the support of a Clinical Study under the GDP, the Executive Officer of the Party conducting such study will have the deciding vote with respect to such support activities on a global basis, including the publication of data resulting from such Clinical Study consistent with the Global Publication Strategy, (ii) AbbVie’s Executive Officer will have the deciding vote with respect to (A) approval, funding and other support for Investigator Sponsored Clinical Studies which include AbbVie Combination Compound in the US Territory, including publication of the resulting data, (B) all Investigator Sponsored Clinical Studies in the Ex-US Territory, including publication of the resulting data, (C) physician education activities under the Medical Affairs Plan and (D) medical affairs support of managed care activities and (iii) Infinity’s Executive Officer will have the deciding vote with respect to (A) subject in all respects to Section 4.2.3, approval, funding and other support for all Investigator Sponsored Clinical Studies in the US Territory other than Investigator Sponsored Clinical Studies which include AbbVie Combination Compound, including publication of the resulting data and (B) development advisory boards (unless specific to a Clinical Study, in which case the Executive Officer of the Party conducting such study will have the deciding vote) and (C) Global Publication Strategy;

(f) AbbVie’s Executive Officer will have the deciding vote with respect to the Ex-US Commercialization Plan;

(g) AbbVie’s Executive Officer will have the deciding vote with respect to all matters relating to or involving the AbbVie Combination Compound (other than as to any Combination Product comprising the Abbvie Combination Compound and the Licensed Compound as set forth in Section 5.5.5) and, should Abbvie obtain the right to conduct such Clinical Studies pursuant to Section 4.1.6, the Clinical Studies that include the AbbVie Combination Compound, including companion diagnostics for the AbbVie Combination Compound or a combination of the Licensed Compound and the AbbVie Combination Compound, all of which such Clinical Studies shall nonetheless be set forth in the GDP, subject to approval of the JDC, and governed by Section 2.9.3(a); and

(h) Infinity’s Executive Officer shall have the deciding vote on all clinical and commercial Manufacturing-related matters until the Parties transition Manufacturing responsibility to AbbVie pursuant to Section 6.1.1, after which transition AbbVie’s Executive Officer shall have the deciding vote on all Manufacturing-related matters.

2.9.4. Limitations.

(a) For clarity, any decision that is specified in this Agreement to be made by a Party or by both Parties (i.e., rather than by a Committee or a Working Group), including matters expressly subject to the mutual agreement of the Parties, shall not be subject to resolution by a Committee or Working Group or pursuant to ARTICLE 13.

(b) Notwithstanding anything to the contrary in Section 2.9.3, no Committee or Working Group shall have the authority to amend this Agreement.

(c) Notwithstanding anything to the contrary in Section 2.9.3, neither Party shall exercise its right to finally resolve a matter pursuant to Section 2.9.3: (i) in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement or any Related Agreement; (ii) in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement or any Related Agreement; (iii) in a manner that would cause the other Party to breach an Infinity Third Party Agreement or AbbVie Third Party Agreement, as applicable, to require any Third Party counterparty to any such Third Party agreement to take any actions not required to be performed by such Third Party under such Third Party agreement; (iv) in a manner that would require the other Party to perform any act that it reasonably believes to be inconsistent with any Law or any approval, order, policy or guidelines of a Regulatory Authority and the relevant Party shall promptly provide notice of such belief to the other Party; or (v) in a manner that would infringe or misappropriate a Third Party’s Patent Rights, Know-How or trademark rights. In addition, in resolving a dispute pursuant to Section 2.9.3, the deciding Party shall act in good faith.

2.10. Alliance Managers. Within [**] days after the Effective Date, each Party shall designate a single alliance manager for all of the activities contemplated under this Agreement (each, an “Alliance Manager”). Each Party’s Alliance Manager may attend all meetings of each Committee or Working Group as a non-voting participant. The Alliance Managers will be responsible for the day-to-day worldwide coordination of the Parties’ activities under this Agreement, will serve to facilitate communication between the Parties, will serve as a first point of contact as it relates to resolution of any dispute in accordance with the procedures outlined herein. The Alliance Managers shall have a general understanding of Development and Commercialization and knowledge appropriate for managers with such alliance management responsibilities. Each Party may change its designated Alliance Manager from time to time upon notice to the other Party.

ARTICLE 3.

LICENSE GRANTS

3.1. Infinity Grants.

3.1.1. Development License. Subject to the terms and conditions of this Agreement, Infinity hereby grants to AbbVie a co-exclusive (with Infinity, solely to the extent set forth in Section 3.1.5) license under the Infinity Intellectual Property to Develop and have Developed the Licensed Compounds and Products in the Field in the Territory, in accordance with the GDP, which license shall be sublicensable to the extent set forth in Section 3.6.

3.1.2. Manufacturing License. Subject to the terms and conditions of this Agreement, Infinity hereby grants to AbbVie a co-exclusive (with Infinity, solely to the extent set forth in Section 3.1.5) license under the Infinity Intellectual Property to Manufacture and have Manufactured the Licensed Compounds and Products in the Field for use or sale in the Territory in accordance with this Agreement and any Supply Agreement, which license shall be sublicensable to the extent set forth in Section 3.6.

3.1.3. Commercialization License. Subject to the terms and conditions of this Agreement, Infinity hereby grants to AbbVie (a) a co-exclusive license (with Infinity, solely to the extent set forth in Section 3.1.5) under the Infinity Intellectual Property to Commercialize Products in the Field in the US Territory in accordance with the US Commercialization Plan, and (b) an exclusive license, even as to Infinity, under the Infinity Intellectual Property to Commercialize Products in the Field in the Ex-US Territory in accordance with the Ex-US Commercialization Plan, which license shall be sublicensable to the extent set forth in Section 3.6.

3.1.4. Trademark License. Subject to the terms and conditions of this Agreement, Infinity hereby grants to AbbVie a royalty-free, fully paid up, co-exclusive (with Infinity, solely to the extent set forth in Section 3.1.5), license to use the Product Trademarks and Internet domain names described in Section 8.7.2 and owned by Infinity, solely for the purposes of conducting Development activities with respect to the Products in the Field in the Territory in accordance with the GDP and Commercializing the Products in the Field in the Territory in accordance with the applicable Commercialization Plan, which license shall be sublicensable to the extent set forth in Section 3.6.

3.1.5. Retained Rights; Bankruptcy Code § 365(n) Election. Subject to the terms and conditions of this Agreement, with respect to each license granted pursuant to Sections 3.1.1 through 3.1.4, Infinity shall retain the right, itself or through its Affiliates, subcontractors or Sublicensees, solely to perform those activities (if any) to the extent allocated to Infinity, and exercise Infinity’s rights, under this Agreement, the GDP, the Medical Affairs Plan, the US Commercialization Plan and any Related Agreement, or as requested by AbbVie or its Affiliate. AbbVie’s licenses granted pursuant to Sections 3.1.1, 3.1.3 and 3.1.4 are limited to the conduct of only those activities which, as of such time, are assigned to AbbVie under the GDP or any Commercialization Plan; provided that, following any rejection of this Agreement or any Related Agreement by Infinity and election by AbbVie to retain its license rights hereunder pursuant to Bankruptcy Code § 365(n), AbbVie shall have the right to perform all activities otherwise allocated as of such time to Infinity, it being understood that such reallocation of activities shall not change or disturb the royalty payments, if any, payable to Infinity pursuant to Bankruptcy Code § 365(n). Following any such rejection and election by AbbVie, and notwithstanding Section 2.9.3 hereof, AbbVie shall have the right to amend the GDP, the Medical Affairs Plan or any Commercialization Plan without the need to propose any such amendment to any Committee hereunder and without the need to obtain any agreement or consent of Infinity hereunder, and may otherwise exercise its rights under the licenses granted in Sections 3.1.1 through 3.1.4 consistent with the scope of the licenses granted under those Sections.

3.1.6. Third Party Rights. Notwithstanding anything to the contrary herein, the rights, licenses and sublicenses granted by Infinity to AbbVie in this Agreement or any Related Agreement are subject to the terms and conditions of the applicable Infinity Third Party Agreements, and the rights granted to or retained by the counterparties thereunder or their licensors.

3.2. AbbVie Grants.

3.2.1. Development License. Subject to the terms and conditions of this Agreement, AbbVie hereby grants to Infinity a co-exclusive (with AbbVie, solely to the extent set forth in Section 3.2.5) license under the AbbVie Intellectual Property to Develop and have Developed the Licensed Compounds and Products in the Field in the Territory, in accordance with the GDP, which license shall be sublicensable to the extent set forth in Section 3.6.

3.2.2. Manufacturing License. Subject to the terms and conditions of this Agreement, AbbVie hereby grants to Infinity a co-exclusive license (with AbbVie, solely to the extent set forth in Section 3.2.5) under the AbbVie Intellectual Property to Manufacture and have Manufactured the Licensed Compounds and Products in the Field for use or sale in the Territory in accordance with this Agreement and any Supply Agreements, which license shall be sublicensable to the extent set forth in Section 3.6.

3.2.3. Commercialization License. Subject to the terms and conditions of this Agreement, AbbVie hereby grants to Infinity a co-exclusive (with AbbVie, solely to the extent set forth in Section 3.2.5) license under the AbbVie Intellectual Property to Commercialize Products in the Field in the US Territory in accordance with the US Commercialization Plan, which license shall be sublicensable to the extent set forth in Section 3.6.

3.2.4. [**]. Subject to the terms and conditions of this Agreement, AbbVie hereby grants to Infinity a [**] to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of [**].

3.2.5. Retained Rights; Bankruptcy Code § 365(n) Election. Subject to the terms and conditions of this Agreement, with respect to each license granted pursuant to Sections 3.2.1 through 3.2.4, AbbVie shall retain the right, itself or through its Affiliates, subcontractors or Sublicensees, solely to perform such activities (if any) to the extent allocated to AbbVie, and exercise AbbVie’s rights, under this Agreement, the GDP, the Medical Affairs Plan, each Commercialization Plan and any Related Agreement, or as requested by Infinity or its Affiliate. Infinity’s Exploitation of the licenses granted pursuant to Section 3.2.1 through Section 3.2.4 are limited to the conduct of only those activities which, as of such time, are assigned to Infinity under the GDP or any Commercialization Plan; provided that, following any rejection of this Agreement or any Related Agreement by AbbVie and election by Infinity to retain its license rights hereunder pursuant to § 365(n), Infinity shall have the right to perform all activities otherwise allocated as of such time to AbbVie, it being understood that such reallocation of activities shall not change or disturb the royalty payments, if any, payable to AbbVie pursuant to Bankruptcy Code § 365(n). Following any such rejection and election by Infinity, and notwithstanding Section 2.9.3 hereof, Infinity shall have the right to amend the GDP, the Medical Affairs Plan or any Commercialization Plan without the need to propose any such amendment to any Committee hereunder and without the need to obtain any agreement or consent of AbbVie hereunder, and may otherwise exercise its rights under the licenses granted in Sections 3.2.1 through 3.2.4 consistent with the scope of the licenses granted under those Sections; provided that, Infinity shall in no instance have the right to conduct any Clinical Studies involving the AbbVie Combination Compound.

3.3. Provision of Information. During the Term, each Party will make available to the other Party all Regulatory Filings and Infinity Know-How or AbbVie Know-How, as applicable, in its possession or Control related to the Licensed Compound or the Product as reasonably necessary or useful to Develop, Manufacture and Commercialize the Licensed Compound or the Product under this Agreement.

3.4. Joint Patent Rights. Subject to the provisions of Sections 3.1, 3.2 and 3.7, and to the extent not already granted herein, each Party hereby grants, and shall cause its Affiliates to grant, to the other Party a worldwide, non-exclusive, royalty-free, fully paid up, freely sublicensable right and license to exploit the Joint Patent Rights in any manner without compensating or accounting to the other Party (or its Affiliates).

3.5. Blocking Third Party Intellectual Property.

3.5.1. Certain Blocking Third Party Intellectual Property. If, during the Term, a Party believes, in its reasonable judgment, that it may be necessary to obtain rights under any Blocking Third Party Intellectual Property in order to Develop, Manufacture or Commercialize a Product in the Field in accordance with this Agreement, said Party shall promptly call a meeting of the IP Working Group, and the Parties, through the IP Working Group, shall discuss such matter, including whether a license under such Blocking Third Party Intellectual Property would be necessary.

(a) If the IP Working Group [**] in accordance with this Agreement or the IP Working Group [**], and the IP Working Group [**], the [**] shall use Diligent Efforts to obtain a sublicensable license under, or acquire, such Blocking Third Party Intellectual Property from the relevant Third Party, and, in connection with obtaining such a license to or acquiring such Blocking Third Party Intellectual Property, [**] will, where possible, provide to [**] drafts of any such license or acquisition agreement reasonably in advance of providing such drafts to the applicable Third Party and will incorporate all reasonable comments [**] in such draft.

(b) If the IP Working Group [**], then [**] shall have the right to do so for this Product, in which case Section 3.5.2 would apply to such rights and [**] shall use diligent efforts to [**].

(c) If the IP Working Group [**], but the IP Working Group [**] then [**], to obtain a sublicensable license under, or acquire, such Blocking Third Party Intellectual Property from the relevant Third Party and, [**] licenses or acquires such rights, and the costs incurred [**] under such license or for such acquisition shall be allocated as described in sub-section (e) below. If [**] elects not to obtain such a license or is unable to obtain such a license, [**], to obtain a sublicensable license under, or acquire, such Blocking Third Party Intellectual Property from the relevant Third Party, and the costs incurred [**] under such license or for such acquisition shall be allocated as described in sub-section (e) below.

(d) If Infinity licenses or acquires such rights under this Section 3.5.1, (i) Infinity’s (or its relevant Affiliate’s) agreement(s) with such Third Party with respect to such Blocking Third Party Intellectual Property shall be considered Infinity Third Party Agreement(s), (ii) Infinity shall promptly provide a copy of such Infinity Third Party Agreement(s) to AbbVie, (iii) the Blocking Third Party Intellectual Property Controlled by Infinity as a result of such Infinity Third Party Agreement(s) shall be considered Infinity Intellectual Property, (iv) all rights and obligations under this Agreement with respect to such Infinity Intellectual Property shall be subject to such Infinity Third Party Agreement(s) and (v) any payments with respect thereto shall be considered Infinity Third Party Agreement Payments. If AbbVie licenses or acquires such rights under this Section 3.5.1, (v) AbbVie’s (or its relevant Affiliate’s) agreement(s) with such Third Party with respect to such Blocking Third Party Intellectual Property shall be considered AbbVie Third Party Agreement(s), (w) AbbVie shall promptly provide a copy of such AbbVie Third Party Agreement(s) to Infinity, (w) such Blocking Third Party Intellectual Property shall be considered AbbVie Intellectual Property, (x) all rights and obligations under this Agreement with respect to such AbbVie Intellectual Property shall be subject to such AbbVie’s Third Party Agreement(s), (y), and (z) [**].

(e) All Infinity Third Party Agreement Payments and Blocking Third Party Intellectual Property Costs that arise out of the Development or Commercialization of any Licensed Compound or Product under this Agreement, in either case that are incurred by Parties that relate solely to the US Territory (e.g., royalties on sales in the US Territory or milestone payments for events in the US) will be included in Allowable Expenses and shared between the Parties accordingly, and the IP Working Group will determine [**]. The [**] determined by the IP Working pursuant to the preceding sentence will be included in Allowable Expenses or reimbursed accordingly. In the event that the IP Working Group is unable to reach agreement [**], the matter shall be referred to a [**], each Party shall provide to such Third Party all information in its control necessary for such Third Party to resolve such matter, and [**]. AbbVie shall reimburse Infinity for all Infinity Third Party Agreement Payments that relate to the Ex-US Territory that Infinity incurs pursuant to Section 7.4.1, except that, for clarity, Infinity shall be solely responsible for all royalty payments arising under an Existing Infinity Third Party Agreement as a result of the sale of Products in the Ex-US Territory by AbbVie or its Affiliates or Sublicensees. Schedule 3.5.1 sets forth all non-royalty payments under Existing Infinity Third Party Agreements not yet paid by Infinity as of the Effective Date. The Finance Working Group shall ensure that the necessary information and payments are received by a Party from the other Party sufficiently in advance of the date(s) on which such information and payments are due to the relevant Third Party counterparty under an Infinity Third Party Agreement or AbbVie Third Party Agreement to avoid a breach of such Infinity Third Party Agreement or AbbVie Third Party Agreement. All Blocking Third Party Intellectual Property Costs incurred by AbbVie that relate solely to the US Territory will be included in Allowable Expenses and shared between the Parties accordingly. Blocking Third Party Intellectual Property Costs (including payments under AbbVie Third Party Agreements and Infinity Third Party Agreement Payments pursuant to Section 3.5) for the Ex-US Territory that are reimbursed by AbbVie shall be deducted and recouped from royalties owed to Infinity in accordance with Section 7.3.3(d).

(f) If the Party other than the Party that acquires or obtains a license pursuant to this Section 3.5.1 under Blocking Third Party Intellectual Property determines that such Blocking Third Party Intellectual Property Covers one or more technologies or products that are not Products, [**], the Parties shall [**]; provided, however, that the [**], the Parties shall [**] this Agreement.

3.5.2. [**] Third Party Blocking Intellectual Property. If, during the Term, a Party obtains rights under any Blocking Third Party Intellectual Property (by in-license, acquisition or otherwise) [**] in accordance with this Agreement, said Party shall promptly call a meeting of the IP Working Group [**], provide a summary of material terms with respect to such Blocking Third Party Intellectual Property, and the Parties, through the IP Working Group, [**]. If the IP Working Group determines that it would be [**], the Party that has obtained rights to such Block Third Party Intellectual Property will provide a copy of the agreement pursuant to which such Party has obtained such rights to the other Party to the extent permitted by such agreement.

(a) If the IP Working Group determines that such Blocking Third Party Intellectual Property [**] and such use of such Blocking Third Party Intellectual Property with respect to a Product would give rise to any payments to a Third Party in consideration for such use, then such Blocking Third Party Intellectual Property [**]. If no such payments would arise in connection with the use of the Blocking Third Party Intellectual Property with a Product, then such Blocking Third Party Intellectual Property [**].

(b) In the event that the IP Working Group determines [**], the matter shall be referred to a mutually agreed upon Third Party expert in the valuation of life sciences assets, who shall determine [**]. Each Party shall provide to such Third Party all information in its control necessary for such Third Party to resolve such matter, and the costs for such expert shall be borne equally by the Parties.

3.5.3. [**].

3.6. Sublicensing and Subcontracting.

3.6.1. AbbVie Right to Sublicense. AbbVie shall have the right to grant sublicenses (through multiple tiers) to its Affiliates or Third Parties of any and all rights granted to AbbVie under this Agreement by Infinity pursuant to Section 3.1 or licenses to its Affiliates or Third Parties of rights retained by AbbVie with respect to Licensed Compounds and Products in the Field. If AbbVie grants any sublicense pursuant to this Section 3.6.1, AbbVie shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant Sublicensee. In addition, AbbVie shall ensure that each of its Sublicensees complies with all relevant provisions of this Agreement.

3.6.2. Infinity Right to Sublicense. Infinity shall have the right to grant sublicenses (through multiple tiers) to its Affiliates or Third Parties of any and all rights granted to Infinity under this Agreement by AbbVie pursuant to Section 3.2 or licenses to its Affiliates or Third Parties of rights retained by Infinity with respect to Licensed Compounds and Products in the Field. If Infinity grants any sublicense pursuant to this Section 3.6.2, Infinity shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant Sublicensee. In addition, Infinity shall ensure that each of its Sublicensees complies with all relevant provisions of this Agreement.

3.6.3. Sublicense Requirements. Each license or sublicense granted by a Party to an Affiliate or a Third Party (including any subcontractor) pursuant to Section 3.6.1 or 3.6.2 (a “Sublicense”) shall be in writing and shall be consistent with the relevant restrictions and limitations set forth in this Agreement. No Sublicense or subcontract shall diminish, reduce or eliminate any obligation of either Party under this Agreement.

3.7. Exclusivity Covenants.

3.7.1. Infinity Covenant.

(a) During the Term, except pursuant to and in accordance with the terms of this Agreement or any Related Agreement, neither Infinity nor any of its Affiliates (subject to Section (b)) shall directly or indirectly (i) Commercialize any Competing Product in the Field in the Territory, nor collaborate with, license, sell to or enable or otherwise authorize, permit or grant any right to any Third Party to Commercialize any Competing Product in the Field in the Territory; (ii) Develop the Licensed Compound or Product outside of the Field beyond the completion of Phase II Studies (or beyond Phase I Studies if it is contemplated that such Phase II Studies will or may be used as pivotal, registration directed studies); or (iii) Commercialize the Licensed Compound or Products outside the Field in the Territory, nor collaborate with, license, sell to or enable or otherwise authorize, permit or grant any right to any Third Party to Commercialize the Licensed Compound or Products outside the Field in the Territory.

(b) Notwithstanding the provisions of Section 3.7.1(a), if, during the Term, (i) Infinity or any of its Affiliates acquires, as the result of an Acquisition Transaction (other than a Change of Control), rights to a Competing Product, [**]; or (ii) Infinity undergoes a Change of Control and the relevant acquirer is either then Commercializing a Competing Product in the Field or has in development any Competing Product in the Field, such Acquisition Transaction, and the Commercialization (or development and subsequent Commercialization, if such Competing Product is approved) of such Competing Product in the Field by such relevant acquirer or any of its Affiliates, [**]. If following an Acquisition Transaction that is not a Change of Control, [**].

3.7.2. AbbVie Covenant.

(a) During the Term, except pursuant to and in accordance with the terms of this Agreement or any Related Agreement, neither AbbVie nor any of its Affiliates shall directly or indirectly Commercialize any Competing Product in the Field in the Territory, nor collaborate with, license, sell to, enable or otherwise authorize, permit or grant any right to any Third Party to Commercialize any Competing Product in the Field in the Territory.

(b) Notwithstanding the provisions of Section 3.7.2(a), if, during the Term, (i) AbbVie or any of its Affiliates acquires, as the result of an Acquisition Transaction (other than a Change of Control), rights to a Competing Product such Acquisition Transaction, and [**]; or (ii) if AbbVie undergoes a Change of Control and the relevant acquirer is either then Commercializing a Competing Product in the Field, or has in development any Competing Product in the Field, such Acquisition Transaction, and the Commercialization (or development and subsequent Commercialization, if such Competing Product is approved) of such Competing Product in the Field by such acquiring Affiliate, [**]. If following an Acquisition Transaction that is not a Change of Control, [**].

3.7.3. Definitions. As used in this Section 3.7,

(a) “Acquisition Transaction” means (i) a Change of Control of a Party, (ii) any acquisition of all or substantially all of the assets of a Third Party relating to a Competing Product, or the acquisition of control (as defined in Section 1.10) of a Third Party, or (iii) a merger or consolidation of a Party with or of a Third Party that is not a Change of Control of such Party;

(b) “Competing Product” means [**];

(c) “[**]” means (i) [**]; and

(d) “[**]” means, with respect to a Competing Product, [**].

3.7.4. Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement, including Section 3.1, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code (the “Bankruptcy Code”)) and the Parties hereby acknowledge, on behalf of themselves and their respective Affiliates, that such “intellectual property” includes (a) laboratory samples, (b) Product samples and inventory, (c) laboratory notes and notebooks, (d) Data and results related to Clinical Studies, (e) Regulatory Filings and Regulatory Approvals, (f) rights of reference in respect of Regulatory Filings and Regulatory Approvals, and (g) marketing, advertising and Promotional Materials. The Parties agree that each Party, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Bankruptcy Code, then the Party that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (y) upon any such commencement of a bankruptcy proceeding upon written request therefor, if such Party subject to such proceeding fails to perform all of its obligations under this Agreement and the Related Agreements, or (z) if not delivered under subsection (y) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party, and, with respect to clauses (y) or (z), the “royalty payments” due with respect to the United States from AbbVie as the non-subject Party in accordance with Section 365(n) of the Bankruptcy Code shall be fifty percent (50%) of the Net Profit or Loss, and the “royalty payments” due with respect to the United States from Infinity as the non-subject Party in accordance with Section 365(n) of the Bankruptcy Code shall be fifty percent (50%) of the Net Profit or Loss; provided that, for purposes of calculating such royalty payments in accordance with Section 365(n) of the Bankruptcy Code, fifty percent (50%) of any Net Profits or Loss, to the extent less than zero and not reconciled and paid in any Calendar Quarter pursuant to Section 7.2.2, shall be credited against any such royalty payments owed to the other Party following any such Calendar Quarter.

3.8. Reservation of Rights.

3.8.1. No rights, other than those expressly set forth in this Agreement are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party or its Affiliates to the other hereunder are reserved.

3.8.2. Infinity agrees not to practice any AbbVie Intellectual Property except pursuant to the licenses expressly granted to Infinity in this Agreement (it being agreed that no such license grants any right to Research any compound or product, or to Develop, have Developed, Manufacture, have Manufactured, use, sell, offer to sell, otherwise Commercialize or import any compounds and products containing or comprising any compound, other than Licensed Compounds and Products in the Field to the extent set forth herein).

3.8.3. AbbVie agrees not to practice any Infinity Intellectual Property except pursuant to the licenses expressly granted to AbbVie in this Agreement (it being agreed that no such license grants any right to Research any compound or product, or to Develop, have Developed, Manufacture, have Manufactured, use, sell, offer to sell, otherwise Commercialize or import any compounds and products containing or comprising any compound, other than Licensed Compounds and Products in the Field to the extent set forth herein).

ARTICLE 4.

DEVELOPMENT

4.1. GDP; Amendments; Development Responsibilities.

4.1.1. Global Development Plan. The global Development of the Products shall be governed by the GDP, and the Parties agree to conduct all of their (and their Affiliates’) Development activities relating to the Products in accordance with the GDP. The initial approved GDP is attached hereto as Exhibit C. The GDP shall include, with respect to the Licensed Compound and Products, the strategy for global Development and for obtaining Regulatory Approval, guidelines for additional data or criteria, high-level study design criteria, e.g. indication, line of therapy, approximate patient numbers, primary trial endpoints (it being understood that the Party conducing a Clinical Study shall have final decision-making authority with respect to decisions regarding the implementation of such Clinical Study on matters such as investigator and site selection consistent with the GDP) if any, to be generated for assessment prior to Commencement of any specific Clinical Study, allocation of responsibilities between the Parties, timelines, the Development Budget, translational medicine activities, and thought leader activities, (it being understood that the initial GDP does not include all of the requirements set forth in this Section 4.1.1). The GDP shall be consistent with the terms of this Agreement and shall be sufficient to permit Infinity to comply with its obligations under each of the Infinity Third Party Agreements. The activities set forth in the GDP shall at all times be designed to be in compliance with all applicable Laws. Each GDP shall include a mutually agreed upon, rolling plan for Developing the Products and shall be prepared in good faith. The Parties agree to pursue in good faith and fund the Development Costs of any Clinical Study set forth in the GDP to the extent required under this Agreement, regardless of the Calendar Year in which such Clinical Study Commences.

4.1.2. Development Principles. The Development of Products in the Field will be conducted in accordance with the following principles, except to the extent (if any) otherwise expressly provided in the GDP, and the JDC (or the JSC, or the Executive Officers, as applicable) shall take into account and attempt to implement the following principles in its decision-making, including preparation, review and approval of any updates to and amendments of the GDP:

(a) Regardless of the specific division of responsibility between the Parties for particular activities at any particular time, the JDC shall serve as a conduit for sharing information, knowledge and expertise relating to the Development of the Product;

(b) Clinical development of, and translational medicine for, Licensed Compounds and Products should be performed only in accordance with the GDP; and

(c) The Parties shall cooperate (and cause their Affiliates and use Diligent Efforts to cause any Sublicensees to cooperate) to facilitate the on-going transfer between the Parties of Infinity Know-How or AbbVie Know-How to allow both Parties (or their Affiliates) to use such Know-How in the Development and Manufacturing of Licensed Compounds and Products in accordance with this Agreement and the Related Agreements, as applicable.

4.1.3. Development Budget. The Development Budget shall set forth the budgeted amounts for Development Costs with respect to activities allocated to the Parties under the GDP [**] thereafter and shall include for each Party a budget for Development Costs for the Development activities allocated to such Party for such period, broken down by Calendar Quarter with respect to the then-current Calendar Year. The Development Budget shall also include a breakout of costs by functional area or category as determined by the JDC. Concurrently with the annual update of the GDP in accordance with Section 4.1.5, the JDC shall prepare, and the JSC shall review and approve the updated Development Budget included in such GDP.

4.1.4. Allocation of Development Activities.

(a) Subject to Section 4.1.6, the GDP shall allocate responsibility between the Parties for the conduct of Clinical Studies and the various other Development activities addressed in the GDP.

(b) The Party that has responsibility for conducting the Clinical Study shall have the responsibility for the packaging of clinical drug supplies, unless otherwise agreed by the Parties.

(c) Neither Party nor its Affiliates shall conduct any Clinical Study or other Development of any Licensed Compound or Product in the Field, except as expressly permitted in this ARTICLE 4.

4.1.5. Updating and Amending the GDP.

(a) The JDC shall review the GDP, including the Development Budget, not less frequently than annually and shall develop detailed and specific GDP updates in accordance with Section 4.1.1. The JDC shall meet no later than [**] of each Calendar Year to prepare the updates to the GDP, and shall submit all such updates to the JSC for review and approval, such that JSC preliminary approval would occur no later than [**] of each Calendar Year. Upon the JSC’s preliminary approval, such updates shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than [**] of such Calendar Year, at which time the GDP shall be amended accordingly. If the JSC does not approve an updated GDP, including the Development Budget, prior to the start of the next Calendar Year, either Party may initiate procedures to resolve the issue pursuant to Section 2.9, and the then-current GDP and Development Budget shall continue to apply until the updated GDP is approved by the JSC. The JDC may also develop and submit to the JSC from time to time other proposed amendments to the GDP. The JSC shall review proposed amendments presented to the JDC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion, and, upon such approval by the JSC, the GDP shall be amended accordingly.

(b) This Section 4.1.5(b) shall be subject in its entirety to Section 4.1.1: If, during any Calendar Year (the “First Year”), any Development activity expressly provided for in the GDP to be completed during such First Year is not completed during such First Year (to the extent incomplete, an “Incomplete Activity”) and the full expense budgeted in the Development Budget for such activity for such First Year is not incurred (to the extent not incurred, a “Non-Incurred Amount”), then such Incomplete Activity shall be completed during Calendar Years following such First Year (the “Succeeding Year(s)”) and the Non-Incurred Amount shall be included in the Development Budget for such Succeeding Year(s) as follows: If the Development Budget for such Succeeding Year(s) has not yet been approved by the JSC, then the Non-Incurred Amount shall be included in the proposed Development Budget for such Succeeding Year(s) without otherwise limiting any other Development activities or any amounts related thereto, unrelated to the Incomplete Activity, which, pursuant to the GDP, would have been performed during such Succeeding Year(s), and if the Development Budget for such Succeeding Year(s) has been approved by the JSC, then the Development Budget for such Succeeding Year(s) shall be revised automatically to include the Non-Incurred Amount.

4.1.6. Combination Clinical Studies.

(a) AbbVie shall be solely responsible for conducting the Clinical Studies provided for in the GDP that involve or relate to the AbbVie Combination Compound. AbbVie shall conduct such Clinical Studies only to the extent AbbVie is able to do so without violating the terms of any AbbVie Third Party Agreement, and, in such case, subject to the terms and conditions of such AbbVie Third Party Agreement. [**]; provided, however, that AbbVie shall have no obligation to (i) [**], (ii) [**], or (iii) [**].

(b) [**].

(c) [**], then the Parties shall [**] shall have [**] shall have [**] and shall not be a[**] under this Agreement [**] and shall be [**], provided, that [**] shall use [**] as of the Effective Date. Notwithstanding the foregoing, if [**].

(d) [**] nothing in this Agreement would prohibit Infinity from conducting such study on its own outside of the scope of the GDP and this Agreement following Regulatory Approval of the AbbVie Combination Compound, without limiting the provisions governing the Licensed Compound herein, (including the exclusivity covenants contained in Section 3.7); provided, that before Infinity Commences such study, [**]. If Infinity conducts such a study, Infinity shall have final decision -making authority with respect thereto, and AbbVie shall not be obligated to reimburse Infinity for any of the costs associated with such study.

4.2. Medical Affairs Activities.

4.2.1. Responsibilities. The Parties shall collaborate to conduct Medical Affairs Activities in support of Products in the Field throughout the Territory pursuant to the Medical Affairs Plan under the direction of the JMAC.

4.2.2. Medical Affairs Plan. The Medical Affairs Activities in support of Products in the Territory shall be described in a reasonably comprehensive plan (the “Medical Affairs Plan”) that describes the Medical Affairs Activities throughout in the Territory, key tactics and strategies for implementing those activities, the relative responsibilities of the Parties and the associated budget for such activities (the “Medical Affairs Budget”). The JMAC shall prepare an initial Medical Affairs Plan (with input from the JDC and JCC) for review and approval by the JSC, no later than [**]. On an annual basis thereafter, the JMAC shall meet no later than [**] of each Calendar Year to update the Medical Affairs Plan and shall submit all such updates to the JSC for review and approval, such that JSC preliminary approval would occur no later than [**] of such Calendar Year. Upon the JSC’s preliminary approval, such updates shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than [**] of such Calendar Year, at which time such Medical Affairs Plan shall be amended accordingly. The JMAC shall also reasonably consider for approval any proposed updates and amendments to the Medical Affairs Plan presented by either Party. The JSC shall review such proposed amendments presented by the JMAC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time and, upon such approval by the JSC, the Medical Affairs Plan shall be amended accordingly.

4.2.3. Investigator Sponsored Clinical Studies. The Medical Affairs Plan and Budget will include the strategy and allocated budget for Investigator Sponsored Clinical Studies that the JMAC determines to conduct. Additional funding for Investigator Sponsored Clinical Studies would require an amendment to the Medical Affairs Budget and require approval by the JMAC. In the event that the JMAC does not approve by consensus (notwithstanding Section 2.9.3) an Investigator Sponsored Clinical Study that has been proposed for inclusion in the Medical Affairs Plan and Medical Affairs Budget by either Party, then the Party proposing such study may conduct such study on its own, and the Party conducting such study shall be responsible for one hundred percent (100%) of the costs of such study, without reimbursement from the other Party under Sections 4.2.7 and 4.2.8, unless the other Party objects in writing to the proposing Party conducting such study within [**] Business Days of the JMAC’s failure to reach consensus which objection may be made by the other Party in its sole discretion. If one Party (the “Conducting Party”) does conduct such study at its sole expense, and if the results of such study are used in a Regulatory Approval Application that results in a Label Expansion or compendium expansion for the applicable Product, then the other Party (the “Reimbursing Party”) shall reimburse 100% of the Conducting Party’s Out-of-Pocket Costs and Development FTE Costs to conduct such study through quarterly payments, commencing in the Calendar Quarter in which such approval is received, [**] until such amounts are fully paid; provided that if such amounts are not fully repaid within [**] years after the first such payment, then the Reimbursing Party shall pay the Conducting Party all remaining amounts due for such study under this Section 4.2.3 at the conclusion of such [**] year. If Infinity is the Reimbursing Party, then such payments shall be made, with respect to Net Sales in the Ex-US Territory, through a deduction in royalties owed by AbbVie to Infinity with respect to the Ex-US Territory, and, if AbbVie is the Reimbursing Party, then such payments shall be made, with respect to Net Sales in the Ex-US Territory, through an increase in royalties owned by AbbVie to Infinity with respect to Net Sales in the Ex-US Territory. In the United States, Net

Profit and Net Loss for the Reimbursing Party shall be appropriately adjusted to reflect such payment. In the event that[**], then following Regulatory Approval of the AbbVie Combination Compound, nothing in this Agreement would prohibit Infinity from conducting such study on its own outside of the scope of the GDP and this Agreement following Regulatory Approval of the AbbVie Combination Compound, without limiting the provisions governing the Licensed Compound herein (including the exclusivity covenants contained in Section 3.7), as provided in Section 4.1.6, and AbbVie shall not be obligated to reimburse Infinity with respect to such study as provided in this Section 4.2.3; provided, that prior to Commencing such study on its own, [**].

4.2.4. Medical Affairs Reports. At each meeting of the JMAC (or invited JDC or JCC agenda-driven meeting), each Party will report on the Medical Affairs Activities such Party and its Affiliates have performed with respect to Products in the Field since the last meeting of the JMAC, evaluate the work performed in relation to the goals of the Medical Affairs Plan and provide such other information as may be reasonably requested by the JSC with respect to such Medical Affairs Activities.

4.2.5. MSLs. Infinity and AbbVie will each have the right to provide MSLs to support Products in the Territory, on a Product-by-Product basis. Each Party shall have the right to provide up to fifty percent (50%) of the MSL FTEs with respect to each such Product in the Territory, as further specified in the Medical Affairs Plan. The JMAC shall create a MSL Deployment Plan for each of the United States and the Ex-US Territory as determined by the JMAC, and each MSL Deployment Plan will be included in the Medical Affairs Plan. Each MSL Deployment Plan will be consistent with the then-current Medical Affairs Plan. The JMAC shall review and oversee the Parties’ MSL activities in the Territory.

4.2.6. Medical Affairs Standards of Conduct. Each Party shall use Diligent Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the Medical Affairs Plan, and to cooperate with the other Party in carrying out the Medical Affairs Plan, in accordance with the timetables therein. Each Party and its Affiliates shall conduct its Medical Affairs Activities in good scientific manner and in compliance with applicable Law and this Agreement. Notwithstanding anything to the contrary contained herein, a Party or its Affiliates shall not be obligated to undertake or continue any Medical Affairs Activity if such Party (or any of its Affiliates) reasonably determines that performance of such activity would violate applicable Law or other obligation of such Party to a Governmental Authority.

4.2.7. Medical Affairs Costs. Each Party shall be responsible for fifty percent (50%) of all Out-of-Pocket Costs and all Medical Affairs FTE Costs incurred by the Parties to conduct Medical Affairs Activities in accordance with the Medical Affairs Plan and the Medical Affairs Budget (the “Medical Affairs Costs”). Medical Affairs Costs shall initially be borne by the Party incurring the cost or expense, and thereafter shall be subject to reimbursement as provided in this Section 4.2.7. Each Party shall report to the JMAC, within [**] days after the end of each Calendar Quarter, an estimate of the Medical Affairs Costs incurred by such Party during such Calendar Quarter, with a final report submitted to the JMAC for such costs within [**] days after the end of each Calendar Quarter. Such report shall specify in reasonable detail all amounts incurred during such Calendar Quarter (broken down by activity).

4.2.8. Reimbursement of Medical Affairs Costs. Following receipt of each Party’s report of its Medical Affairs Costs, the JMAC will determine the payment necessary from one Party to the other, and the Party that has paid less than its share of Medical Affairs Costs during such Calendar Quarter shall make a reconciling payment to the other Party within [**] days after receipt of an invoice from the JMAC to achieve the appropriate allocation of Medical Affairs Costs provided in Medical Affairs Plan and Medical Affairs Budget in accordance with reconciliation procedures to be established by the JMAC (the “Medical Affairs Reconciliation Procedures”). The Medical Affairs Reconciliation Procedures will provide the ability to comply with financial reporting requirements of each Party under applicable Laws. Notwithstanding the foregoing, any Medical Affairs Costs in excess of the amounts allocated for the activities of a Party in the applicable Calendar Year in the Medical Affairs Budget shall be borne solely by the Party that incurs such excess costs; provided, however, that Medical Affairs Costs in excess of the budgeted amount shall be included in the calculation of Medical Affairs Costs, (a) to the extent such excess costs do not exceed by more than [**] percent ([**]%) the total Medical Affairs Costs allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year in accordance with the applicable Medical Affairs Budget for such Calendar Year, or (b) if the JMAC approves such excess (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent that such costs in excess of the Medical Affairs Budget were not within the reasonable control of the Party (or Affiliate) incurring such expense. If either Party desires to conduct additional Medical Affairs Activities under the Medical Affairs Budget, it shall discuss the matter at the JMAC. If either Party does not reasonably object to the conduct of such activities but the JMAC is not willing to agree upon an updated Medical Affairs Budget to reflect additional funds to conduct such activities, the requesting Party shall be free to conduct such Medical Affairs Activities and incur additional Medical Affairs Costs in connection therewith; provided, however, that unless such excess costs are required to be reimbursed under Section 4.2.3, such costs shall be the incurring Party’s sole expense.

4.3. Development Efforts; Manner of Performance; Reports.

4.3.1. Development Efforts. Each Party shall use Diligent Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the GDP, and to cooperate with the other Party in carrying out the GDP, in accordance with the timetables therein. Each Party and its Affiliates shall conduct its Development activities in good scientific manner and in compliance with applicable Law and this Agreement. Notwithstanding anything to the contrary contained herein, a Party or its Affiliates shall not be obligated to undertake or continue any Development activities with respect to the Licensed Compounds or Products if such Party (or any of its Affiliates) reasonably determines that performance of such Development activity would violate applicable Law or infringe or misappropriate Third Party intellectual property.

4.3.2. Day-to-Day Responsibility. Each Party shall be responsible for day-to-day implementation of the Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement or the GDP and shall keep the other Party reasonably informed as to the progress of such activities. In addition, notwithstanding anything to the contrary in this Agreement:

(a) The Party who is the regulatory sponsor of any Clinical Study of a Licensed Compound or Product or the Party conducting such Clinical Study may terminate or suspend such Clinical Study, without the approval or consent of a Committee or the other Party, if (A) a Regulatory Authority, institutional review board or safety data review board for such Clinical Study has required or recommended such termination or suspension or (B) such Party believes in good faith that such termination or suspension is warranted because of observed safety risks to the study subjects or patients. In either case, the Party making the decision shall promptly notify the other Party of such termination or suspension, and shall use Diligent Efforts to notify and consult with such other Party prior to taking such action; and

(b) If the Party who is not conducting and who is not the regulatory sponsor of any Clinical Study of a Licensed Compound or Product (the “Non-Sponsor) believes in good faith that termination or suspension of such Clinical Study is warranted because of safety risks to the study subjects or patients, then the Non-Sponsor shall so notify the other Party (the “Sponsor”), and the JDC shall discuss the Non-Sponsor’s concerns in good faith to determine whether to terminate, suspend, modify or continue such Clinical Study. If the JDC and, if applicable following escalation, JSC and Executive Officers are unable to reach agreement with respect to whether to terminate, suspend, modify or continue such Clinical Study, and the Sponsor wants to continue such Clinical Study, the Sponsor shall have the right to do so, provided that the Sponsor shall indemnify and hold harmless the Non-Sponsor from and against any Losses to the extent resulting from any Product Liability Action alleged to be caused by the safety risks raised by the Non-Sponsor and in fact occurring during the conduct of such Clinical Study from and after the date that the Non-Sponsor first notified the Sponsor in accordance with this Section 4.3.2(b) of such safety risks and proposed terminating or suspending such Clinical Study.

4.3.3. Development Reports. At each meeting of the JDC, each Party will report on the Development activities (including Clinical Studies and regulatory activities) such Party and its Affiliates have performed or caused to be performed with respect to Licensed Compounds and Products in the Field since the last meeting of the JDC and the clinical and other results arising from such activities with at least the level of information described in the following sentence, evaluate the work performed in relation to the goals of the GDP and provide such other information as may be reasonably requested by the JDC with respect to such Development activities. If a Party fails to adequately provide such report at a meeting of the JDC, the other Party may request, and such Party will provide to such other Party, a written progress report that includes information regarding subject or patient enrollment, site initiation, progress on protocol writing, meeting requests and briefing documents, in the case of clinical or regulatory activities, and in other cases such information as is reasonably necessary to convey a reasonably comprehensive understanding of the status of the applicable Development activity or, with respect to any such request by Infinity, to comply with its reporting obligations under the Infinity Third Party Agreements.

4.3.4. Notice of Investigation or Inquiry. If any Regulatory Authority (a) contacts a Party or its Affiliate with respect to the alleged improper Development, Manufacture or Commercialization of any Licensed Compound or Product in the Territory, (b) conducts, or gives notice of its intent to conduct, an inspection at a Party’s or its Affiliate’s facilities used in the Development or Manufacturing of Licensed Compound or Products, or (c) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of a Party or its Affiliate that could reasonably be expected to adversely affect any Development, Manufacture or Commercialization activities with respect to a Licensed Compound or Product in the Territory, then such Party shall promptly notify the other Party of such contact, inspection or notice.

4.4. Regulatory Submissions and Regulatory Approvals.

4.4.1. Ownership of Regulatory Approvals. Subject to Sections 4.4.2 and 4.4.3, Infinity or its relevant Affiliates shall file and hold all Regulatory Filings, and shall use Diligent Efforts to seek and attempt to obtain and maintain Marketing Authorizations, for the Products in the Field in the US Territory in accordance with the GDP other than for any Combination Product that includes the AbbVie Combination Compound or the use of the AbbVie Combination Compound with a Licensed Compound or Product. Subject to Section 4.4.3, AbbVie or its relevant Affiliates shall have the sole right to file and hold all Regulatory Filings in the Ex-US Territory, and shall use Diligent Efforts to seek and attempt to obtain and maintain Marketing Authorizations for the Products in the Field in the Ex-US Territory in accordance with the GDP. AbbVie or its relevant Affiliates shall have the right to file and hold all Regulatory Filings in the Field in the Territory for any Combination Product that includes the AbbVie Combination Compound or the use of the AbbVie Combination Compound with a Licensed Compound or Product, and shall, to [**], use Diligent Efforts to seek and attempt to obtain and maintain Marketing Authorizations for such Combination Products in the US Territory and the Ex-US Territory in accordance with the GDP. For clarity, the rights and obligations set forth in this Section 4.4.1shall be in accordance with the GDP. The Parties shall file and hold all Regulatory Filings in eCTD format and in a manner sufficient to permit each Party to comply with its Third Party agreements, including Infinity’s obligations under each of the Infinity Third Party Agreements.

4.4.2. [**] Regulatory Filings. In each of the US, EU and Japan, prior to the first Regulatory Approval in each jurisdiction therein, [**] of a Product conducted under the GDP, the applicable Regulatory Owner will determine [**]. If, in any such regulatory jurisdiction, the Regulatory Owner [**]. In such event, if required by applicable Law for the filing of the Regulatory Approval Application, [**]. Thereafter, the Party [**] with respect to such Regulatory Approval Application under this 4.4.2 shall use Diligent Efforts to seek and attempt to obtain and maintain Marketing Authorizations for the Products in the Field in each such regulatory jurisdiction.

4.4.3. Regulatory Cooperation.

(a) Subject to applicable Law and Section 4.4.2 and this Section 4.4.3, the Party responsible for filing and holding Regulatory Filings and obtaining and maintaining Marketing Authorizations in a particular territory in accordance with Section 4.4.1 (“Regulatory Owner”) shall oversee, monitor and manage all regulatory interactions, communications and filings with, and submissions to, Regulatory Authorities with respect to the Products in such territory. The Regulatory Owner shall have final decision making authority regarding all regulatory activities, including the labeling strategy and the content of submissions within such territory, subject to the Global Branding Strategy and the terms and conditions of this Agreement, and the right of the non-owning Party to review and comment on such strategies and submissions. The Regulatory Owner shall ensure that the manner in which a Product shall be presented and described to the medical community in any Promotional Materials and the placement of names and logos of the Parties therein, as permitted by applicable Law, is consistent with the labeling for such Product approved by the applicable Regulatory Authority. To the extent required under applicable Law, the Regulatory Owner shall submit any Promotional Materials for use in the territory for which it is responsible, which have been approved pursuant to this Agreement, to the applicable Regulatory Authorities.

(b) Subject to applicable Law, each Party shall have the right to attend, in an observer role only, all material meetings, conferences and discussions by the other Party or its Affiliate with Regulatory Authorities pertaining to the Development or Regulatory Approval of the Products in the Field. Each Party shall provide the other Party with reasonable advance notice of all such interactions and will provide advance copies of all related documents and other relevant information relating to such interactions. Each Party shall provide the JDC and the JSC with advance drafts of any material documents or other material correspondence pertaining to Regulatory Approvals of the Products, including any proposed labeling, that such Party plans to submit to any Regulatory Authority. The JDC may provide comments regarding such documents and other correspondence prior to their submission, which comments the submitting Party shall consider in good faith. Each Party shall provide the other Party with copies of all material submissions it makes to, and all material correspondence it receives from, a Regulatory Authority pertaining to a Regulatory Approval of a Product. Notices, copies of submissions and correspondence, and other materials to be given in advance as provided in this Section 4.43(b) shall be provided at least [**] Business Days in advance unless circumstances necessitate a shorter time period, and in any event not less than a reasonable time in advance under the circumstances.

(c) Each Party shall make every reasonable effort to notify the other Party promptly upon its determination that any event, incident or circumstance has occurred that may result in the need for a Recall, market withdrawal or stock recovery of a Product (but in no event later than [**] hours and in all cases prior to the execution of such Recall, market withdrawal or stock recovery). For all Recalls, market withdrawals and stock recoveries that are taken, the Regulatory Owner shall be responsible for execution, and the other Party shall reasonably cooperate in all such efforts.

4.4.4. Rights of Reference and Access to Data. Each Party and its Affiliates shall have the right to cross-reference the other Party’s or its Affiliate’s drug master file (“DMF”), if any, and any other Regulatory Filings or information supporting Pricing and Reimbursement Approval anywhere in the world, in each case, to the extent such files, filings and support relate to Licensed Compounds or Products in the Field, and to access such Regulatory Filings and any Data and other Know-How therein and use such Data and Know-How in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data and other Know-How in its own Regulatory Filings and filings for Pricing and Reimbursement Approvals for Products in accordance with this Agreement. Each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. §314.3(b) in the United States, or an equivalent exclusive right of access/reference in any other country or region of the Territory, to any Data included in a Regulatory Filing or filing for Pricing and Reimbursement Approval for a Product for use by the other Party to Develop and Commercialize the Products in the Field pursuant to this Agreement. Each Party or such Affiliate shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. §314.50(g)(3) or the equivalent as required in any country or region of the Territory, or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority.

4.5. Pharmacovigilance. Within [**] days after the Effective Date, the Parties shall establish a process for the exchange of safety data in a mutually agreed format, including but not limited to, postmarketing spontaneous reports and adverse event reports received by the Party or its Affiliates in order to monitor the safety of the Product and to meet reporting requirements with any applicable regulatory authority.

4.6. Costs of Joint Development.

4.6.1. Cost. Development Costs incurred after the Execution Date by a Party in accordance with the GDP and Development Budget shall be borne by Infinity; provided, however, that (a) if the aggregate Development Costs incurred by the Parties, excluding any Combination Study Costs, exceed the Development Threshold, then any Development Costs in excess of the Development Threshold shall be borne fifty percent (50%) by AbbVie and fifty percent (50%) by Infinity (the “Shared Overage Costs”), (b) any Development Costs incurred by the Parties in connection with a Combination Clinical Study (the “Combination Study Costs,” and together with the Shared Overage Costs, the “Shared Development Costs”) shall be borne fifty percent (50%) by AbbVie and fifty percent (50%) by Infinity and (c) [**]. In addition, except as provided in Section 4.1.6(d), Product supply and combination and comparator drug costs incurred by a Party prior to the Execution Date for Clinical Trials included in the initial GDP and contemplated by the initial Development Budget as described in Schedule 4.6.1 will be included as Development Costs hereunder. For the avoidance of double-counting, the Parties acknowledge and agree that Development Costs shall not be included in Allowable Expenses for purposes of calculating Net Profit or Loss in accordance with the Financial Exhibit (and, likewise, that any amounts included in Allowable Expenses shall not be included in Development Costs).

4.6.2. Development Costs Reports. Development Costs shall initially be borne by the Party incurring the cost or expense, and thereafter shall be subject to reimbursement as provided in Section 4.6.3. Each Party shall report to the JDC within [**] days after the end of each Calendar Quarter, the estimated Development Costs incurred by such Party during such Calendar Quarter, with a final report submitted to the JDC within [**] days after the end of each Calendar Quarter. Such report shall specify, in reasonable detail, all amounts included in such Development Costs incurred during such Calendar Quarter (broken down by activity). Within [**] days of receipt of each Party’s report, the JDC shall seek to resolve any questions related to such accounting statements, and shall have the right to request reasonable additional information related to a Party’s and its Affiliates’ Development Costs during such Calendar Quarter in order to confirm that such Party’s spending is in conformance with the approved Development Budget in accordance with the reconciliation procedures to be established by the JDC (the “Development Reconciliation Procedures”). The Development Reconciliation Procedures shall provide for the JDC to develop a written summary report setting forth in reasonable detail the calculation of any net amount owed by Infinity to AbbVie or by AbbVie to Infinity, as the case may be, as necessary to accomplish the sharing of Development Costs set forth in Section 4.6.1 and Section 4.6.3, and to prepare such report promptly following the procedures described in this Section 4.6.2 and in a reasonable time in advance of payment.

4.6.3. Reimbursement of Development Costs.

(a) Following completion of the Development Reconciliation Procedures for each Calendar Quarter, the Party conducting a Combination Clinical Study shall invoice the other Party for its share of Combination Study Costs incurred in the preceding Calendar Quarter, and the other Party shall pay each such invoice within [**] days after receipt thereof; provided, however, that the other Party shall only be obligated to reimburse the conducting Party for Combination Study Costs in excess of the Development Budget (x) to the extent such excess Combination Study Costs do not exceed by more than [**] percent ([**]%) of the total Combination Study Costs in the Development Budget for such Calendar Year; provided, that, for purposes of determining whether such excess Combination Study Costs exceed the total Combination Study Costs in the Development Budget for such Calendar Year by more than [**] percent ([**]%) (i) amounts included in the Development Budget for Combination Study Costs that are not used in a given Calendar Year shall be carried into subsequent Calendar Years, and (ii) if any Combination Clinical Study commences earlier or enrolls faster than anticipated in the GDP, the associated Combination Clinical Study Costs will be added to the Development Budget for the Calendar Year in which such costs are incurred, (y) if the JDC approves such excess Combination Study Costs (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent the Combination Study Costs in excess of the Development Budget were not within the reasonable control of the conducting Party, or (z) pursuant to the provisions of Section 4.1.1. In the event of any dispute regarding the reconciliation payments due from one Party to the other, the Parties shall work together in good faith to resolve such dispute as expeditiously as possible, but the foregoing shall not prevent either Party from pursuing resolution of such dispute through the JDC and, failing agreement at the JDC, escalation to the JSC in accordance with Section 2.9.1. If the JSC is unable to resolve such dispute, then either Party shall have the right to refer such matter for resolution to Arbitration in accordance with ARTICLE 13.

(b) (i) before the Development Threshold has been reached, Infinity shall pay AbbVie an amount of cash sufficient to reimburse AbbVie for any previously agreed-upon (if not explicitly allocated to AbbVie in the GDP) Infinity-Borne Development Costs incurred by AbbVie in each Calendar Quarter and (ii) after the Development Threshold has been reached, the Party (with its Affiliates) that incurs more than its share of the total actual Shared Development Costs shall be paid by the other Party an amount of cash sufficient to reconcile to fifty percent (50%) of actual Shared Development Costs in each Calendar Quarter, in each case within [**] days after receipt of invoice; provided, that the Parties shall also undertake an annual true-up within [**] days after the fourth Calendar Quarter of each Calendar Year. Notwithstanding the foregoing, on a Calendar Year basis, any Shared Development Costs or Infinity-Borne Development Costs in excess of the amounts allocated to such Party for such Calendar Year in the Development Budget shall be borne solely by the Party that incurs such excess Development Costs; provided, however, that Development Costs in excess of the Development Budget shall be included in the calculation of Infinity-Borne Development Costs or Shared Development Costs, as applicable, (x) to the extent such excess Development Costs incurred by a Party do not exceed by more than [**] percent ([**]%) the total Infinity-Borne Development Costs or Shared Development Costs, as applicable, on a Party-by-Party basis, allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year in accordance with the applicable Development Budget for such Calendar Year; provided, however, that, for purposes of determining whether such excess Development Costs exceed the total Infinity-Borne Development Costs or Shared Development Costs, as applicable, for such Calendar Year by more than [**] percent ([**]%), (i) that amounts included in the Development Budget for Infinity-Borne Development Costs or Shared Development Costs, as applicable, that are not used in a given Calendar Year shall be carried into subsequent Calendar Years for purposes of determining whether such threshold has been exceeded, and (ii) if any Clinical Study in the GDP other than a Combination Clinical Study commences earlier or enrolls faster than anticipated in the

GDP, the associated Development Costs will be added to the Development Budget for the Calendar Year in which such costs are incurred, (y) if the JDC approves such excess Development Costs (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent the Development Costs in excess of the Development Budget were not within the reasonable control of the Party (or Affiliate) incurring such expense, or (z) pursuant to the provisions of Section 4.1.1. Notwithstanding the foregoing, all Infinity-Borne Development Costs will be counted toward the Development Threshold.

4.7. Development Records. Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it under the GDP and all information resulting from such work. Such records, including any electronic files where such information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the GDP in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Such records shall be maintained in appropriate conditions to ensure their accessibility and protection until the date that is [**] years after the expiration or termination of this Agreement in its entirety (unless applicable Law requires longer retention of any given record, in which case such record(s) shall be retained for so long as required by applicable Law).

ARTICLE 5.

COMMERCIALIZATION

5.1. Commercialization Efforts.

5.1.1. Oversight. The JCC shall oversee the Commercialization of Products by the Parties in the Field in the Territory.

5.1.2. Responsibilities of the Parties; Costs.

(a) In the US Territory. Each Party shall be responsible for conducting efforts to Commercialize Products in the Field in the US, in accordance with this ARTICLE 5 and the US Commercialization Plan. The Parties shall share costs and expenses incurred in connection with the Commercialization of Licensed Compounds and Products in the US Territory as described in the Financial Exhibit.

(b) In the Ex-US Territory. AbbVie shall be solely responsible for Commercializing Products in the Field in the Ex-US Territory in accordance with this ARTICLE 5 and the Ex-US Commercialization Plans. Except as expressly set forth in this Agreement, AbbVie shall be responsible for all costs and expenses it incurs in connection with the Commercialization of all Licensed Compounds and Products in the Ex-US Territory.

5.1.3. Activities and Participation.

(a) In the US Territory. Each Party shall use Diligent Efforts to execute and to perform, or cause to be performed, the activities assigned to it under the US Commercialization Plan with respect to a Product after obtaining Regulatory Approval for such Product in the US. The JCC may propose amendments to the US Commercialization Plan subject to JSC approval; provided that, in the event of a conflict between the provisions in a US Commercialization Plan authorized hereunder and this Agreement, the provisions of this Agreement shall supersede any US Commercialization Plan.

(b) In the Ex-US Territory. AbbVie shall use Diligent Efforts to Commercialize Products in the Field in the Ex-US Territory after obtaining Regulatory Approval therefor with respect to the applicable country in accordance with the Ex-US Commercialization Plan. The Parties acknowledge and agree that, among other relevant factors, (i) following Generic Entry in a country during the Royalty Term, the level of efforts required by AbbVie to satisfy the foregoing requirement may be different from such level of efforts prior to Generic Entry and (ii) the foregoing requirement does not require AbbVie to Commercialize a Product in any particular country if it would be inconsistent with Diligent Efforts to do so.

(c) No Violation. Notwithstanding anything to the contrary contained herein, a Party and its Affiliates shall not be obligated to undertake or continue any Commercialization activities with respect to the Licensed Compounds or Products if such Party (or such Affiliate) reasonably determines that performance of such Commercialization activity would violate applicable Law or infringe or misappropriate any Third Party intellectual property.

5.2. Manner of Performance.

5.2.1. Day-to-Day Responsibility. Each Party shall be responsible for day-to-day implementation of the Commercialization activities assigned to it under this Agreement and the Commercialization Plans and shall keep the other Party reasonably informed as to the progress of such activities.

5.2.2. Commercialization Reports.

(a) In the US Territory. At each meeting of the JCC, each Party will report on the Commercialization activities (including activities conducted to generate Commercialization Support Data) such Party and its Affiliates and Sublicensees have performed or caused to be performed with respect to Licensed Compounds and Products in the Field in the US since the last meeting of the JCC, evaluate the work performed in relation to the goals of the US Commercialization Plan and provide such other information as may be required by the US Commercialization Plan or reasonably requested by the other Party to permit such other Party to obtain, in reasonable detail, an understanding of the status and performance of such Commercialization activities or to comply with its reporting obligations under the Third Party agreements, including the Infinity Third Party Agreements. The JCC shall review each Party’s and its Affiliates’ and Sublicensees’ performance of Commercialization Activities during each Calendar Quarter and shall provide a report of such progress to the JSC at each quarterly meeting of the JSC.

(b) In the Ex-US Territory. AbbVie shall provide informational updates to the JCC of its planned and completed activities for Commercialization of Products in the Ex-US Territory under the Ex-US Commercialization Plan at each meeting of the JCC and shall respond in a timely fashion to any reasonable requests of Infinity with respect to such activities and results to permit Infinity to obtain, in reasonable detail, an understanding of the status and performance of such Commercialization activities and to comply with its reporting obligations under the Infinity Third Party Agreements.

5.3. Commercialization Plans.

5.3.1. Commercialization Plan Preparation. AbbVie, consistent with its Diligent Efforts obligations, shall determine the countries in the Ex-US Territory that will be included in the Ex-US Commercialization Plan to be submitted to the JCC for review and to the JSC for approval. In addition, AbbVie may prepare country-specific commercialization plans for countries in the Ex-US Territory as it deems appropriate, and shall make such plans available to Infinity. The initial Commercialization Plans for the US and Ex-US Territory shall be prepared by the applicable Party, reviewed by the JCC and approved by the JSC in accordance with this Section 5.3.1 no later than [**]. The Parties shall jointly prepare the initial draft US Commercialization Plan, and shall thereafter alternate responsibility for preparing each draft or annual update to the US Commercialization Plan (starting with Infinity). AbbVie shall prepare the Ex-US Commercialization Plan and each country-specific commercialization plan for the Ex-US Territory, which shall be consistent with the Global Branding Strategy and include an annual forecast of Gross and Net Sales in the Ex-US Territory. Commercialization Plans developed by either Party shall be reviewed by the JCC and presented to the JSC for review and approval; provided, that the country-specific commercialization plans will be shared with the JCC shall not be subject to such JSC approval. The responsible Party shall update each Commercialization Plan annually as provided in Section 5.3.3. The activities set forth in each Commercialization Plan shall at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry. Each Commercialization Plan shall be prepared in good faith and shall include a mutually agreed upon, rolling [**] Calendar Year plan for Commercializing the Products in the applicable country, countries or region.

5.3.2. US Commercialization Budget. The US Commercialization Budget shall set forth the budgeted amounts for costs with respect to activities allocated to the Parties under such US Commercialization Plan [**] thereafter, and shall include for both Parties a budget for applicable Commercialization FTE Costs and Out-of-Pocket Costs for such period, broken down by Calendar Quarter for the then-current Calendar Year. The US Commercialization Budget shall also include a breakout of costs by functional area or category as determined by the JCC with input and support from the Finance Working Group. Concurrently with the annual update of the US Commercialization Plan in accordance with Section 5.3.1, the JCC will prepare, and the JSC will review and approve an updated US Commercialization Budget for the US Commercialization Plan. The US Commercialization Budget shall be binding unless and until amended in accordance with Section 5.3.1.

5.3.3. Amendments and Updates. Unless otherwise approved by the JSC, the Commercialization activities (and, in the case of the US Territory, the US Commercialization Budget) for the [**] Calendar Year of a Commercialization Plan shall become the Commercialization activities and US Commercialization Budget for the [**] Calendar Year in such subsequent Commercialization Plan unless the Parties otherwise agree; provided, however, that the Commercialization activities and the US Commercialization Budget shall be broken down by Calendar Quarter with respect to the first Calendar Year in each Commercialization Plan. The JCC shall meet no later than [**] of each Calendar Year to approve updates to each Commercialization Plan and shall submit all such updates to the JSC for review and approval, such that JSC preliminary approval would occur no later than [**] of the Calendar Year preceding such Commercialization Plan. Upon the JSC’s preliminary approval, such updates shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than [**] of such Calendar Year, at which time such Commercialization Plan shall be amended accordingly. The JCC shall also reasonably consider for approval any proposed updates and amendments to a Commercialization Plan presented by either Party. The JSC shall review such proposed amendments presented the JCC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the Commercialization Plan shall be amended accordingly. Amendments and updates to a Commercialization Plan, including the US Commercialization Budget, shall not be effective without the approval of the JSC or the Executive Officers or the relevant Party pursuant to Section 2.9. If the JSC does not approve an updated Commercialization Plan, including the US Commercialization Budget, prior to the start of the next Calendar Year, either Party may initiate procedures to resolve the issue pursuant to Section 2.9, and the then-current Commercialization Plan, together with the budgeted amounts set forth in the US Commercialization Budget, shall continue to apply with respect to the relevant Products until the Commercialization Plan is agreed by the JSC or the Executive Officers or the relevant Party pursuant to Section 2.9.

5.4. Global Branding Strategy. Each Party shall implement and adhere to the Global Branding Strategy developed by the JCC and approved by the JSC in its Commercialization of Products in the Territory unless an exception is approved by the JSC or otherwise agreed to by the Parties in writing.

5.5. Commercialization Responsibilities for the US Territory. The Parties shall have responsibility for Commercialization Activities as described below, and the US Commercialization Plan will reflect such allocation of responsibilities unless otherwise mutually agreed by the Parties. The Parties will conduct such activities under the oversight of the JCC, and in each case consistent with the Global Branding Strategy.

5.5.1. Sales Representative Training. The Parties shall jointly conduct training of Sales Representatives with respect to the Product, and shall jointly prepare all related training materials, and each Party shall be solely responsible for training its Sales Representatives on such Party’s compliance policies and such Party’s corporate matters.

5.5.2. Advertising and Public Relations. Infinity shall be responsible for contracting with advertising agencies and Product public relations agencies to support Commercialization of the Product in the US Territory.

5.5.3. Distribution and Patient Services. Infinity shall be responsible for distribution and patient services for the Product in the US Territory, including contracting with applicable service providers.

5.5.4. Advertising and Promotional Materials for Products. The Regulatory Owner shall develop Promotional Materials for review and approval by the JCC relating to the Products for use in the US by both Parties and their Affiliates that are consistent with the Global Branding

Strategy and comply with the US Commercialization Plan, applicable Laws and Marketing Authorizations. Copies of all Promotional Materials used by the Parties and their Affiliates with respect to Products in the US will be archived by AbbVie or Infinity, as applicable, in accordance with applicable Laws. Notwithstanding the foregoing, a Party shall not be obligated to use any Promotional Materials that are not consistent with, and not approved in accordance with, such Party’s internal policies.

5.5.5. Booking Sales in the US Territory. Infinity and its Affiliates shall have the sole right to invoice, to sell and to book all sales of Products in the US Territory, and shall be responsible for warehousing and distributing Products in the US Territory, and the allocation of responsibilities and activities under the US Commercialization Plan shall be made in a manner that permits Infinity to book all sales of Products in the US Territory in accordance with the applicable Accounting Standards. If AbbVie receives any order for a Product in the US Territory, AbbVie shall promptly refer such order to Infinity. If AbbVie receives any order for a Product in the Ex-US Territory from any purchaser and AbbVie knows or has reason to believe that such purchaser intends to sell, offer to sell or distribute such Product in the US Territory, AbbVie shall promptly notify Infinity of such situation and the Parties, through the JSC, will discuss the appropriate resolution. Notwithstanding anything in this Agreement to the contrary, however, with respect to any Product which is a Combination Product comprising both the Licensed Compound and the Abbvie Combination Compound, unless otherwise agreed by the Parties in writing: (i) all Development of such Combination Product would be mutually agreed upon, and conducted pursuant to the GDP and under the direction of the JDC, and final decision making as to any disputes related thereto would be governed by Section 2.9.3(a) and not 2.9.3(g); and (ii) the strategic and tactical components of the Commercialization in the US Territory for such a Combination Product shall be reviewed and determined by the Parties, including, without limitation, the pricing, branding and positioning, promotion, managed care contracting, distribution and patient services, and which Party is the most appropriate Party to book sales of any such Combination Product in the US Territory, it being understood, however, that (x) nothing in this Agreement shall be deemed to have granted to Infinity any right to sell or book sales of the Abbvie Combination Compound or any such Combination Product, and (y) any such Commercialization decisions shall be dependent upon and conform to any and all consents and approvals as are required to be obtained under the Abbvie Third Party Agreements, and (z) Abbvie’s final decision making rights pursuant to Section 2.9.3(g) with respect to all matters relating to the Abbvie Combination Compound shall not govern such determinations, which shall be required to be mutual decisions of the Parties.

5.5.6. Pricing. All decisions with respect to Product list price, targeted net pricing, sales-weighted average discounts and rebates, pricing strategy (including, without limitation, the approach to pricing with different types of accounts and plans, including types of discounts and rebates), and modifications to any of the foregoing, in the US Territory will be made by the JCC.

5.5.7. Other Commercial Functions. The Parties shall share responsibility for all Commercialization activities other than those specifically set forth in Sections 5.5.1 through 5.5.5 for the US Territory under the oversight of the JCC and JSC, in accordance with the applicable Commercialization Plan, including managed care and reimbursement, including negotiating and obtaining pricing or reimbursement approval for the Product and negotiating managed care arrangements in accordance with a strategy formulated by the JCC; monitoring performance of

Sales Representatives; HECOR; commercial advisory boards; and market research, forecasting and competitive intelligence.

5.6. Commercialization in the Ex-US Territory. AbbVie and its Affiliates shall have the sole right to invoice, to sell and to book all sales of Products in the Ex-US Territory, and to establish all terms of sale (including pricing and discounts, provided that AbbVie shall not bundle Products with any other products of AbbVie or its Affiliates without the mutual consent of the Parties), and shall be responsible for warehousing and distributing Products in the Ex-US Territory, and the allocation of responsibilities and activities under the applicable Commercialization Plan shall be made in a manner that permits AbbVie to book all sales of Products in the Ex-US Territory in accordance with the applicable Accounting Standards. If Infinity receives any order for a Product in the Ex-US Territory, Infinity shall promptly refer such order to AbbVie. If Infinity receives any orders for a Product in the US Territory from any purchaser and Infinity knows or has reason to believe that such purchaser intends to sell, offer to sell or distribute such Product in the Ex-US Territory, Infinity shall promptly notify AbbVie of such situation and the Parties, through the JSC, will discuss the appropriate resolution.

5.7. Sales Representatives.

5.7.1. Each sales person used by a Party or its Affiliate to perform in-person presentations of the Products to health care professionals or to perform Sales Calls (each, a “Sales Representative”), pursuant to this Agreement shall be employed by such Party or one of its Affiliates on a full-time basis (or engaged by such Party or one of its Affiliates as an independent contractor in his/her individual capacity), or be part of subcontracted sales force engaged in accordance with Section 3.6.

5.7.2. Infinity and AbbVie shall each use Diligent Efforts to cause its and its Affiliates’ Sales Representatives to comply with applicable Laws and industry guidelines related to the performance of its obligations hereunder.

5.7.3. Each Party shall, and shall cause its Affiliates to, maintain records of its Sales Representatives’ activities in accordance with such Party’s standard record keeping procedures. The JCC will define procedures to exchange such data quarterly or more frequently, and to ensure that such data shall be provided at the Product, physician and Sales Representative level, including dates and detail position.

5.8. Co-Promotion in the United States. Infinity and AbbVie will each be obligated to Co-Promote Products in the U.S., on a Product-by-Product basis, by each providing fifty percent (50%) of the Sales Representative FTEs with respect to such Product in the US Territory in accordance with the terms to be determined by the JCC in connection with the preparation and approval of the US Commercialization Plan.

ARTICLE 6.

MANUFACTURE AND SUPPLY

6.1. Manufacture.

6.1.1. Manufacturing Responsibility. Infinity shall be responsible for the Manufacturing of the Licensed Compounds and Products for the Parties’ activities under this Agreement, until such time as the Parties transition such responsibility to AbbVie. No later than [**], the Manufacturing Working Group shall prepare a transition plan which shall describe the activities and timeline to transition manufacturing responsibility to AbbVie, including the establishment of a second source for Licensed Compounds and Products, with the objectives of completing the transfer of responsibility as promptly as possible, while ensuring continuity of supply and adherence to the timelines of the GDP, the Commercialization Plans and in accordance with applicable Law. Until such time as AbbVie assumes responsibility for the Manufacturing of the Licensed Compounds and Products, Infinity shall use Diligent Efforts to supply the Parties’ requirements of Products for Development and Commercialization activities pursuant to this Agreement and the GDP, and, in each case, pursuant to the applicable Supply Agreement. The Party responsible for supplying a Product (whether in drug substance, drug product or finished product form) to the other Party shall supply such Product under the terms of a supply agreement and a related quality agreement (such supply agreements and quality agreements, collectively, the “Supply Agreements”), containing terms consistent with this Agreement and typical for such agreements; provided, that in the event of an inconsistency between this Agreement and any such Supply Agreements, such Supply Agreement shall control solely with respect to quality-related and supply-related matters. The Manufacturing Working Group shall determine the timing for entering into the Supply Agreements. Infinity shall deliver to AbbVie a reasonable quantity of initial supply of the Licensed Compound and Product for use in Combination Clinical Studies ([**]), within a reasonable period of time [**], or upon a determination by the Parties to conduct Clinical Studies [**] in accordance with this Agreement. Each Party hereby represents and warrants to the other Party that all Products supplied by such Party hereunder shall be manufactured in accordance with GMP and the applicable global Product specifications. Infinity will not engage any additional Third Party as a secondary source of active pharmaceutical ingredient, drug product and primary and secondary packaging manufacturing supplier for the purposes of establishing a second supply chain without the approval of the Manufacturing Working Group.

6.1.2. Supply Price. The Supply Price of a Product supplied for Clinical Studies under the GDP shall be treated as Development Costs and borne by the Parties in accordance with Section 4.6 with respect to the Calendar Year in which such Products are provided for use in such Clinical Studies. The Supply Price of a Product supplied for Commercialization in (a) the United States shall be taken into account in determining Net Profit or Loss as, and to the extent, provided in the Financial Exhibit and (b) the Ex-US Territory shall be borne by AbbVie and paid to Infinity under the applicable Supply Agreement, to the extent Infinity remains responsible for Manufacturing activities. In all such cases, the Supply Price shall be the Manufacturing cost for such Product, which (a) to the extent such Product is Manufactured by a Party or its Affiliates, shall approximate a reasonable definition of cost of goods sold for such Product with no markup, assuming full utilization of Manufacturing capacity, and (b) to the extent such Product is Manufactured by a Third Party in an arms-length transaction, the Out-of-Pocket Costs paid to such Third Party for the Manufacture of such Product.

6.1.3. Global Quality Agreement. Without limiting Section 6.1.1 with respect to Supply Agreement-specific quality agreements, within [**] days following the Effective Date, the Parties will negotiate in good faith, through the Manufacturing Working Group, and execute a global quality agreement (the “Quality Agreement”); provided, that in the event of an inconsistency between this Agreement and such Quality Agreement, such Quality Agreement shall control solely with respect to quality-related matters.

6.1.4. Product Manufacture for Non-Oncology Indications. Infinity may Manufacture the Licensed Compounds and Products for Development in Non-Oncology Indications at all times during the Term. Once AbbVie assumes responsibility for the Manufacturing of the Licensed Compounds and Products, Infinity shall have the right to Manufacture directly or indirectly or purchase Licensed Compounds and Products for Development in Non-Oncology Indications from AbbVie at the Supply Price, subject to activities hereunder having priority over such Development as described in the preceding sentence.

6.2. Manufacturing Working Group. The Manufacturing Working Group shall have responsibility for monitoring and facilitating the overall progress of Manufacturing activities under this Agreement with respect to Products in the Field, including oversight of the various budgets and activities. In particular, the Manufacturing Working Group shall:

6.2.1. develop the transition plan to transfer to AbbVie any Know-How related to the Manufacture of Products and to transition the Manufacture of Products to AbbVie in accordance with Section 6.1.1;

6.2.2. establish standards applicable to the Parties’ performance of Manufacturing activities in accordance with the GDP, each Commercialization Plan and this Agreement, and review each Parties’ performance against such standards;

6.2.3. meet at least quarterly for technical reviews to ensure timely exchange of CMC Development plan technical progress, communication and technical consultations;

6.2.4. share planning and budgeting information with the JDC and JCC and coordinate with the JDC and JCC in preparing comprehensive planning and budgeting proposals with respect to the Manufacturing activities for the Development and Commercialization of Products in the Field; and

6.2.5. perform such other functions as are assigned to it in this Agreement or as are appropriate to further the purposes of this Agreement as agreed in writing by the Parties.

ARTICLE 7.

FINANCIAL PROVISIONS

7.1. Upfront and Milestone Payments. The provisions of Schedule 7 shall apply.

7.2. Net Profit or Loss.

7.2.1. Net Profit or Loss. Each Party shall bear (and be entitled to) fifty percent (50%) of Net Profit or Loss in the United States. The JCC with input and support from the Finance Working Group shall review quarterly reports of actual results submitted by the Parties and review and discuss potential discrepancies, reasonable forecasting, and other finance and accounting matters, in accordance with the Financial Exhibit and Section 7.2.2 below, as applicable, to determine the reimbursement due, if any, to a Party for each such Calendar Quarter, and shall establish procedures with respect to the reconciliation of Net Profit or Loss in the United States (the “Profit Reconciliation Procedures,” and together with the Development Reconciliation Procedures and the Medical Affairs Reconciliation Procedures, the “Reconciliation Procedures”).

7.2.2. Quarterly Reconciliation and Payments. Except to the extent otherwise agreed by the Parties, the Profit Reconciliation Procedures shall provide that:

(a) Within [**] days after the end of each Calendar Quarter, each Party shall submit to the JCC a report with regard to the estimated Net Sales and Allowable Expenses incurred by each Party for the Product during such Calendar Quarter in the US Territory in a manner sufficient to enable the other Party to comply with its financial reporting requirements. A final report of such Net Sales and Allowable Expenses shall be submitted to the JCC within [**] days after the end of each Calendar Quarter. Such report shall specify in reasonable detail all Deductions allowed in the calculation of such Net Sales and all expenses included in Allowable Expenses. Following receipt of such report, each Party shall reasonably cooperate to provide additional information as necessary to permit calculation and reconciliation of Net Profit or Loss in the United States for the applicable Calendar Quarter by the JCC, and to confirm that, to the extent applicable, the Allowable Expenses are in conformance with the US Commercialization Budget. If reasonably requested by the JCC, supporting documentation shall be promptly provided.

(b) The Profit Reconciliation Procedures shall require the JCC with input and support from the Finance Working Group to develop a written report setting forth in reasonable detail the calculation of Net Profit or Loss in the United States for the applicable Calendar Quarter, amounts owed by one Party to the other as necessary to accomplish the sharing of Net Profit or Loss in the United States for the applicable Calendar Quarter in accordance with Section 7.2.1, and to prepare such report promptly following delivery of the reports from the Parties as described above in this Section 7.2.2 and in a reasonable time in advance of applicable payments. Payments to reconcile Net Profit or Loss in the United States shall be paid within [**] days of receipt of such Report by a Party.

(c) Each Party shall (i) keep the other informed as to Gross Sales and Net Sales on a regular, ongoing basis, with respect to Gross Sales and Net Sales levels in the United States, as applicable to such Party, (ii) provide for quarterly reporting of Gross Sales and Net Sales totals in the United States for the applicable Calendar Quarter and (iii) keep the other informed as to forecast Net Profit or Loss in the United States in accordance with the next sentence of this Section 7.2.2(c). Together with such quarterly reporting of Gross Sales and Net Sales, each Party will provide an updated forecast of Net Profit or Loss in the United States for the current Calendar Quarter that such Party may then have available, which forecasts shall be prepared in accordance with such Party’s internal policies and procedures.

7.3. Royalties.

7.3.1. Royalty Rates. As further consideration for the rights granted to AbbVie under this Agreement, on a country-by-country basis, during the applicable Royalty Term, AbbVie shall pay to Infinity non-refundable, non-creditable royalties on Net Sales of Products in the Ex-US

Territory, as calculated by multiplying the applicable royalty rates below by the corresponding amount of incremental Net Sales in the Ex-US Territory of all Products in each Calendar Year:

Annual Net Sales of Products in the Ex-US Territory	Royalty Rate
For that portion of aggregate annual Net Sales less than US$[**]	23.5%
For that portion of aggregate annual Net Sales greater than or equal to US$[**] and less than US$[**]	[**]%
For that portion of aggregate annual Net Sales greater than or equal to US$[**] and less than US$[**]	[**]%
For that portion of aggregate annual Net Sales greater than or equal to US$[**]	30.5%

7.3.2. Royalty Term. Royalties shall be due under this Section 7.3 with respect to a Product and country in the Ex-US Territory during the period commencing on the First Sale of such Product and ending on the date on which AbbVie ceases selling such Product in such country (such period, the “Royalty Term”).

7.3.3. Royalty Reduction.

(a) In any country in the Ex-US Territory where all Valid Claims of the Infinity Patent Rights, AbbVie Patent Rights and [**] have ceased to exist that Cover the use, formulation, preparation or manufacture of a particular Product during the Royalty Term for such Product in such country, AbbVie shall owe royalties under this Section 7.3 on Net Sales of such Product in such country at rates that are [**] percent ([**]%) of the rates otherwise payable under Section 7.3.1. If in a particular Calendar Quarter there are Net Sales of a particular Product in one or more countries in the Ex-US Territory in which there is at least one such Valid Claim and there are also Net Sales of such Product in one or more countries in the Ex-US Territory in which there is no such Valid Claim, then the royalties shall be calculated by determining the percentage of Net Sales in the Ex-US Territory in such Calendar Quarter that are in each such type of country and applying that percentage to each royalty tier to determine which portion of the applicable amount should bear royalties at rates set forth in Section 7.3.1 and which should bear royalties at rates set forth in this Section 7.3.3(a).

(b) In the event of Generic Entry in any country in the Ex-US Territory, if the Net Sales in such country of such Product in any Calendar Quarter following the Calendar Quarter in which such Generic Entry occurred are [**], then AbbVie shall owe royalties under this Section 7.3 on Net Sales of such Product in such country during such Calendar Quarter at rates that are [**] percent ([**]%) of the rates otherwise payable under Section 7.3.1. If in a particular Calendar Quarter there are Net Sales of a particular Product in one or more countries in the Ex-US Territory in which there has been a Generic Entry and there are also Net Sales of such Product in one or more countries in the Ex-US Territory in which there has not been a Generic Entry, then the royalties shall be calculated by determining the percentage of Net Sales in the Ex-US Territory in such Calendar Quarter that are in each such type of country and applying that percentage to each royalty tier to determine which portion of the applicable amount should bear royalties at rates set forth in Section 7.3.1 and which should bear royalties at rates set forth in this Section 7.3.3(b). For clarity, the royalty reduction in this Section 7.3.3(b) will no longer apply in any country where a Generic Product is no longer sold in such country.

(c) If, during the Royalty Term, Infinity’s royalty obligations under the MICL Agreement and Purdue Agreement terminate or are reduced, then Infinity shall promptly so notify AbbVie and, with respect to Net Sales occurring after the date of such reduction or termination, each of the royalty rates set forth in Section 7.3.1 shall be reduced on a point-for-point basis by the amount of reduction or termination of the royalty obligations under the MICL Agreement and Purdue Agreement. Within [**] days of the conclusion of each Calendar Year, Infinity shall provide AbbVie with a reasonably detailed report showing all Infinity Third Party Agreement Payments for the preceding Calendar Year.

(d) AbbVie shall be entitled to deduct from the royalties payable to Infinity under this Section 7.3 [**] percent ([**]%) of any Blocking Third Party Intellectual Property Costs paid by AbbVie and [**]; provided, however, that in no event shall the royalties that would otherwise be payable to Infinity, as reduced by Sections 7.3.3(a), 7.3.3(b) and 7.3.3(c) be reduced by more than [**] percent ([**]%) in any given Calendar Quarter as a result of any deduction under this Section 7.3.3(d); and provided further, that AbbVie shall be entitled to carry forward to subsequent Calendar Quarters any amounts with respect to which AbbVie would have been entitled to make a deduction pursuant to this Section 7.3.3(d) but is unable to take such deduction pursuant to the first proviso in this Section.

(e) For clarity, reductions shall first be applied under Section 7.3.3(c), and following any such reductions, further reductions may be applied, as applicable, under Sections 7.3.3(a) or 7.3.3(b) and Section 7.3.3(d), provided, that reductions may be taken under either Section 7.3.3(a) or 7.3.3(b) (or neither), but not both, and, provided further that in no event will the cumulative effect of Section 7.3.3(a), (b) and (d) reduce the royalties that would otherwise be payable to Infinity under Section 7.3.1 by more than [**] percent ([**]%) from the rate in effect following the reduction, if any, under Section 7.3.3(c).

(f) In addition to any other deductions permitted under this Section 7.3.3, the royalties due under this Section 7.3 shall be net of any amounts to be deducted and recouped as provided in Sections 3.5.1(e), 10.6.5(c) and Section 12.2.1(b).

7.3.4. Royalty Payments and Reports. Within [**] days after the end of each Calendar Quarter, AbbVie shall provide to Infinity a statement of the estimated amount of Gross Sales and Net Sales (and the calculations thereof) of Products in each country of the Ex-US Territory during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), identifying the date of First Sale in the relevant country. Within [**] days after the end of each Calendar Quarter, AbbVie shall provide a final statement of such Gross Sales and Net Sales, (and the calculations thereof) of Products in each country of the Ex-US Territory during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) an including a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter and any deductions with respect thereto. AbbVie shall pay to Infinity the royalty amounts due under this Section 7.3 with respect to each Calendar Quarter within [**] days after the end of such Calendar Quarter. Without limiting the generality of the foregoing, AbbVie shall require its Affiliates and Sublicensees to account for its Gross Sales and Net Sales and to provide such reports with respect thereto as if such sales were made by AbbVie. At Infinity’s reasonable request, AbbVie shall use good faith efforts to provide Infinity with additional information necessary for Infinity to comply with its royalty reporting obligations under any Infinity Third Party Agreements.

7.4. Reconciliation of Costs Incurred in or for the Ex-US Territory.

7.4.1. Costs Borne Solely by AbbVie. On a Calendar Quarterly basis, Infinity shall determine all amounts payable by AbbVie to Infinity to reimburse the applicable portion of costs incurred by Infinity in such Calendar Quarter under Sections 3.5.1(d) and 3.5.2 (Infinity Third Party Agreement Payments) in connection with the Development, Manufacture or Commercialization of Products in the Ex-US Territory in accordance with the GDP or the Ex-US Commercialization Plans and the terms of this Agreement (such amounts, the “Reimbursable Amounts”). Infinity shall provide a reasonably detailed invoice to AbbVie for such amounts after the end of each Calendar Quarter in which such amounts were incurred. AbbVie shall pay each such invoice within [**] days after its receipt thereof.

7.4.2. Costs and Recoveries [**] all Out-of Pocket Costs incurred under Section 8.7.2(c)(iii) (Product Trademark Costs) relating to the registration and maintenance of Product Trademarks in the Ex-US Territory (the “[**]”), under Section 8.7.5 relating to Product Trademark enforcement in the Ex-US Territory, and under Section 8.7.3 for Actions in the Ex-US Territory. Recoveries under Sections 8.3.7 and 8.7.5 for the Ex-US Territory [**]. Within [**] days after the end of each Calendar Quarter, [**] shall submit to the JCC an estimated report, in such reasonable detail and format as is established by the JCC with input and support from the Finance Working Group, of all [**] incurred or accrued during such Calendar Quarter, with a final report submitted to the JCC within [**] days after the end of each Calendar Quarter. Following receipt of such report, the Finance Working Group shall determine [**]. The reconciliation for the fourth Calendar Quarter in any Calendar Year shall include [**]. Within [**] days after the Finance Working Group’s determination, the applicable Party shall pay the other Party the amount due.

7.5. Financial Audits.

7.5.1. Each Party and its Affiliates shall keep complete and accurate records in accordance with its Accounting Standards of the items underlying the Milestone Payments, Development Costs, Allowable Expenses, Gross Sales, Net Sales, Net Profit or Loss, Reimbursable Amounts, [**], Infinity Third Party Agreement Payments, and the other elements thereof required to prepare the reports or calculate payments required under this Agreement and the Reconciliation Procedures, and any other payments under this Agreement. Each Party will have the right annually at its own expense to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any such records of the other Party and its Affiliates in the location(s) where such records are maintained by the other Party or its Affiliates upon reasonable prior written notice, during regular business hours and under obligations of confidentiality, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement and the Reconciliation Procedures, and any other payments due under this Agreement, within the prior [**] Calendar Year period. The records for any Calendar Year may be audited no more than once.

7.5.2. Upon the expiration of [**] years following the end of any Calendar Year, the calculation of amounts payable with respect to such Calendar Year shall be binding and conclusive upon Infinity and AbbVie, and the Parties shall be released from any liability or accountability with respect to payments for such Calendar Year.

7.5.3. The report prepared by the independent certified public accounting firm, a copy of which shall be sent or otherwise provided to each Party by such independent public accountant at the same time, shall contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. No other information shall be provided to the auditing Party without the prior consent of the audited Party unless disclosure is required by law, regulation or judicial order, and if so determined by the auditing Party, it shall, if permitted, give the audited Party prior notice thereof reasonably sufficient for the audited Party to seek a protective order against or limiting such disclosure. If such report shows any underpayment, the Party owing a payment (“Owing Party”) shall remit to the Party that is owed (“Owed Party”), within [**] days after receipt of such report, (a) the amount of such underpayment, together with interest calculated in the manner provided in Section 7.9, and (b) if such underpayment exceeds [**] percent ([**]%) of the total amount owed for the period then being audited, the reasonable Out-of-Pocket Costs incurred in conducting such review. Any overpayments shall be refunded to the Owed Party by the Owing Party within [**] days of receipt of the audit report. The Parties mutually agree that all information subject to review under this Section is Confidential Information of the audited Party (subject to Sections 1.122(a)-(d)) and that the Party receiving such information shall retain and cause the accountant to retain all such information in confidence in accordance with ARTICLE 9.

7.6. Tax Matters.

7.6.1. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement, except as expressly set forth in this Section 7.6.

7.6.2. A Party shall withhold and deduct from all payments made (or to be made) pursuant to this Agreement by such Party (the “Withholding Party”), any tax required to be withheld and deducted from such payments under applicable Law and in accordance with this Section 7.6. Any amounts so withheld and deducted shall be remitted by the Withholding Party on a timely basis to the appropriate Governmental Authority for the account of the other Party and the Withholding Party will provide the other Party reasonable evidence of the remittance within [**] days thereof. To the extent that amounts are so withheld by the Withholding Party and duly paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the other Party, in respect of which such deduction and withholding was made. Each Party shall furnish to the Withholding Party such forms, certificates and documentation as may be necessary or appropriate, and that are legally required, to obtain any reduction of, credit for, or exemption from the withholding of any tax.

7.6.3. If AbbVie (or AbbVie’s Affiliates or successors) is required to make a milestone payment attributable to an Enrollment Event or a Milestone Event that occurred in an Ex-US Territory, or that is treated by the appropriate Governmental Authority as occurring in an Ex-US Territory, or a royalty payment that is based on Net Sales of Products in an Ex-US Territory, and Withholding Tax is deducted from such payment when made to Infinity as a result of an AbbVie Withholding Tax Action, then notwithstanding Section 7.6.2:

(a) if such Withholding Tax is the result of a Required Withholding Tax Action, then AbbVie (or AbbVie’s Affiliates, or successors) shall make a payment to Infinity equal to fifty percent (50%) of the excess of the Required Incremental Withholding Tax over the Required Withholding Tax Benefit, if any, for the taxable year to which the Required Incremental Withholding Tax relates; and

(b) if such Withholding Tax is the result of an AbbVie Withholding Tax Action that is not a Required Withholding Tax Action, then AbbVie (or AbbVie’s Affiliates or successors) shall make a payment to Infinity equal to one-hundred percent (100%) of the excess of the Incremental Withholding Tax over the Withholding Tax Benefit, if any, for the taxable year to which the Incremental Withholding Tax relates.

Infinity shall compute the payments due under clause (a) and (b) for each year during the Term no later than [**] days after filing its U.S. federal income tax return for such taxable year. Any such payment referenced in clause (a) or (b) shall be made to Infinity within [**] days of the date on which Infinity provides (i) written notice that a payment is due and (ii) its computation of the amount of the payment. Any Withholding Tax as a result of payments for Incremental Withholding Tax and Required Incremental Withholding Tax under this Section 7.6.3, along with any other Withholding Tax, shall be timely remitted to the proper Governmental Authority for the account of Infinity in accordance with applicable Law and AbbVie shall provide Infinity reasonable evidence of the remittance within [**] days of such remittance. The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding taxes and similar obligations on payments made under this Agreement.

7.6.4. If for any taxable year of Infinity, an Infinity Affiliate or successor, the Required Withholding Tax Benefit exceeds the Required Incremental Withholding Tax for such taxable year, or the Withholding Tax Benefit exceeds the Incremental Withholding Tax for such taxable year, then Infinity shall make a payment or payments to AbbVie as follows:

(a) Infinity (or Infinity’s Affiliates or successors) shall make a payment to AbbVie equal to fifty percent (50%) of the excess of the Required Withholding Tax Benefit over the Required Incremental Withholding Tax, if any, for such taxable year or; and

(b) Infinity (or Infinity’s Affiliates or successors) shall make a payment to AbbVie equal to one hundred percent (100%) of the excess of the Withholding Tax Benefit over the Incremental Withholding Tax, if any, for such taxable year.

Infinity hereby agrees to inform AbbVie in the event that a payment is owed under this Section 7.6.4 within [**] days of the date on which Infinity, the Infinity Affiliate or successor files its United States Federal tax return for such taxable year. Infinity further agrees to make the requisite payments to AbbVie within [**] days of the filing of such return. Upon request, Infinity shall provide AbbVie with a reconciliation of the computation of the amount of the payments under this Section to the disclosures in the tax footnote to its audited financial statements.

7.6.5. Section 7.6.3 shall apply only if the recipient of the payment thereunder, whether Infinity, an Infinity Affiliate or successor, is a tax resident of the United States and the beneficial owner of the payment.

7.6.6. In the event that a taxing authority retroactively determines that a payment made by a Withholding Party to the other Party pursuant to this Agreement should have been subject to withholding or to additional withholding of taxes, and the Withholding Party remits such taxes to the taxing authority, the Withholding Party will have the right (a) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the gross negligence of the Withholding Party), against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for such amount (which shall be payable by the other Party within [**] days of its receipt of such invoice) or (c) to pursue reimbursement by any other available remedy.

7.6.7. All amounts payable under this Agreement are exclusive of value added tax or any similar consumption tax or duties (“Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with requirements for Indirect Taxes and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [**] days of receipt.

7.7. Currency Exchange.

7.7.1. Currency of Payments. All payments under this Agreement shall be paid in U.S. Dollars, by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).

7.7.2. Currency Conversion. Except with respect to the calculation of Net Sales, for which the currency conversion shall be determined in accordance with the definition of “Net Sales,” if any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than U.S. Dollars, then such amounts shall be converted to their U.S. Dollar equivalent as follows:

(a) With respect to amounts denoted in U.S. Dollars, all such amounts shall be expressed in U.S. Dollars; and

(b) With respect to amounts denoted in a currency other than U.S. Dollars, all such amounts shall be expressed both in the currency in which the amount was denoted and in the U.S. Dollar equivalent. The U.S. Dollar equivalent shall be calculated using the relevant Party’s then-current standard procedures and methodology, including its then-current standard exchange rate methodology for the translation of foreign currency expenses into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

For clarity, the currency conversion provisions, and other relevant definitions and provisions, of the relevant Infinity Third Party Agreement shall apply to calculate the relevant Infinity Third Party Agreement Payments.

7.8. Blocked Payments. If, by reason of applicable Laws in any country, it becomes impossible or illegal for a Party or its Affiliate or Sublicensee to transfer, or have transferred on its behalf, payments to the other Party, the owing Party shall promptly notify the owed Party of the conditions preventing such transfer and such distribution fees or other payments shall be deposited in local currency in the relevant country to the credit of the owed Party in a recognized banking institution designated by the owed Party or, if none is designated by the owed Party within a period of [**] days, in a recognized banking institution selected by the owing Party or its Affiliate and identified in a written notice given to the owed Party.

7.9. Late Payments. Interest shall be payable by a Party on any amounts payable to the other Party under this Agreement which are not paid by the due date for payment. All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at a rate per annum equal to [**] above the then-current “prime rate” in effect published in The Wall Street Journal, Eastern Edition (but in no event in excess of the maximum rate permissible under applicable Law), for the period from the due date for payment until the date of actual payment. The payment of such interest shall not limit the Party owed the relevant payment from exercising any other rights it may have as a consequence of the lateness of any payment. For clarity, the Party owing such interest shall be solely responsible for paying such interest to the other Party and such interest shall not be considered Development Costs or Net Profit or Loss or in any other manner shared by the Parties.

ARTICLE 8.

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

8.1. Ownership of Inventions.

8.1.1. Sole Inventions. As between the Parties, each Party (or its Affiliate) shall exclusively own all inventions conceived solely by the employees or agents of such Party or its Affiliates in the course of such Party’s and its Affiliates’ performance of Development, Manufacturing or Commercialization activities under this Agreement (“Sole Inventions”). Sole Inventions conceived solely by the employees and agents of AbbVie or its Affiliates are “AbbVie Sole Inventions”. Sole Inventions conceived solely by the employees and agents of Infinity or its Affiliates are “Infinity Sole Inventions”.

8.1.2. Joint Inventions. The Parties or their Affiliates shall jointly own all inventions conceived jointly by employees and agents of AbbVie or its Affiliates, on the one hand, and employees and agents of Infinity or its Affiliates, on the other hand, in the course of performing Development, Manufacturing or Commercialization activities under this Agreement (“Joint Inventions”), on the basis of each Party (or its Affiliate, as applicable) having an undivided interest in the whole without a duty to account to the other Party. To the extent not inconsistent with any terminal disclaimer, each Party and its Affiliates shall have the right to sell or otherwise transfer its interest in such Joint Invention, and related Joint Patent Rights, to its Affiliates or Third Parties, in each case without the consent of the other Party, so long as such sale or transfer is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

8.1.3. [**]. As between the Parties, and notwithstanding any other provision of this Agreement, [**] shall own all Know-How and Patent Rights first conceived or first reduced to practice solely by the employees or agents of either Party or its Affiliates or jointly by employees and agents of AbbVie or its Affiliates, on the one hand, and employees and agents of Infinity or its Affiliates, on the other hand in the course of [**] and, [**] shall, and hereby does, assign its interest in or to any [**] will provide all further cooperation that [**] reasonably requests to give effect to [**], including executing and delivery further assignments, consents, releases and other commercially reasonable documentations and providing (and causing its Affiliates, and its and its Affiliates’ employees and agents to provide) good faith testimony by affidavit, declaration, deposition, in person or other proper means and otherwise assisting [**] in support of any effort to establish, perfect, defend or enforce its rights in the [**] shall at all times retain rights in [**]. Notwithstanding the foregoing, this Section 8.1.3 shall not apply in respect of any Know-How and Patent Rights that are first conceived or first reduced to practice as a result of activities undertaken prior to the Effective Date.

8.1.4. Inventorship. For purposes of determining whether an invention is an AbbVie Sole Invention, an Infinity Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent Laws, whether or not such invention is patentable or patented.

8.1.5. Third Party Agreements.

(a) Infinity Third Party Agreements. The provisions of Sections 8.2 through 8.6 are subject to the terms of each applicable Infinity Third Party Agreement and shall be interpreted in a manner that is consistent with the rights of the relevant Third Party counterparty (and its licensors) under the relevant Infinity Third Party Agreement.

(b) AbbVie Third Party Agreements. The provisions of Sections 8.2 through 8.6 are subject to the terms of each applicable AbbVie Third Party Agreement and shall be interpreted in a manner that is consistent with the rights of the relevant Third Party counterparty (and its licensors) under the relevant AbbVie Third Party Agreement. [**].

8.1.6. Joint Patent Rights. For purposes of determining the rights and obligations of the Parties under Sections 8.2 through 8.4, each Party’s interest in Joint Patent Rights shall be considered only Joint Patent Rights, and not Infinity Patent Rights or AbbVie Patent Rights.

8.1.7. Assignment Obligation. Each Party shall cause all employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any inventions, whether or not patentable, resulting therefrom to such Party. With respect to any activities subcontracted to a Person that is not an employee, the Party retaining such subcontractor shall use commercially reasonable efforts to include in the applicable subcontract an assignment to such Party of all rights in inventions made by such subcontractor resulting from such activities. If a Party is not able to include such assignment, then such Party shall notify the IP Working Group, and the IP Working Group will determine whether such Party may subcontract such activities on different invention ownership terms. If the IP Working Group is unable to agree on such matter, the matter will be referred to the JDC for resolution.

8.1.8. IP Working Group. The Parties’ shall coordinate their activities under Sections 8.2 through 8.6 through the IP Working Group.

8.2. Prosecution and Maintenance of Patent Rights.

8.2.1. [**] Prosecution.

(a) [**] shall have the sole right, subject to Section 8.2.1(b), using in-house or outside legal counsel selected by [**] and mutually acceptable to each Party, to prepare, file, prosecute and maintain the [**] on a global basis. As of the Effective Date, [**] are mutually acceptable to the Parties. [**] shall, with respect to [**], keep [**]reasonably informed of all steps with regard to and the status of the preparation, filing, prosecution, and maintenance of such patent rights, including by providing [**] with (i) copies of all correspondence and material communications it sends to or receives from the US Patent and Trademark Office (the “USPTO”), the European Patent Office (“EPO”) and equivalent patent offices in foreign jurisdictions, relating to the [**] Rights, (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by [**], and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before [**] submits any material filing, including a new patent application, or response to such patent authorities with respect to the [**] with drafts of such filing or response and provide [**] with a reasonable opportunity to review and comment on such filing or response. [**] shall take into account and consider in good faith [**] reasonable and timely requests and suggestions regarding the filing, prosecution and maintenance of the [**] under this Section 8.2.1(a).

(b) If [**] elects not to continue to prosecute a patent application within the [**], or elects not to maintain a patent within the [**] shall give [**] notice thereof within a reasonable period (but not less than [**] days) prior to allowing such patent applications or patents to lapse or become abandoned or unenforceable. The IP Working Group shall discuss the Parties’ respective views, and [**]; provided, however, that this Section 8.2.1(b) shall not apply if, instead of prosecuting such patent application, [**] instead files a divisional, continuation or continuation-in-part of such patent application, which divisional, continuation or continuation-in-part covers the same or greater scope for the relevant Product(s) as the [**] proposed to be abandoned.

(c) If a Third Party initiates a patent opposition, reexamination, or other pre- or post-grant proceeding in the USPTO, EPO or foreign equivalent, asserting that any [**] is invalid or otherwise unenforceable, other than in response to an infringement Action bought pursuant to Section 8.3, [**] shall control the response to such proceeding, but shall consult with [**] and shall take into account and consider in good faith [**] reasonable and timely requests and suggestions. For clarity, the provisions of Section 8.2.1(a) and 8.2.1(b) shall apply to any of these proceedings controlled by [**] shall not settle any such proceeding without [**] consent, such consent not to be unreasonably withheld. To the extent any amounts are paid in settlement of such proceeding with respect to [**], the same shall be shared equally by the Parties.

8.2.2. [**] Patent Rights Prosecution.

(a) [**] shall have the first right, using in-house or outside legal counsel selected by [**] and mutually acceptable to each Party, to prepare, file, prosecute and maintain the [**] shall, with respect to [**], keep [**] reasonably informed of all steps with regard to and the status of the preparation, filing, prosecution, and maintenance of such patent rights, including by providing [**] with (i) copies of all correspondence and material communications it sends to or it receives from the USPTO, the EPO and equivalent patent offices in foreign jurisdictions, relating to the [**], (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by [**], and (iii) a copy of applications as filed, together with notice of its filing date and serial number. Before [**] submits any material filing, including a new patent application, or response to such patent authorities with respect to the [**] shall provide [**] with drafts of such filing or response and provide [**] with a reasonable opportunity to review and comment on such filing or response. [**] shall take into account and consider in good faith [**] reasonable and timely requests and suggestions regarding the filing, prosecution and maintenance of the [**] under this Section 8.2.2(a).

(b) If [**] elects not to continue to prosecute a patent application within the [**], or elects not to maintain a patent within the [**] shall give [**] notice thereof within a reasonable period (but not less than [**] days) prior to allowing such patent applications or patents to lapse or become abandoned or unenforceable. The IP Working Group shall discuss the Parties’ respective views, and [**]; provided, however, that this Section 8.2.2(b) shall not apply if, instead of prosecuting such patent application, [**] instead files a divisional, continuation or continuation-in-part of such patent application, which divisional, continuation or continuation-in-part covers the same or greater scope for the relevant Product(s) as the [**] proposed to be abandoned.

(c) If a Third Party initiates a patent opposition, reexamination, or other pre- or post-grant proceeding in the USPTO, EPO or foreign equivalent, asserting that any [**] is invalid or otherwise unenforceable, other than in response to an infringement Action bought pursuant to Section 8.3, [**] shall control the response to such proceeding, but shall consult with [**] and shall take into account and consider in good faith [**] reasonable and timely requests and suggestions. For clarity, the provisions of Section 8.2.2(a) and (b) shall apply to any of these proceedings controlled by [**] shall not settle any such proceeding without [**] consent, such consent not to be unreasonably withheld. To the extent any amounts are paid in settlement of such proceeding with respect to an [**] by the Parties.

8.2.3. [**] Patent Rights. The Parties, through the IP Working Group, [**] decide whether, and how, to file, prosecute and maintain the [**] (other than the [**]) and shall [**] with respect thereto.

8.2.4. Maintenance and Prosecution Costs. All reasonable Patent Costs incurred by the Parties and their respective Affiliates with respect to [**], and the [**] shall be considered “[**]” and shall be included in [**].

8.2.5. Cooperation. Each Party shall, and shall cause its Affiliates to, reasonably cooperate, with the other with respect to the preparation, filing, prosecution and maintenance of Infinity Patent Rights, Joint Product Patent Rights and AbbVie Patent Rights pursuant to this Section 8.2.

8.3. Third Party Infringement.

8.3.1. Patent Enforcement Strategy. Promptly following the [**] of [**], the Parties, through the IP Working Group, shall meet and discuss generally the Parties’ enforcement strategy in both the US Territory and the Ex-US Territory with respect to the Infinity Patent Rights, AbbVie Patent Rights or Joint Patent Rights, which such strategy shall guide the Parties in their decision making with respect to enforcement of such Patent Rights pursuant to this Section 8.3.1, and [**]. In addition, upon receipt of notice by a Party under 8.3.2 of an actual or potential infringement by a Third Party of any Infinity Patent Rights, AbbVie Patent Rights or Joint Patent Rights, the IP Working Group will again convene with respect to the particular strategy to be undertaken with respect thereto, in light of the general strategy previously agreed upon.

8.3.2. Notice. Each Party shall promptly notify the other of any apparent, threatened or actual infringement by a Third Party of any Infinity Patent Rights, AbbVie Patent Rights or Joint Patent Rights of which it becomes aware, including receipt of any notice filed pursuant to 21 U.S.C.§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or any notice under comparable US or foreign Law (a “Paragraph IV Certification”), with respect to the Infinity Patent Rights, AbbVie Patent Rights or Joint Patent Rights.

8.3.3. Enforcement of [**].

(a) [**] shall have the first right to institute any infringement Action under any [**] where a Party reasonably determines that a Third Party is marketing or plans to market an infringing product [**] that competes with a Product, including such an infringement resulting from a Paragraph IV Certification. [**] shall have the right to institute such Action in the name of [**], or in the names of both of them.

(b) If [**] institutes an infringement Action in accordance with Section 8.3.3(a), [**] shall have the right to review and comment upon material strategic decisions relating to such Action, provided that [**] shall have the final say with respect thereto. In addition, [**] shall, and shall cause its Affiliates to, reasonably cooperate with [**] in its efforts to protect such [**] and shall agree to join as a party in any such Action, if required to give [**]. Further, [**] shall have a right, in [**] sole discretion, to join or otherwise participate in such Action with legal counsel selected by [**] shall notify and keep [**] apprised in writing of such Action and shall consider and take into account [**] reasonable interests and requests regarding such Action.

(c) If [**] does not institute an infringement Action to protect the [**] (i) [**] may institute such infringement Action. In such event, [**] shall have the right, but not the obligation, to institute such Action in the name of [**] or of [**], or in the names of both of them.

If [**] institutes an infringement Action in accordance with this Section 8.3.3(c), [**] shall, and shall cause its Affiliates to, reasonably cooperate with [**] in its efforts to protect such [**] and shall agree to join as a party in such Action, if required to give [**]. Further, [**] shall have a right, in [**] sole discretion, to join or otherwise participate in such Action with legal counsel selected by [**] shall notify and keep [**] apprised in writing of such Action and shall consider and take into account [**] reasonable interests and requests regarding such Action.

8.3.4. Enforcement of [**].

(a) [**] shall have the first right to institute any infringement Action under only those [**] for the Product [**], where a Party reasonably determines that a Third Party is marketing or plans to market an infringing product [**] that competes with a Product, including such an infringement resulting from a Paragraph IV Certification. [**] shall have the right to institute such Action in the name of [**], or in the names of both of them.

(b) If [**] institutes an infringement Action in accordance with Section 8.3.4(a), [**] shall have the right to review and comment upon material strategic decisions relating to such Action, provided that [**] shall have the final say with respect thereto. In addition, [**] shall, and shall cause its Affiliates to, reasonably cooperate with [**] in its efforts to protect such [**] and shall agree to join as a party in any such Action, if required to give [**]. Further, [**] shall have a right, in [**] sole discretion, to join or otherwise participate in such Action with legal counsel selected by [**] shall notify and keep [**] apprised in writing of such Action and shall consider and take into account [**] reasonable interests and requests regarding such Action.

(c) If [**] does not institute an infringement Action to protect such [**] from such infringement in a [**] (i) [**] may institute such infringement Action. In such event, [**] shall have the right, but not the obligation, to institute such Action in the name of [**] or of [**], or in the names of both of them. If [**] institutes an infringement Action in accordance with this Section 8.3.4(c), [**] shall, and shall cause its Affiliates to, reasonably cooperate with [**] in its efforts to protect such [**] and shall agree to join as a party in such Action, if required to give [**]. Further, [**] shall have a right, in [**] sole discretion, to join or otherwise participate in such Action with legal counsel selected by [**] shall notify and keep [**] apprised in writing of such Action and shall consider and take into account [**] reasonable interests and requests regarding such Action.

8.3.5. Enforcement of [**].

(a) [**] shall have the first right to institute infringement Action under the [**] where a Party reasonably determines that a Third Party is marketing or plans to market an infringing product in any country in the Territory that competes with a Product, including such an infringement resulting from a Paragraph IV Certification. [**] shall have the right to institute such Action in the name of [**] or of [**], or in the names of both of them.

(b) If [**] institutes an infringement Action in accordance with Section 8.3.5(a), [**] shall have the right to review and comment upon material strategic decisions relating to such Action, provided that [**] shall have the final say with respect thereto. [**] shall, and shall cause its Affiliates to, reasonably cooperate with [**] in its efforts to protect such [**] and shall agree to join as a party in such Action, if required to give [**]. Further, [**] shall have a right, in [**] sole discretion, to join or otherwise participate in such Action with legal counsel selected by [**] shall notify and keep [**] apprised in writing of such Action and shall consider and take into account [**] reasonable interests and requests regarding such Action.

(c) If [**] does not institute an infringement Action to protect the [**] from such infringement [**] (i) [**] or (ii) [**] may institute such infringement Action. In such event, [**] shall have the right, but not the obligation, to institute such Action in the name of [**] or of [**], or in the names of both of them. If [**] institutes an infringement Action in accordance with this Section 8.3.5(c), [**] shall, and shall cause its Affiliates to, reasonably cooperate with [**] in its efforts to protect such [**] and shall agree to join as a party in such Action, if required to give [**]. Further, [**] shall have a right, in [**] sole discretion, to join or otherwise participate in such Action with legal counsel selected by [**] shall notify and keep [**] apprised in writing of such Action and shall consider and take into account [**] reasonable interests and requests regarding such Action.

8.3.6. Cooperation. In any infringement Action brought under the [**] pursuant to Sections 8.3.3, 8.3.4 or 8.3.5, each Party shall, and shall cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the [**] in accordance with Sections 8.3.3, 8.3.4 or 8.3.5 and shall agree to be a party to such suit, if necessary. Notwithstanding the above, [**] or [**] brought pursuant to Sections 8.3.3, 8.3.4 or 8.3.5 without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Furthermore, the Party initiating any infringement Action pursuant to Sections 8.3.3, 8.3.4 or 8.3.5 shall provide the other Party with reasonable prior notice and opportunity to review and comment on, and shall consider in good faith all reasonable and timely comments from such other Party on, any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights pursuant to Sections 8.3.3, 8.3.4 or 8.3.5.

8.3.7. Expenses and Recoveries. All reasonable Out-of-Pocket Costs incurred by either Party pursuant to Sections 8.3.3, 8.3.4 or 8.3.5 in connection with enforcement of Patent Rights shall be [**]. Any recovery obtained as a result of any such Action, by settlement or otherwise, shall be [**].

8.3.8. Other Enforcement.

(a) The Parties shall jointly decide whether and how to enforce the Joint Patent Rights [**]. If required under applicable Law in order for the initiating Party to initiate or maintain a suit pursuant to this Section 8.3.8(a), the other Party or its Affiliate shall join as a party to the suit and shall offer reasonable assistance to the initiating Party in connection therewith. Unless otherwise agreed by the Parties, [**].

(b) [**].

(c) [**].

8.3.9. Claimed Infringement.

(a) Each of the Parties shall promptly notify the other if a Third Party brings any Action alleging patent infringement by AbbVie or Infinity or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Compound or Product (any such Action, an “Infringement Claim”). In the case of any Infringement Claim, the Parties shall promptly, and within [**] days after written notice from either Party to the other thereof, discuss which Party shall control the response to such Infringement Claim, and if the Parties do [**], the [**], subject to ARTICLE 11, [**]. Upon the request of the Party controlling the response to the Infringement Claim, the other Party shall reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party shall have the right to defend against the Infringement Claim.

(b) Subject to ARTICLE 11, with respect to any Infringement Claim for allegedly infringing activities conducted in or for the US, each Party shall bear [**] obtained by the Third Party asserting such Infringement Claim, by settlement or otherwise; provided, that, the Party with respect to which such Infringement Claim was brought had performed the allegedly infringing Development, Manufacture or Commercialization of a Licensed Compound or Product in accordance with this Agreement; in all other cases, the Party [**]. Subject to ARTICLE 11, the Out-of-Pocket Costs in defending, and providing requested assistance in the defense of, such Infringement Claim for allegedly infringing activities conducted in or for the [**] shall be considered [**], unless the Party with respect to which the Infringement Claim was brought [**] Development, Manufacture or Commercialization of a [**], in which case [**].

8.4. Patent Term Extensions. [**] shall have the sole right to determine which [**], if any, to extend pursuant to the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any country in the Territory, in order to protect any Product. [**] shall cooperate with [**] requests in connection therewith and use reasonable efforts to help gain any such patent term extension pursued at the direction of [**]. All Out-of-Pocket Costs incurred by either Party pursuant to this Section 8.4 shall be considered Shared Patent Prosecution Costs and included in the Development Costs.

8.5. Patent Marking. Each Party shall mark each Product made, used or sold under this Agreement (or when the character of the product precludes marking, the package containing any such Product) in accordance with all applicable Laws relating to patent marking.

8.6. Orange Book Listings. [**] shall have the sole right to determine which [**] to list in the Orange Book in the U.S. or other foreign equivalents and shall, at its discretion, undertake, at its costs and expense, to file any relevant information in order to ensure appropriate listing in the Orange Book relating to the Product; provided that [**] shall consult with [**] and the IP Working Group in making such determination, and [**] will cooperate with [**] reasonable requests in connection therewith.

8.7. Trademarks.

8.7.1. Retained Rights in Corporate Marks and Logos. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos. Neither Party shall use the other Parties’ corporate names or logos without obtaining prior written consent of the other Party.

8.7.2. Product Trademark.

(a) Selection. The JCC shall select a global Product Trademark for Products throughout the world consistent with the Global Branding Strategy.

(b) Promotion. Each Product shall be promoted and sold, in accordance with the provisions of this Agreement, in the Territory under the applicable Product Trademarks unless such Product Trademark cannot be legally used (either for regulatory or trademark law reasons), or the Parties agree that it is not commercially viable to use such Product Trademark, to promote and sell the Product in a country, in which case an alternative Product Trademark proposed by the JCC, with respect to a Product, shall be used in such country.

(c) Ownership.

(i) Infinity (or its Affiliates, as appropriate) shall own and retain all rights to Product Trademarks for Products worldwide, and all goodwill associated with or attached thereto arising out of the use thereof by the Parties, their Affiliates and Sublicensees shall inure to the benefit of Infinity. AbbVie, on behalf of itself and its Affiliates, hereby assigns to Infinity or its relevant Affiliate all right, title and interest in and to such Product Trademarks and goodwill. AbbVie will not contest, oppose or challenge Infinity’s ownership of such Product Trademarks.

(ii) Infinity shall own rights to any Internet domain names incorporating any Product Trademark, or any variation or part of any Product Trademark, as its URL address or any part of such address.

(iii) Infinity will use Diligent Efforts to register, maintain and enforce the Product Trademarks during the Term. All costs of such registration, maintenance and enforcement efforts (the “Product Trademark Costs”) shall be (A) Allowable Expenses to the extent such costs relate to Product Trademarks in the US and (B) shared equally by the Parties in accordance with Section 7.4.2 to the extent such costs relate to Product Trademarks in the Ex-US Territory.

8.7.3. Co-Branding. Unless otherwise agreed to by the Parties, all Promotional Materials relating to a Product in the Field shall display the applicable Product Trademark(s) and no other product-specific trademarks or branding; provided, however, that (a) to the extent permitted by Law and if reasonably practicable, the Parties shall include the Intellikine name or logo (the “Intellikine Mark”) on commercial packaging for such Product in the U.S. and a disclosure that the Intellikine Mark is licensed from Intellikine; provided, however, that any use of the Intellikine Mark shall be in compliance with Intellikine’s then-current reasonable trademark guidelines provided to Infinity and AbbVie; and (b) each Party shall, to the extent permitted by Law and unless otherwise agreed to by the JCC, include the corporate names of both Parties on packaging, labels, containers, advertisements and other materials related thereto with respect to the Products.

Intellikine or an Affiliate of Intellikine shall retain the ownership of the entire right, title and interest in and to the Intellikine Mark, and all goodwill associated with or attached to the Intellikine Mark arising out of the use thereof by the Parties, their Affiliates and Sublicensees shall inure to the benefit of Intellikine. Neither Party will contest, oppose or challenge Intellikine’s ownership of the Intellikine Mark. Each Party agrees that it will not at any time do any act or thing that will in any way impair Intellikine’s ownership of or rights in and to the Intellikine Mark or any registration thereof or that may depreciate the value of the Intellikine Mark or the reputation of Intellikine.

8.7.4. Quality Control. AbbVie agrees that the quality of the Products, and the Manufacture and Commercialization thereof, to the extent undertaken by AbbVie, marketed under the Product Trademarks shall be consistent with the specifications set forth in the relevant Supply Agreement and the standards of quality customary in the pharmaceuticals industry. Each Party shall, and shall cause its respective Affiliates to, comply with then-current trademark style and usage standards approved by Infinity, in accordance with this Agreement, in connection with the use of the Product Trademarks or approved by the applicable Party in connection with the use of its name or logo; provided, however, that the applicable Party shall approve any such standards with respect to the trademark style or use of its corporate names or logos. AbbVie shall, and shall cause its Affiliates to, at its own expense, submit a sample of each proposed use of a Product Trademark to the JCC for approval, which approval shall not be unreasonably withheld or delayed. Each Party shall, and shall cause its Affiliates to, at its own expense, submit a sample of each proposed use of the other Party’s name or logo to the JCC for approval, which approval shall not be unreasonably withheld or delayed. If the Party owning, as applicable, the relevant Product Trademark, name or logo reasonably objects to a proposed usage of a Product Trademark, name or logo, it shall give written notice of such objection to the other Party within [**] days of receipt by the JCC of such sample, specifying the way in which such usage of its Product Trademark, name or logo fails to meet the quality, style or usage standards for such Product or Product Trademark, name or logo set forth in the first two sentences of this Section 8.7.4. If the non-owning Party or its Affiliate wishes to use such sample, it must remedy the failure and submit further samples to the JCC for approval.

8.7.5. Enforcement. If either Party becomes aware of any infringement of any Product Trademark by a Third Party, such Party shall promptly notify the other Party. With respect to any such enforcement in the US Territory, the Parties shall promptly meet to determine how to enforce the Product Trademark in the US and the strategy for such enforcement, provided that [**] shall have the first right to bring and control such enforcement action in the [**] shall have the first right to bring and control such enforcement action for infringements of the Product Trademarks in the [**], but consistent with the agreed strategy for the [**] if there is a similar [**] case, and [**] shall keep [**] reasonably informed of such efforts. Upon [**] request, [**] shall reasonably cooperate with [**] in such enforcement efforts, including by joining or instituting any trademark litigation as a party where doing so is required for standing purposes under applicable Law. If [**] does not bring such Action in the [**] Territory within [**] days after the Parties’ discussion under the first sentence of this Section 8.7.5, then [**] shall have the right to do so, consistent with the agreed strategy for the [**] if there is a similar [**] case, and [**] shall keep [**] reasonably informed of such efforts. Upon [**] request, [**] shall reasonably cooperate with [**]in such enforcement efforts, including by joining or instituting any trademark litigation as a party where doing so is required for standing purposes under applicable Law. The costs incurred by the Parties pursuant to this Section 8.7.5 shall be (a) considered [**] to the extent such costs relate to enforcing the Product Trademarks in the US and (b) [**] by the Parties in accordance with Section 7.4.2, to the extent such costs relate to enforcing the Product Trademarks in the Ex-US Territory, and the [**] by the Parties pursuant to this Section 8.7.5 shall be (x) considered Other Income in calculating Net Profit or Loss, to the extent such recoveries arise from enforcing the Product Trademarks in the US and (y) [**] by the Parties in accordance with Section 7.4.2, to the extent such recoveries arise from enforcing the Product Trademarks in the Ex-US Territory.

ARTICLE 9.

CONFIDENTIALITY AND PUBLICITY

9.1. Confidential Information.

9.1.1. During the Term and for a period of [**] years after any termination or expiration of this Agreement, or such longer period as may be required under any Existing Infinity Third Party Agreement or Existing AbbVie Third Party Agreement, each Party agrees to, and shall cause its Affiliates to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Party.

9.1.2. Each Party agrees that it and its Affiliates shall provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, advisors and Sublicensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, in each case who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 9.1; provided, that each Party shall remain responsible for any failure by its Affiliates and Sublicensees, and its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under Section 9.1 (as if such Affiliates, employees, consultants, advisors and Sublicensees were parties directly bound to the requirements of this Section 9.1).

9.1.3. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (a) under appropriate written confidentiality obligations substantially equivalent to those in this Agreement, to its Affiliates, potential and actual permitted Sublicensees, contractors and any other Third Parties, to the extent such use or disclosure is reasonably necessary to perform its obligations or to exercise its rights under this Agreement, including but not limited to Section 4.1.6 herein; (b) to the extent such disclosure is consistent with this Agreement and is reasonably necessary for filing or prosecuting patent applications claiming the Development, Manufacture or Commercialization of Licensed Compounds or Products; (c) to its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis, in each case under appropriate confidentiality obligations (which may include professional ethical obligations) substantially equivalent to those in this Agreement; or (d) to the extent such disclosure is reasonably necessary: (i) in complying with the terms of the Existing Infinity Third Party Agreements and AbbVie Third Party Agreements that exist as of the Execution Date; (ii) in complying with the terms of agreements with Third Parties related to Licensed Compounds or Products that are entered into after the Execution Date; provided, that such agreements are entered into in compliance with the terms of this Agreement; or (iii) in prosecuting or defending litigation, complying with applicable Law as reasonably determined by such Party’s counsel, conducting Clinical Studies with respect to a Product in accordance with this Agreement, in Regulatory Filings, filings for Pricing and Reimbursement Approval or other communications or submissions to Regulatory Authorities with respect to a Product in accordance with this Agreement, or submitting information required to be submitted to Tax or other Governmental Authorities.

9.2. Residual Knowledge Exception. Notwithstanding any provision of this Agreement to the contrary, neither Party shall be liable for the internal use by its employees of Residual Knowledge for the purpose of conducting research, development and/or commercialization of pharmaceutical products for such Party or its Affiliates; provided, that (a) no use or reference to written or electronic copies of the disclosing Party’s Confidential Information or notes from review or exposure to such disclosing Party’s Confidential Information shall have been made to remember or complement such Residual Knowledge and (b) any such use made by a receiving Party of Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

9.3. Publicity.

9.3.1. Initial Press Releases. Promptly following the Execution Date, the Parties shall issue a mutually agreed press release regarding the subject matter of this Agreement, including a description of the financial terms, scope of planned Development and value of the Agreement, in the form attached hereto as Exhibit E.

9.3.2. Further Publicity. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Products in the Field that may include information that is not otherwise permitted to be disclosed under this ARTICLE 9, and that may be beyond what is required by Law, and each Party may make such disclosures from time to time. Such disclosures may include achievement of milestones, significant events in the Development process with respect to the Products, Commercialization activities with respect to the Products and the like. Except for the initial press releases described in Section 9.3.1:

(a) Whenever either Party elects to make any such public disclosure, it shall first notify the other Party of such planned press release or public announcement and provide a draft for review no less than [**] Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, with as much advance notice as possible under the circumstances if it is not possible to provide notice no less than [**] Business Days in advance). Each Party shall have the right to review and approve any such planned press release or public announcement proposed by the other Party, including any oral presentation or abstract, that contains Clinical Data or pertains to results of Clinical Studies or other studies with respect to the Licensed Compounds or Products, or that includes Confidential Information of the other Party; provided, however, that (A) the reviewing Party shall attempt to provide such approval as soon as reasonably possible and shall not unreasonably withhold such approval; (B) the reviewing Party shall provide explanations of its disapproval of such press release; and (C) a Party desiring to make such public disclosure may issue such press release or public announcement without such prior review by the other Party if (i) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (ii)

such press release or public announcement does not materially differ from the previously issued press release or other publicly available information; and provided, further, that the other Party shall have the right to review, but not approve, any press release or public announcement that the proposing Party determines is required by applicable law based on the advice of counsel, which public disclosures are subject to Section 9.3.2(b). The Party reviewing a press release provided under this Section 9.3.2 will review and approve or disapprove such press release within [**] Business Days after its receipt thereof. A press release will be deemed approved if the reviewing Party does not provide its disapproval during the reviewing period. If the reviewing Party disapproves of the press release within the reviewing period, either Party may refer the matter to the JSC for resolution together with the reasons for the withholding of approval. The JSC will make a decision on such matter within [**] Business Days after such referral. If the JSC cannot reach consensus on the matter within such [**] Business Day period, such publication or public disclosure shall be deemed not approved, notwithstanding anything in Section 2.9.3 to the contrary. For clarity, in the event a publication contemplated by this Section 9.3.2 implicates a Third Party’s rights under a AbbVie Third Party Agreement or Infinity Third Party Agreement, the counter party under such agreement shall be considered a reviewing Party and shall have the right to review and approve any planned press release or public announced proposed by the other Party, subject to the terms and conditions set forth herein.

(b) The principles to be observed in such disclosures shall include accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the business of the Party making such public disclosure. Nothing in this Section 9.3 shall restrict a Party from making a disclosure required by Law as reasonably determined by such Party’s counsel, including disclosures required by any laws or regulations relating to the public sale of securities.

9.4. Publications.

9.4.1. Global Publication Strategy. The JMAC shall develop a global publication strategy (with input from the JDC and JCC) for the publication or presentation of scientific information related to the Licensed Compounds and Products in the Field for approval by the JSC (the “Global Publication Strategy”). The JMAC may from time to time develop and submit to the JSC for approval proposed substantive amendments to the Global Publication Strategy. The JSC shall review such proposed amendments presented and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, the Global Publication Strategy shall be amended accordingly. The Parties acknowledge that each of Infinity and AbbVie has entered into agreements with Third Parties prior to the Execution Date, and may enter into agreements with Third Parties on or after the Execution Date, which permit such Third Parties to make publications regarding Licensed Compounds or Products, and agree that the Global Publication Strategy shall accommodate the ability of such Third Parties to make such publications; provided, that any publications contemplated by a Third Party under an Agreement with such Third Party that was entered into on or after the Execution Date shall be subject to review and comment by the other Party. Notwithstanding the foregoing (or Section 9.4.2), the Global Publication Strategy shall not be construed to limit a Party’s rights to make disclosures pursuant to Section 9.3.

9.4.2. Approval of Publications.

(a) Except as set forth in Sections 9.3 or 9.4.2(b), the publication and presentation of the results of Development carried out on the Licensed Compounds and Products in the Field (whether such Development is carried out by a Party, its Affiliates, Sublicensees or subcontractors) shall be governed by the Global Publication Strategy, and the Parties agree to conduct their publication activities in accordance with the Global Publication Strategy.

(b) Prior to the adoption of the Global Publication Strategy, the following procedures shall apply with respect to the Parties’ or their Affiliates’ publication and presentation of the results of Development carried out on the Licensed Compounds and Products in the Field: Prior to publishing or presenting the results of any Development activities related to the Licensed Compounds or Products, each Party (the “Publishing Party”) shall provide to the other Party (the “Reviewing Party”) a copy of any proposed abstracts, manuscripts or summaries of presentations that such Publishing Party intends to publish or present (“Proposed Publications”). Each Party shall designate in writing an individual(s) who shall be responsible for reviewing (or having reviewed) all Proposed Publications submitted by the other Party and may change such individual(s) on written notice to the other Party. Within [**] Business Days after receipt by the Reviewing Party, a designated individual of the Reviewing Party shall notify the Publishing Party in writing whether the Reviewing Party has an objection to the Proposed Publication because such Proposed Publication contains Confidential Information or patentable Know-How of the Reviewing Party or the Reviewing Party believes in good faith that such Proposed Publication is not in the best interests of the Exploitation of the Product. If a Reviewing Party notifies a Publishing Party that it has such an objection, the Publishing Party shall reasonably cooperate with the Reviewing Party to address such concern. The Publishing Party shall reasonably consider any other suggestions of the Reviewing Party. With respect to any proposed abstracts, manuscripts or summaries of presentations that investigators or other Third Parties propose to publish or present, such materials shall be subject to review under this Section 9.42(b) to the extent that Infinity or AbbVie, as the case may be, has the right to do so.

9.5. Public Filing of this Agreement. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement or any Related Agreement with the Securities & Exchange Commission or other Government Authorities and each Party is hereby authorized to comply with such obligation; provided, that each Party shall have the right to review and comment upon such filing, such comments to be considered in good faith and to be included in any such filing unless the filing Party has a good faith belief that the inclusion of such comments or any proposed redactions would violate its disclosure obligations under applicable securities law, or would adversely effect its ability to ultimately obtain confidential treatment for such filing.

ARTICLE 10.

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

10.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Execution Date:

10.1.1. Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

10.1.2. Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

10.1.3. Consents. Except for any Marketing Authorizations, Regulatory Filings, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of the Licensed Compounds and Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

10.1.4. No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would adversely affect the diligent and complete fulfillment of obligations hereunder and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations hereunder (as contemplated as of the Execution Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of Laws applicable to such Party, (b) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (c) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates.

10.1.5. Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

10.2. Additional Representations and Warranties of Infinity. Infinity represents and warrants to AbbVie that, as of the Execution Date:

10.2.1. Existing Patents. All Infinity Patent Rights existing as of the Execution Date are listed on Exhibit B (the “Existing Patents”). Infinity is, with respect to each Existing Patent listed on Exhibit B-1 the sole and exclusive owner of the entire right, title and interest in such Existing Patent; and with respect to each Existing Patent listed on Exhibit B-2, the sole and exclusive licensee of such Existing Patents. All Existing Patents are (i) subsisting and in good standing and (ii) being diligently prosecuted in the respective patent offices in the Territory in accordance with Law, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. To Infinity’s knowledge, all issued Existing Patents are subsisting and are not invalid or unenforceable, in whole or in part.

10.2.2. Existing Know-How. All Know-How being used by Infinity to Exploit the Licensed Compound and Products as of the Execution Date (a) constitues Infinity Know-How and is being licensed to AbbVie hereunder or (b) is generally known to the public.

10.2.3. Delivery of Documentation. True, complete, and correct copies of: (a) all Existing Regulatory Filings relating to the Product; and (b) all material adverse information with respect to the safety and efficacy of the Licensed Compound known to Infinity, in each case ((a) and (b)) have been provided or made available to AbbVie prior to the Execution Date.

10.2.4. Third Party Challenges to Infinity IP. There are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Infinity or any of its Affiliates relating to the Existing Patents or the Infinity Know-How. No claim or litigation has been brought or, to Infinity’s knowledge, threatened by any Person (a) alleging that the Existing Patents are invalid or unenforceable, (b) asserting the misuse, or non-infringement of any of the Infinity Patent Rights, (c) challenging Infinity’s Control of the Infinity Patent Rights or (d) alleging misappropriation of the Infinity Know-How.

10.2.5. Ownership and Encumbrances. Except as set forth in the Existing Infinity Third Party Agreements, the Infinity Patent Rights are free and clear of any liens, charges, encumbrances or, to Infinity’s knowledge, claims of ownership by any Third Party, other than (a) non-exclusive licenses granted by Infinity to Third Parties, which grants are not in conflict with, and do not preclude AbbVie from exercising, the licenses granted to AbbVie hereunder, or of the nature of material transfer agreements, clinical trial agreements and manufacturing agreements, which will not adversely affect AbbVie’s ability to Develop, Manufacture and Commercialize the Products in accordance with this Agreement, and (b) the rights of the relevant Third Party counterparties to the Existing Infinity Third Party Agreements and their licensors. Infinity is entitled to grant the licenses specified in the Agreement.

10.2.6. Non-Infringement of Third Party IP. To Infinity’s knowledge, the Development, Manufacture and Commercialization of the Licensed Compounds or Products, as conducted by Infinity prior to the Execution Date did not infringe any then-issued Patent Right or misappropriate any then-existing Know-How or other intellectual property or proprietary right of any Person. To Infinity’s knowledge, the Development, Manufacture and Commercialization of the Licensed Compounds or Products as specifically described in the initial GDP attached hereto as Exhibit C (other than the Combination Clinical Studies) would not infringe any Patent Right issued as of the Effective Date or misappropriate any Know-How or other intellectual property or proprietary right of any Person existing as of the Effective Date. To Infinity’s knowledge, the Infinity Patent Rights and Infinity Know-How comprise all of the Patent Rights and Know-How necessary for Developing the Licensed Compound and Product, other than Patent Rights and Know-How necessary for Developing any other active ingredient in Combination Products, in accordance with the Development Plan and for Commercializing the Product as it exists on the Execution Date. No written claim of infringement of the Patent Rights or misappropriation of the Know-How of any Third Party has been made, or to Infinity’s knowledge, threatened, against Infinity or any of its Affiliates with respect to the Development, Manufacture or Commercialization of the Licensed Compound or Products.

10.2.7. Absence of Litigation. Except as identified in Schedule 10.2.7, there are no judgments or settlements against or owed by Infinity or, to Infinity’s knowledge, pending litigation against Infinity or litigation threatened against Infinity in writing, in each case related to the Product, including any relating to any Regulatory Filings Controlled by Infinity as of the Effective Date.

10.2.8. US Government Rights. Neither Infinity nor any of its Affiliates is or has been a party to any agreement with the U.S. federal government or an agency thereof pursuant to which the U.S. federal government or such agency provided funding for the Development of a Licensed Compound or Product, and the inventions claimed or covered by the Existing Patents are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f).

10.2.9. Existing Infinity Third Party Agreements. (a) The Existing Infinity Third Party Agreements existing as of the Execution Date are the only agreements between Infinity and any Third Party pursuant to which Infinity has in-licensed any Existing Patents or pursuant to which Infinity owes any Third Party any royalties with respect to Licensed Compounds or Products; (b) prior to the Execution Date, Infinity has provided AbbVie with an opportunity to review complete and correct copies of the Existing Infinity Third Party Agreements existing as of the Execution Date; (c) to Infinity’s knowledge, such Existing Infinity Third Party Agreements remain in full force and effect as of the Execution Date; (d) as of the Execution Date, Infinity is in material compliance with the terms of such Existing Infinity Third Party Agreements and, to Infinity’s knowledge, the counterparties to such Existing Infinity Third Party Agreements are in material compliance with the terms of such Existing Infinity Third Party Agreements; and (e) Infinity has obtained any and all consents required under such Third Party Agreements as may be necessary to perform its obligations under this Agreement. Without limiting Section 10.1.4, the terms of this Agreement do not breach or constitute a default under the terms of any Existing Infinity Third Party Agreement.

10.2.10. Maintenance of Regulatory Filings, Good Laboratory and Clinical Practices. Infinity and its Affiliates have generated, prepared, maintained, and retained all Regulatory Filings that are required to be maintained or retained pursuant to and in material compliance with applicable Law, and have conducted in material compliance with applicable Law, including GLP and GCP, (a) all Development of the Licensed Compound or the Products in the Field that they have conducted prior to the Execution Date and (b) all Research activities that are material to the receipt of Regulatory Approval for the Product.

10.2.11. Confidentiality of Know-How. To the knowledge of Infinity and its Affiliates, no material breach of confidentiality has been committed by any Third Party with respect to the Infinity Know-How and Infinity has used reasonable measures to protect the confidentiality thereof.

10.2.12. Assignment of Third Party Rights.

(a) Infinity has obtained from each of its Affiliates, employees and agents, and from the employees and agents of its Affiliates, who are participating in the Exploitation of the Licensed Compound or Products, rights to any and all Know-How created by such employees and agents that relates to the Licensed Compound or Products, such that AbbVie shall, by virtue of this Agreement, receive from Infinity, without payments beyond those required by ARTICLE 7, the licenses and other rights granted to AbbVie hereunder, except with respect to those Persons from whom obtaining such rights is not customary, such as academic and non-profit Persons.

(b) Each Person who has or has had any ownership rights in or to any Existing Patents purported to be owned solely by Infinity, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Existing Patents to Infinity; to Infinity’s knowledge, no current officer, employee, agent, or consultant of Infinity or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of Patents or other intellectual property or proprietary information of Infinity or such Affiliate.

(c) Infinity and its Affiliates have employed (and, with respect to such tests and studies that Infinity will employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Licensed Compound and Products.

10.2.13. Statements to FDA and Other Regulatory Authorities. Neither Infinity nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compound or the Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compound or the Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Compound or the Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

10.3. Additional Representations and Warranties of AbbVie. AbbVie represents and warrants to Infinity that as of the Execution Date:

10.3.1. to its knowledge, AbbVie and its Affiliates do not own or Control any Patent Rights that Cover or claim any Licensed Compound, Product, or Exclusivity Compound, or the use of any of the foregoing.

10.3.2. neither AbbVie nor any of its Affiliates have received notice that AbbVie or its Affiliates do not have, or will not have, the right to conduct the Combination Clinical Studies.

10.3.3. AbbVie is not subject to any non-compete or other restrictions that would impair its ability to Develop and Commercialize the Licensed Compound or Product in the Field in the Territory as contemplated on the Execution Date.

10.4. No Debarment. Each Party represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing hereunder has ever been, or is currently: (A) debarred under 21 U.S.C. § 335a; (B) excluded, debarred, suspended, or otherwise ineligible to participate in Federal health care programs or in Federal procurement or non-procurement programs; (C) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (D) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing hereunder is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party shall immediately notify the other Party, and the other Party shall have the right to immediately terminate this agreement in accordance with Section 12.2. This provision shall survive termination or expiration of this Agreement.

10.5. No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY RELATED AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EACH PARTY UNDERSTANDS THAT THE LICENSED COMPOUNDS AND PRODUCTS ARE THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT, AND THAT NEITHER PARTY CAN ASSURE, AND EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE LICENSED COMPOUNDS AND PRODUCTS PURSUANT TO THIS AGREEMENT WILL RECEIVE REGULATORY APPROVAL OR WILL BE SAFE, EFFECTIVE, USEFUL OR SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED.

10.6. Covenants with Respect to Infinity Third Party Agreements.

10.6.1. Acknowledgement. AbbVie acknowledges and agrees, subject to the accuracy of the representations and warranties contained in Section 10.2.9, that (a) it has received a copy of the Existing Infinity Third Party Agreements existing as of the Execution Date and (b) all rights granted to and obligations (including any financial obligations) of AbbVie hereunder are subject to the terms and conditions of the Existing Infinity Third Party Agreements.

10.6.2. Compliance. AbbVie shall, and shall cause its Affiliates and Sublicensees to, comply in all material respects with the Infinity Third Party Agreements and take any action reasonably requested by Infinity, to prevent any potential material breach by AbbVie, its Affiliates or Sublicensees of any term of any Infinity Third Party Agreement. Without limiting the generality of the foregoing, the Third Party counterparty to any Infinity Third Party Agreement (and their licensors) shall have the same rights of audit and inspection with respect to AbbVie and its Affiliates and Sublicensees as granted by Infinity to such Third Party counterparty (or its licensor) pursuant to the applicable Infinity Third Party Agreement, provided, however, that (a) any audit conducted by a Third Party counterparty to any Infinity Third Party Agreement (or such party’s licensor) shall constitute an audit conducted by Infinity for purposes of Section 7.5 of this Agreement and (b) any such audit shall be limited to the scope set forth in Section 7.5 of this Agreement.

10.6.3. Termination and Amendments. Infinity shall not, without AbbVie’s prior written consent (which shall not be unreasonably withheld), terminate, or enter into any amendment to, any Infinity Third Party Agreement which termination or amendment would have an adverse effect, in any material respect, on AbbVie’s rights or obligations under this Agreement or on the Development, Manufacture or Commercialization of the Products as contemplated hereunder. To the extent permitted under the relevant Infinity Third Party Agreement, Infinity shall provide AbbVie with a copy of all modifications to or amendments of the Infinity Third Party Agreements, regardless of whether AbbVie’s consent was required with respect thereto.

10.6.4. Breach of Infinity Third Party Agreements. Each Party shall use Diligent Efforts not to perform any acts or omissions that would constitute a breach of any of the Infinity Third Party Agreements which breach would have an adverse effect, in any material respect, on the Development, Manufacture or Commercialization of the Products as contemplated hereunder. Each Party shall provide the other promptly with notice of the occurrence of any such breach (or receipt of notice of an allegation of any such breach). AbbVie may deduct from payments due to Infinity any expenses incurred by AbbVie to cure any breach by Infinity of an Infinity Third Party Agreement, unless such breach was caused by AbbVie (including AbbVie’s breach of any obligation hereunder).

10.6.5. Intellikine Agreement.

(a) Subject to the terms of this Section 10.6.5, the sublicenses granted to AbbVie hereunder with respect to the Patent Rights and Know-How licensed to Infinity pursuant to the Intellikine Agreement shall terminate upon termination of the Intellikine Agreement (except as provided in Section 15.1(b) therein) and the provisions of Section 15.2 of the Intellikine Agreement shall, to the extent applicable to AbbVie, apply, except that any such sublicense to AbbVie of the rights granted to Infinity under Section 2.1 of the Intellikine Agreement to develop or commercialize Licensed Compounds or Products shall not terminate upon termination of the Intellikine Agreement but instead shall remain in full force and effect if AbbVie is not then in material breach of this Agreement and AbbVie provides to Intellikine within thirty (30) days after termination of the Intellikine Agreement a written agreement to be bound as AbbVie under the terms and conditions of the Intellikine Agreement as to the field and territory in which AbbVie has been granted rights under this Agreement.

(b) If, as a result of AbbVie’s acts or omissions, Infinity breaches its obligations under the Intellikine Agreement, Infinity shall provide AbbVie with prompt written notice of the actions or omissions by AbbVie causing such breach upon becoming aware of such breach (such actions and omissions, a “Headlicense Breach”). AbbVie shall have an opportunity to cure such Headlicense Breach in accordance with the terms set forth in Section 12.2.1 (but without any extension of the cure period therein), so long as AbbVie provides evidence to Infinity during such cure period of its actions to cure such breach. If AbbVie fails to cure its Headlicense Breach or to provide evidence of such actions in accordance with the preceding sentence, AbbVie’s Headlicense Breach shall be considered a material breach of this Agreement by AbbVie, which material breach shall not be subject to any further cure periods under Section 12.2.1 of this Agreement.

(c) In the event the Intellikine Agreement is terminated for any reason other than a Headlicense Breach or other than any action by AbbVie giving rise to a right for Infinity to terminate this Agreement under Section 12.2.3 and AbbVie enters an agreement to be bound as AbbVie under the terms and conditions of the Intellikine Agreement or otherwise acquires or licenses rights from Intellikine permitting AbbVie to develop or commercialize Licensed Compounds or Products, with the right to sublicense such rights to Infinity, then all payments made or owing by AbbVie pursuant to such agreement shall be deducted from and recouped against all payments made or owing by AbbVie to Infinity under this Agreement.

10.7. Covenants with Respect to AbbVie Third Party Agreements.

10.7.1. Notwithstanding anything to the contrary herein, all rights, licenses and sublicenses granted by AbbVie to Infinity, and all obligations imposed on Infinity, hereunder or under any Related Agreement are subject to, and shall be construed in accordance with, the AbbVie Third Party Agreements, and nothing herein shall be interpreted in a manner inconsistent with Infinity’s obligations under any AbbVie Third Party Agreement.

10.7.2. Infinity shall, and shall cause its Affiliates and Sublicensees to, comply in all material respects with the AbbVie Third Party Agreements and take any action reasonably requested by AbbVie, to prevent any potential material breach by Infinity, its Affiliates or Sublicensees of any term of any AbbVie Third Party Agreement. Without limiting the generality of the foregoing, the Third Party counterparty to any AbbVie Third Party Agreement (and their licensors) shall have the same rights of audit and inspection with respect to Infinity and its Affiliates and Sublicensees as granted by AbbVie to such Third Party counterparty (or its licensor) pursuant to the applicable AbbVie Third Party Agreement, provided, however, that (a) any audit conducted by a Third Party counterparty to any AbbVie Third Party Agreement (or such party’s licensor) shall constitute an audit conducted by AbbVie for purposes of Section 7.5 of this Agreement and (b) any such audit shall be limited to the scope set forth in Section 7.5 of this Agreement.

10.7.3. AbbVie shall not, without Infinity’s prior written consent (which shall not be unreasonably withheld), terminate, or enter into any amendment to, any AbbVie Third Party Agreement which termination or amendment would have a material adverse effect on Infinity’s rights or obligations under this Agreement or on the Development, Manufacture or Commercialization of the Products as contemplated hereunder. To the extent permitted under the relevant AbbVie Third Party Agreement, AbbVie shall provide Infinity with a copy of all modifications to or amendments of the AbbVie Third Party Agreements, regardless of whether Infinity’s consent was required with respect thereto.

10.7.4. Notwithstanding anything to the contrary herein, the rights, licenses and sublicenses granted by AbbVie to Infinity in this Agreement or any Related Agreement are subject to the terms and conditions of the applicable AbbVie Third Party Agreements, and the rights granted to or retained by the counterparties thereunder or their licensors.

10.7.5. Each Party shall use Diligent Efforts not to perform any acts or omissions that would constitute a breach of any of the AbbVie Third Party Agreements which breach would have a material adverse effect on the Development, Manufacture or Commercialization of the Products as contemplated hereunder. Each Party shall provide the other promptly with notice of the occurrence of any such breach (or receipt of notice of an allegation of any such breach).

10.7.6. AbbVie shall (a) use Diligent Efforts to comply with the terms of each AbbVie Third Party Agreement; and (b) promptly notify Infinity in writing if AbbVie receives any notice alleging breach with a AbbVie Third Party Agreement or terminating, or purporting to terminate, a AbbVie Third Party Agreement. In the event that AbbVie receives written notice alleging that it is in breach of any AbbVie Third Party Agreement, AbbVie shall advise Infinity thereof and provide Infinity with a copy of such notice to the extent permitted under such AbbVie Third Party Agreement. In the event that AbbVie does not cure or challenge the breach alleged in such notice (which may include causing the counterparty to such AbbVie Third Party Agreement to retract such allegation) by the date that is five (5) days before the date on which such counterparty would be permitted to terminate such AbbVie Third Party Agreement due to such breach, then Infinity shall have the right, to the extent practicable and to the extent permitted under such AbbVie Third Party Agreement, to remedy the situation alleged in such notice and AbbVie shall reimburse Infinity for any Out-of-Pocket Costs that Infinity reasonably incurs in remedying such breach.

10.8. Insurance. Each Party, at its own expense, shall maintain liability insurance (or self-insure) with respect to its activities hereunder in an amount consistent with industry standards. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. Without limiting the foregoing, during the Term and thereafter for the period of time required below, each Party shall maintain on an ongoing basis comprehensive general liability insurance in the minimum amount of $[**] per occurrence and $[**] annual aggregate combined single limit for bodily injury and property damage liability; and products liability insurance (including contractual liability coverage on such Party’s indemnification obligations under this Agreement) in the amount of at least $[**] per occurrence and as an annual aggregate combined single limit for bodily injury and property damage liability; provided, however, that (a) prior to the initiation of any Clinical Study, the Party responsible for such Clinical Study shall secure and maintain in full force and effect clinical trial insurance in compliance with applicable Law in those countries where such Clinical Study is conducted, and (b) commencing not later than [**] days prior to the reasonably anticipated First Commercial Sale of a Licensed Compound or Product, and thereafter for the period of time required below, each Party shall obtain and maintain on an ongoing basis products liability insurance (including contractual liability coverage on such Party’s indemnification obligations under this Agreement) in the amount of at least $[**] per occurrence and as an annual aggregate combined single limit for bodily injury and property damage liability. All of such insurance coverage may be maintained through a self-insurance plan that substantially complies with the foregoing limits and requirements and may be satisfied through one or more policies, including an umbrella policy; provided, that such self-insurance is determined to be investment quality by a recognized rating agency such as Moody’s or Standard & Poor’s. Not later than [**] days following receipt of written request from a Party, the other Party shall provide to the requesting Party a letter(s) affirming appropriate self-insurance and/or a certificate of insurance evidencing such coverage in accordance with this Agreement. Each Party shall maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [**] years thereafter, and, if applicable, shall provide certificates and/or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party shall be provided at least [**] days’ prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance shall not relieve that Party of its obligations set forth in this Agreement.

ARTICLE 11.

INDEMNIFICATION

11.1. General Indemnification By Infinity. Infinity shall indemnify and hold harmless AbbVie, its Affiliates and their respective directors, officers, employees and agents (collectively, the “AbbVie Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any AbbVie Indemnified Party to the extent resulting from: (a) any breach of, or inaccuracy in, any representation or warranty made by Infinity in this Agreement, or any breach or violation by Infinity of any covenant or agreement in this Agreement; (b) the negligence or intentional misconduct of, or violation of Law by, Infinity, any of its Affiliates or Sublicensees, or any of their respective directors, officers, employees and agents, in performing Infinity’s obligations or exercising Infinity’s rights under this Agreement; (c) activities conducted by Infinity or its Affiliates related to the Development, Manufacture, or other Exploitation of the Products or the Licensed Compounds anywhere in the world prior to the Execution Date, other than product liability claims; and (d) subject to Section 12.3.10, the Development, Commercialization, Manufacture, or other Exploitation of any Products or the Licensed Compounds anywhere in the world after the termination of this Agreement.

11.2. General Indemnification By AbbVie. AbbVie shall indemnify and hold harmless Infinity, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Infinity Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any Infinity Indemnified Party to the extent resulting from: (a) any breach of, or inaccuracy in, any representation or warranty made by AbbVie in this Agreement, (b) any breach or violation by AbbVie of any covenant or agreement in this Agreement, or (c) the negligence or intentional misconduct of, or violation of Law by, AbbVie, any of its Affiliates or Sublicensees, or any of their respective directors, officers, employees and agents, in performing AbbVie’s obligations or exercising AbbVie’s rights under this Agreement.

11.3. Claims for General Indemnification. With respect to a Product Liability Action, Section 11.4, rather than this Section 11.3, shall apply to the extent set forth therein.

11.3.1. Notice. An Indemnified Party entitled to indemnification under Sections 11.1 or 11.2 shall give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

11.3.2. Defense. Within [**] days after delivery of a notice of any Third Party Claim in accordance with Section 11.3.1, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense.

11.3.3. Cooperation. The Party controlling the defense of any Third Party Claim shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall reasonably consider recommendations made by the other Party with respect thereto. The other Party shall reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all Out-of-Pocket Costs of such cooperation to be borne by the Party controlling such defense.

11.3.4. Settlement. The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

11.3.5. Allocation of Costs. For clarity, all costs incurred pursuant to this Section 11.3 shall be excluded from Development Costs and Allowable Expenses.

11.4. Conduct of Product Liability Actions.

11.4.1. Each Party shall promptly notify the other if any Third Party files a Product Liability Action against such Party or any of its Affiliates. In the event of a Product Liability Action against a single Party, the unnamed Party shall have the right, in the unnamed Party’s sole discretion, to join or otherwise participate in such Action with legal counsel selected by the unnamed Party and reasonably acceptable to the named Party. The Party named in such Product Liability Action shall have the right to control the defense of the action, but shall notify and keep the unnamed Party apprised in writing of such action and shall consider and take into account the unnamed Party’s reasonable interests and requests and suggestions regarding the defense of such action. In the event of a Product Liability Action against both Parties, the Parties shall mutually agree upon which Party shall control the response to such Product Liability Action.

11.4.2. The unnamed Party of a Product Liability Action shall reasonably cooperate with the named Party in the preparation and formulation of a defense to such Product Liability Action, and in taking other steps reasonably necessary to respond to such Product Liability Action. The named Party shall have the sole and exclusive right to select its counsel for the defense to such Product Liability Action. If required under applicable Law in order for the named Party to maintain a suit in response to such Product Liability Action, the unnamed Party shall join as a party to the suit. The unnamed Party shall also have the right to participate and be represented in any such suit by its own counsel. The named Party shall not settle or compromise any Product Liability Action without the consent of the other Party, which consent shall not be unreasonably withheld.

11.4.3. With respect to Product Liability Actions arising in the Ex-US Territory, except with respect to such portion (if any) of Product Liability Costs that are Losses entitled to indemnification under Sections 11.1 or 11.2, which shall be solely borne by the relevant Indemnifying Party, all Product Liability Costs related to such actions shall be borne by the Party incurring such costs. With respect to Product Liability Actions arising in the US, except with respect to such portion (if any) of Product Liability Costs that are Losses entitled to indemnification under Sections 11.1 or 11.2, which shall be solely borne by the relevant Indemnifying Party, all Product Liability Costs related to such actions shall be considered “Shared Product Liability Costs” and included in Allowable Expenses.

ARTICLE 12.

TERM AND TERMINATION

12.1. Term. Unless terminated earlier in accordance with this ARTICLE 12, this Agreement becomes effective as of the Effective Date and shall remain in force for the period commencing on the Effective Date and ending upon the cessation of all Development, Manufacturing and Commercialization activities with respect to all Licensed Compounds and Products (the “Term”).

12.2. Early Termination.

12.2.1. Termination for Material Breach.

(a) Termination for Material Breach. Upon (i) any material breach of this Agreement by Infinity or (ii) any material breach of this Agreement by AbbVie, other than a material breach as set forth below in Section 12.2.1(c) or 12.2.1(d) (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) shall have the right, but not the obligation, to terminate this Agreement in its entirety by providing [**] days written notice to the Breaching Party in the case of a material breach of a payment obligation and [**] days written notice to the Breaching Party in the case of any other material breach, which notice shall, in each case (a) expressly reference this Section 12.2.1, (b) reasonably describe the alleged breach which is the basis of such termination, and (c) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. Notwithstanding the foregoing, (x) if the alleged material breach by AbbVie is that it has failed to use Diligent Efforts to seek Regulatory Approval for or Commercialize the Product in a particular country in the Ex-US Territory under Section 5.1.3(b), then Infinity shall have the right to terminate this Agreement solely with respect to such country (and not in its entirety); and (y) AbbVie may elect, in lieu of terminating this Agreement, to proceed as set forth below in Section 12.2.1(b) and 12.2.1(d) in the case of material breach by Infinity. The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to the Product. Notwithstanding the foregoing, (1) if such material breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Diligent Efforts to cure such breach in accordance with such written plan; provided, that no such extension shall exceed [**] days without the consent of the Non-Breaching Party; and (2) if the Breaching Party disputes that it has materially breached this Agreement, the dispute shall be resolved pursuant to ARTICLE 13. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in material breach of this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to cure such material breach within [**] days after such ruling (whether or not such actions are specified by the Adverse Ruling) (or [**] days after such ruling in the case of a payment breach), then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party as provided in this Section 12.2.1(a).

(b) Breach by Infinity of its Development Obligations. If Infinity materially breaches its obligation under Section 4.3.1 to use Diligent Efforts to conduct the Development of the Licensed Compound, including a material breach of its obligations under any Regulatory Approval, then following the notice and cure periods, and where applicable, any Adverse Ruling, all as described in Section 12.2.1(a), AbbVie shall have the right, in lieu of terminating this Agreement in its entirety, to terminate only that portion of this Agreement that provides Infinity with the right to conduct Development activities and to thereafter assume the conduct of all Development activities allocated to Infinity under the GDP upon thirty (30) days written notice to Infinity (or such longer period as AbbVie may determine is needed to implement such transition). In such event, the Development Costs for such assumed Development activities shall remain solely the obligation of Infinity, up to the Development Threshold, and thereafter, shared equally by the Parties in accordance with Section 4.6.1. To the extent Infinity fails to fund such assumed Development activities by AbbVie, AbbVie shall, in addition to any other remedies (including the right to terminate this Agreement under Section 12.2.1(a)), fund such amounts consistent with the then-current GDP and Development Budget, and such amounts shall be deducted and recouped from any amounts thereafter owing to Infinity. No assumption of Development activities shall alter Infinity’s rights to share in the Net Profit or Loss in the US, or receive milestones and royalties set forth in ARTICLE 7 and Schedule 7 or any other economic provisions of this Agreement.

(c) Breach by AbbVie of its Development Obligations. If AbbVie materially breaches its Development diligence obligations under Section 4.3.1, then Infinity shall not have the right to terminate this Agreement, but rather Infinity shall have the right to terminate only that portion of this Agreement that provides AbbVie with the right to conduct Development activities, and thereafter assume the conduct of all such Development activities under the GDP, following the notice and cure periods, and where applicable any Adverse Ruling, all described in Section 12.2.1(a), upon thirty (30) days written notice to AbbVie; provided, however, that in no event will Infinity have the right to conduct any Clinical Study that includes the AbbVie Combination Compound, in combination with the Licensed Compound or cast a deciding vote with respect to such matters. Such assumption will not affect the allocation of Development Costs of such assumed Development activities as set forth in Section 4.6.1, nor any other economic provisions of this Agreement.

(d) Breach of Commercialization Obligations by Either Party. If (i) AbbVie materially breaches its obligations to use Diligent Efforts to Co-Promote the Product in the US, or (ii) Infinity materially breaches its obligations to use Diligent Efforts to either (x) Co-Promote the Product, (y) distribute and sell the Product, or (z) provide patient services, in each case, in the US, then the Non-Breaching Party shall have the right, following the notice and cure periods, and where applicable any Adverse Ruling, all described in Section 12.2.1(a), to (A) terminate only that portion of this Agreement that provides the Breaching Party with the right to so conduct just those Commercialization activities that gave rise to such material breach, and thereafter assume the right to conduct just such Commercialization activities itself (e.g., in the case of uncured material breach by Infinity of its obligations to distribute and sell the Product, AbbVie would have the right to terminate Infinity’s rights to conduct such activities and to assume such activities, the breaching Party would have the right continue conducting all other Commercialization activities for which it is responsible hereunder) and (B) notwithstanding Section 2.9.3, cast a deciding vote with respect to all matters referred to the Executive Officers by the JSC pursuant to Section 2.9.2 relating to such Commercialization activities under this Agreement consistent with such Party’s diligence obligations under this Agreement. If AbbVie terminates Infinity’s rights to distribute and sell the Product in the US Territory in accordance with Section 5.5, then AbbVie shall distribute and sell the Product and the terms of Section 7.2.1 and Section 7.5 shall apply mutatis mutandis to the Parties.

(e) Recoupment. If a Party materially breaches this Agreement and the other Party is awarded damages pursuant to a dispute resolution procedure under ARTICLE 13, then the Party awarded such damages, in addition to any other remedies, shall recoup any unrecovered damages against payments due the breaching Party under this Agreement.

12.2.2. Termination by AbbVie Unilaterally.

(a) AbbVie may, upon ninety (90) days’ prior written notice to Infinity, which notice expressly references this Section 12.2.2, unilaterally terminate this Agreement without cause.

(b) If AbbVie provides notice of termination pursuant to Section 12.2.2(a), this Agreement shall remain in full force and effect until the effective date of such termination. In the event of termination pursuant to Section 12.2.2(a), during the period from the date of AbbVie’s notice of termination until the effective date of termination, all licenses and rights granted to AbbVie under this Agreement shall be non-exclusive.

12.2.3. Challenges of Infinity Patent Rights. If AbbVie or any of its Affiliates or Sublicensees (a) commences or participates in any Action (including any patent opposition, re-examination or invalidation proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Infinity Patent Right or any claim thereof or (b) actively and knowingly assists any Person in bringing or prosecuting any Action (including any patent opposition, re-examination or invalidation proceeding) challenging or denying the validity or enforceability of any Infinity Patent Right or any claim thereof (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by Law, Infinity may, in its sole discretion, give at least thirty (30) days prior written notice to AbbVie that Infinity may terminate this Agreement, and, unless AbbVie, its Affiliates and Sublicensees, as applicable, withdraw or cause to be withdrawn all such challenges (or in the case of ex-parte proceedings, multi-party proceedings or other Patent Challenges that AbbVie, its Affiliate or Sublicensee do not have the power to unilaterally withdraw or cause to be withdrawn, AbbVie, its Affiliates and Sublicensees cease actively assisting any other party to such Patent Challenge and, to the extent AbbVie, its Affiliate or Sublicensee is a party to such Patent Challenge, it withdraws from such Patent Challenge) within thirty (30) days after AbbVie’s receipt of notice regarding such Patent Challenge, Infinity may terminate this Agreement by providing written notice thereof to AbbVie.

12.2.4. Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

12.3. Effects of Termination. In the event of expiration or termination of this Agreement, in its entirety or with respect to any country, for any reason, the provisions of this Section 12.3 shall apply, with respect to the terminated country or this Agreement in its entirety, as applicable.

12.3.1. Effects of Termination Generally. Promptly following the receipt of any notice of termination in the entirety pursuant to Section 10.6.5(b), 12.2.1, 12.2.2, 12.2.3 or 12.2.4, Infinity shall prepare, with AbbVie’s reasonable cooperation (as reasonably requested by Infinity), and the Parties shall negotiate, a termination and wind-down plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 12.3 (“Termination and Wind-Down Plan”). Except as set forth in this ARTICLE 12, the Parties acknowledge and agree that the Parties’ obligations under this Agreement generally, including the GDP and all Commercialization Plans, shall terminate conclusively and neither Party shall have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section 12.2.1; provided that if this Agreement is terminated with respect to a particular country only, then such rights and obligations will terminate only to the extent they relate solely to the terminated country. If AbbVie has provided a notice of termination under Section 12.2.2(a), Infinity may shorten the termination notice period under Section 12.2.2(a) in its discretion.

12.3.2. Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination; provided, that no milestone payment shall be due pursuant to Section 7.1 if the event triggering such milestone payment occurs during the period following a notice of termination but before the effective date of termination.

12.3.3. Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement in whole or in part by a Party shall be without prejudice to other remedies any Party may have at law or equity.

12.3.4. Survival. This Section 12.3.4, the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, shall survive any expiration or termination of this Agreement in its entirety: Section 3.2.4 ([**]); Section 8.1 (Ownership of Inventions); Section

8.1.2 ([**] Prosecution) (solely with respect to [**]), Section 8.3 (Third Party Infringement) (solely with respect to [**]), Section 8.7.1 (Retained Rights in Corporate Marks and Logos); Section 8.7.2(c) (Ownership); ARTICLE 9 (Confidentiality); ARTICLE 10 (Representations and Warranties); ARTICLE 11 (Indemnification); Section 12.3 (Effects of Termination); Section 14.4 (Choice of Law); Section 14.5 (Notices); Section 14.12 (No Consequential or Punitive Damages); Section 14.20 (Records Generally); ARTICLE 13 (Alternative Dispute Resolution); and, to the extent that any obligations have accrued prior to termination for any reason under this ARTICLE 12 or otherwise extend beyond the effective date of termination (as expressly set forth therein), the payment provisions in ARTICLE 7 (Financial Provisions). Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE 1, shall survive to the extent required. Except as otherwise provided in this Section 12.3.4, all rights and obligations of the Parties under this Agreement, including any licenses granted hereunder, shall terminate upon expiration or termination of this Agreement in its entirety or solely with respect to the terminated country, as the case may be, for any reason.

12.3.5. Summary of Activities. Within [**] days after the notice of termination of this Agreement is provided, AbbVie shall provide to Infinity a comprehensive report of the status and results of its, and its Affiliates’ and Sublicensees’ activities under this Agreement, including its and its Affiliates’ and Sublicensees’ Development, Manufacturing and Commercialization activities, if any, with respect to Licensed Compounds and Products in the country(ies) or territory where such termination has occurred, as applicable.

12.3.6. Regulatory Filings and Regulatory Approvals. At Infinity’s request, AbbVie shall, promptly following the effectiveness of such termination, assign and transfer to Infinity, all Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations for Products that are held or controlled by or under authority of AbbVie or its Affiliates or Sublicensees as of the effective date of termination, with respect to the terminated country or the Territory, as the case may be, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations to Infinity. If this Agreement is terminated in its entirety, AbbVie shall also promptly transfer control of and responsibility for maintaining the global safety database for Products to Infinity (if previously held by AbbVie or its Affiliates), and Infinity shall accept such transfer and responsibility. If applicable Law prevents or delays the transfer of ownership of any such Regulatory Filing, filing for Pricing and Reimbursement Approval or Marketing Authorizations to Infinity, AbbVie shall grant, and does hereby grant, to Infinity an exclusive and irrevocable right of access and Right of Reference to such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations for the Products in the Territory or the terminated country, as the case may be, and shall reasonably cooperate to make the benefits of such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations available to Infinity or its designee(s). Infinity shall have the right to grant licenses or sublicenses (as applicable) under the rights granted to it under this Section 12.3.6 to its Affiliates and Third Parties, through multiple tiers. For clarity, the rights and obligations in this Section 12.3.6 shall not apply to Regulatory Filings and Regulatory Approvals relating to or involving AbbVie Combination Compounds.

12.3.7. Technology Licenses.

(a) Upon the effectiveness of any termination of this Agreement, (i) all rights and licenses granted by Infinity hereunder shall immediately terminate, in their entirety or solely in the terminated country(ies), as applicable, and (ii) AbbVie shall and hereby does grant to Infinity, effective upon the effective date of any such termination, an exclusive, royalty-bearing, perpetual, irrevocable license under the AbbVie Intellectual Property to Develop, Manufacture and Commercialize Licensed Compounds and Products in the Field in the Territory or the terminated country(ies), as applicable; provided that: (i) the foregoing license shall exclude any license or other rights with respect to any active ingredient that is not a Licensed Compound and which is covered by Patents Controlled by AbbVie or any of its Affiliates, including, for clarity, AbbVie Combination Compound; (ii) Infinity shall be responsible for (A) making any payments (including royalties, milestones and other amounts) payable by AbbVie to Third Parties under any Third Party agreements with respect to the AbbVie Patents and AbbVie Know-How that are the subject of the license granted by AbbVie to Infinity pursuant to this Section 12.3.6 and that arise out of the Exploitation of the Products in the Territory of the terminated country(ies), as applicable, by Infinity or its Affiliate or Sublicensees by making such payments directly to AbbVie and, in each instance, Infinity shall make the requisite payments to AbbVie and provide the necessary reporting information to AbbVie in sufficient time to enable AbbVie to comply with its obligations under such Third Party agreements, and (B) complying with any other obligations included in any such Third Party agreements that are applicable to the grant to AbbVie of such license or to the exercise of such license by Infinity or any of its Affiliates or Sublicensees; and (iii) AbbVie shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by Infinity under this Section 12.3.7. Infinity shall have the right to grant sublicenses under the rights granted to it under this Section 12.3.7 to its Affiliates and Third Parties, through multiple tiers, except as may be limited by any applicable AbbVie Third Party Agreement.

(b) In consideration of the license under Section 12.3.7 and payments then made to date by AbbVie under this Agreement, Infinity shall pay AbbVie a royalty on Net Sales of each Product in each country of the Territory or the terminated country(ies), as applicable, during the Post-Termination Royalty Term for such Product in such country(ies) in the following circumstances and at the following rates: (A) if this Agreement is terminated by AbbVie under Section 12.2.1(a) for Infinity’s material breach, the royalty rate will be (x) [**] percent ([**]%) of Net Sales [**] but such royalties will be paid only until the cumulative royalty payments under this Section 12.3.7 equal [**] (B) if this Agreement is terminated by Infinity under Section 12.2.1(a) (in its entirety or with respect to a particular country(ies)) for AbbVie’s material breach, the royalty rate will be [**] percent ([**]%) of Net Sales. For purposes of this Section 12.3.6, the definition of “Net Sales” and the terms of ARTICLE 7 shall apply mutatis mutandis to the calculation (including royalty reduction), payment, recording, and auditing of Infinity’s obligations to pay royalties under this Section. For purposes of this Section, “Post-Termination Royalty Term” means, with respect to each Product and each country or other jurisdiction in the Territory or terminated country(ies), as applicable, the period beginning on the date of the First Sale of such Product in such country or other jurisdiction after termination of this Agreement and ending on [**].

12.3.8. Survival of Sublicenses. In the event of a termination of this Agreement while a sublicense of rights granted by AbbVie with respect to the terminated country is in effect, the terms of this Section 12.3.8 shall apply, provided, that the applicable Sublicensee is not in material breach of the applicable sublicense agreement. In such event, (i) all of such Sublicensee’s obligations under the applicable sublicense agreement to AbbVie shall remain in effect as obligations to Infinity and shall be enforceable solely by Infinity as a third party beneficiary, (ii) such Sublicensee’s rights under the sublicense agreement that do not exceed and are not inconsistent with Infinity’s obligations to AbbVie under this Agreement, whether in scope, duration, nature or otherwise, shall survive termination; provided, that the foregoing shall in no way be interpreted to increase the scope, duration, territory or other aspect of the rights sublicensed to such Sublicensee and (iii) all of AbbVie’s rights under the sublicense agreement shall remain in effect, may be exercised solely by Infinity and shall inure to the exclusive benefit of Infinity.

12.3.9. Marks and Domains. Effective upon the effective date of termination, AbbVie hereby assigns and shall cause to be assigned to Infinity all rights in and to any Product Trademarks in the terminated country(ies) or worldwide, as applicable, and all Internet domain names for the terminated country incorporating any Product Trademark as its URL address or any part of such address. It is understood that such assignment shall not include the name of AbbVie or any of its Affiliates, nor the corporate logo, service mark, or trademark for AbbVie or for any of its Affiliates as a corporate entity.

12.3.10. Governance during Wind-Down. Beginning on the date of notice of termination of this Agreement in its entirety and until such termination becomes effective, Section 2.9 and ARTICLE 13 shall no longer apply with respect to any decisions of any Committee or Working Group with respect to the terminated country or this Agreement in its entirety, as applicable, and Infinity shall have the right to cast a deciding vote with respect to any matter to be decided by any Committee or Working Groups, which deciding vote shall be deemed the decision of such Committee or Working Group; provided, however, that Infinity may not cast such a deciding vote (a) to impose additional responsibilities on AbbVie under the GDP or a Commercialization Plan of a materially different nature or magnitude than AbbVie’s responsibilities thereunder prior to termination, or (b) to increase the budget included within the Development Budget or any Commercialization Budget, as last approved by the JSC.

12.3.11. Post-Termination Shared Product Liability Costs. In the event that Infinity terminates this Agreement in its entirety pursuant to Section 12.2.1 (Termination for Material Breach) or AbbVie terminates this Agreement pursuant to Section 12.2.2 (Termination by AbbVie Unilaterally), a Party or any of its Affiliates incurs any Shared Product Liability Costs after the Term, which Shared Product Liability Costs are attributable to sales or other activities under this Agreement during the Term (or with respect to the terminated country prior to termination with respect to such country only), each Party shall be responsible for fifty percent (50%) of such Shared Product Liability Costs. Each Party will promptly pay the other Party its share of any such Shared Product Liability Costs after receipt of detailed supporting documentation evidencing such Shared Product Liability Costs.

12.3.12. On-Going Trials. In the event that any Clinical Study with respect to a AbbVie Combination Compound has been Commenced and is on-going as of the effective date of any termination of this Agreement by Infinity in its entirety pursuant to Section 12.1 (Termination for Material Breach) or by AbbVie pursuant to Section 12.2.2 (Termination by AbbVie Unilaterally), AbbVie shall continue to fund fifty percent (50%) of the Combination Study Costs of such Clinical Study and conduct such Clinical Study. In addition, if there are any Clinical Studies being conducted by or under the authority of AbbVie or any of its Affiliates at the time of notice of termination (other than Combination Clinical Studies), with respect to a Product that has been Commenced and is on-going as of the effective date of the termination of this Agreement in its entirety (an “On-Going Clinical Study”), AbbVie shall, as Infinity may request, (a) promptly transition to Infinity or its designee some or all of such On-Going Clinical Studies and the activities related to or supporting such trials, (b) unless this Agreement has been terminated by AbbVie pursuant to Section 12.2.1 (Termination for Material Breach), continue to conduct such On-Going Clinical Studies for a period requested by Infinity up to a maximum of [**] after the effective date of such termination, or (c) terminate such On-Going Clinical Studies in a manner consistent with applicable Laws; provided, however, that in the event that Infinity, AbbVie, an institutional review board or independent safety board determines that an On-Going Clinical Study being run by AbbVie or any of its Affiliates would pose an unacceptable safety risk for subjects or patients participating in such On-Going Clinical Study, then AbbVie shall not be obligated to continue such Clinical Study and AbbVie shall provide Infinity with a full explanation of the safety issue concerns raised by such institutional review board or independent safety board and, if requested by Infinity, reasonable documentation thereof and such additional information as may be necessary to permit Infinity to fully understand and assess such safety issues.

12.3.13. Commercialization Wind-Down. This Section 12.3.13 shall apply unless this Agreement is terminated by AbbVie pursuant to Section 12.2.1: To the extent requested by Infinity, AbbVie and its Affiliates and Sublicensees shall reasonably cooperate with Infinity and its designees to facilitate a smooth, orderly and prompt transition to Infinity or its designees of Commercialization activities of Products already commercially sold by AbbVie in such countries in which AbbVie was distributing and selling Products as of the effective date of termination in the terminated country (or anywhere in the Territory, if this Agreement is terminated in its entirety) (the “Launched Products”), in accordance with the terms and conditions of this Agreement and as set forth in the applicable, then-current Commercialization Plan, for a period requested by Infinity, not to exceed [**] from the effective date of such expiration or termination (the “Agreement Wind-Down Period”); provided, that Infinity may terminate such activities during the Agreement Wind-Down Period upon [**] days’ notice to AbbVie. If Infinity requests that AbbVie and its Affiliates and Sublicensees distribute and sell the Launched Products during the Agreement Wind-Down Period, Infinity shall grant, and hereby grants, to AbbVie for the duration of the Agreement Wind-Down Period (or, if earlier, until Infinity terminates such by notice as described in the preceding sentence), a non-exclusive license under the Infinity Intellectual Property to Commercialize and have Commercialized the Launched Products in the applicable countries in the ex-US Territory, solely to perform such distribution and sale with respect to Launched Products in countries requested by Infinity. If Infinity requests that AbbVie and its Affiliates and Sublicensees distribute and sell the Launched Products during the Agreement Wind-Down Period, Infinity shall not purchase existing inventory of AbbVie pursuant to Section 12.3.15 in an amount that would prevent AbbVie from continuing such distribution and sales. For clarity, following the effective date of termination of this Agreement in its entirety, the Parties’ obligations under Section 3.7 shall terminate, and Infinity shall have the right to engage one or more other partners or distributors of Products in all or part of the Territory during the Agreement Wind-Down Period. Any Products sold or disposed by AbbVie or its Affiliates or Sublicensees during the Agreement Wind-Down Period shall be subject to the applicable payments under the Financial Exhibit. After the Agreement Wind-Down Period, AbbVie and its Affiliates and Sublicensees shall no longer have a right to sell Products hereunder.

12.3.14. Customer Information. AbbVie shall, and shall ensure that its Affiliates and Sublicensees, transfer and assign to, and hereby does assign to Infinity or its designee(s) all promotional materials, customer data, competitive intelligence data, market research and other materials, information or data related to the marketing, promotion or sale of Licensed Compounds or Products in the Territory or the terminated country, as applicable, (“Marketing-Related Materials”) in their possession or control as of the effective date of such termination, to the extent necessary or reasonably useful for the Commercialization of Licensed Compounds or Products in the Territory or terminated country, as applicable.

12.3.15. Return of Confidential Information. Within [**] days after the effective date of termination of this Agreement in its entirety, or earlier if requested by a Party, each Party shall, and cause its Affiliates to (a) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or control, and provide written certification of such destruction, or (b) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, that, in any event, (x) each Party may retain one copy of the Confidential Information of the other Party to the extent necessary to perform its obligations that survive expiration or termination of this Agreement; (y) such first Party may retain one copy of such Confidential Information of the other Party for its legal archives; and (z) Infinity may retain AbbVie’s Confidential Information to the extent necessary for Infinity to exercise its rights that survive expiration or termination of this Agreement.

12.3.16. Transition; Manufacturing; Inventory. AbbVie and its Affiliates shall reasonably cooperate with Infinity and its designees to facilitate a smooth, orderly and prompt transition to Infinity or its designees of the activities with respect to Licensed Compounds and Products, including any ongoing Development, Manufacturing and Commercialization of Licensed Compounds and Products, for a period requested by Infinity (not to exceed [**] after the Term). Except as expressly stated in this ARTICLE 12, all out-of-pocket costs incurred by the Parties in connection with transition activities conducted under this ARTICLE 12 shall be borne by the AbbVie. If AbbVie or its Affiliate Manufactured or had Manufactured any Licensed Compound or Product at the time of termination, then AbbVie (or its Affiliate) shall continue to provide for Manufacturing of such Licensed Compound or Product for Infinity, at [**] therefor, from the effective date of such termination until such time as Infinity is able, using Diligent Efforts to do so, to secure an acceptable alternative manufacturing source from which sufficient quantities of such Licensed Compound or Product may be procured and legally sold throughout the Territory, but in any event no longer than [**] months after the effective date of termination. If a Sublicensee Manufactures a Licensed Compound or Product on AbbVie’s or its Affiliate’s behalf at the time of termination, upon request of Infinity, AbbVie shall use Diligent Efforts to transfer the applicable Sublicense to Infinity on or promptly after the effective date of termination. Upon the expiration of such period or the expiration or termination of this Agreement, Infinity shall have the right to purchase from AbbVie, and AbbVie shall sell to Infinity if requested by Infinity, all of AbbVie’s and its Affiliate’s existing inventory of Licensed Compounds and Products at a price equal to [**] for such Licensed Compounds and Products (taking into account the Supply Price for any portion of such inventory previously shared by AbbVie under this Agreement).

12.3.17. Cooperation. Each Party shall cause its Affiliates and Sublicensees to comply with the obligations in this Section 12.3.

12.3.18. Cross Termination. The Supply Agreements shall terminate upon termination of this Agreement, with the relevant sections therein stated to survive termination so surviving.

ARTICLE 13.

ALTERNATIVE DISPUTE RESOLUTION

13.1. Alternative Dispute Resolution. Except for the Excluded Matters and the Excluded Claims (including those matters described in the final sentence of Section 2.9.2), any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof (a “Dispute”), in each case which, if it is a dispute within the scope of Section 2.9 (other than an Excluded Matter), has been referred to the Executive Officers for resolution in accordance with Section 2.9 and has not been resolved within the time specified in Section 2.9, will be resolved by alternative dispute resolution (“ADR”) as follows:

13.1.1. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

13.1.2. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the Dispute to be resolved by ADR. Within [**] days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR. Thereafter, no new issues can be added absent consent of the tribunal, which consent shall be granted for good cause. In assessing whether good cause exists for permitting the addition of new issues, the tribunal shall consider all relevant factors, including whether justice is served by allowing the addition of new issues, whether a Party unduly delayed in seeking to add a new issue, and whether the other Party would be unfairly prejudiced by the addition of the new issues. The ADR shall be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the then-current JAMS Comprehensive Rules and Procedures, except as modified under this Section 13.1.

13.1.3. Within [**] days following the initiation of the ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral from the JAMS list of neutrals to preside in the resolution of all issues in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral (who does not need to be from the JAMS list) within such period, each Party will select one (1) independent, impartial and conflicts-free neutral and, within [**] days thereafter, those two neutrals will select a third independent, impartial and conflicts-free neutral from the JAMS list of neutrals to preside as the chair of the panel of such three neutrals (such neutral(s), the “Neutral”). None of the neutrals selected may be current or former employees, officers or directors of either Party or its Affiliates. Furthermore, the following provisions shall supplement (but not replace) the provisions of the JAMS Comprehensive Rules and Procedures regarding neutrality:

(a) A person shall be deemed to have a conflict, and shall not be appointed as a Neutral absent the consent of both parties, if such person (i) has presided over an evidentiary hearing relating to, or issued a ruling on, the merits of a dispute, involving either Party; (ii) has conducted a mediation involving either Party, or (iii) has been retained to perform and has performed professional services for either Party within the last 10 years. The “merits of a dispute” are matters substantially related to the substance of the underlying claim, and do not include procedural or discovery-related matters;

(b) A person shall be deemed to have a conflict, and shall not be appointed as a Neutral absent consent of both parties, if such person previously served as a party-appointed arbitrator appointed by either Party, or by any party represented in a previous arbitration by one of the law firms representing either Party in any Dispute referred to ADR under this Agreement, if the governing rules of such arbitration did not require such arbitrator to be impartial and independent; and

(c) Neither Party nor any person acting on behalf of a Party may have any ex parte communications with any Neutral at any time before or during the proceedings. Notwithstanding JAMS Comprehensive Rules and Procedures, prohibited ex parte communications shall include, advising the candidate of the general nature of the controversy and of the anticipated proceedings and to discuss the candidate’s qualifications, availability or independence in relation to the Parties.

13.1.4. No earlier than [**] days or later than [**] days after selection, the Neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location in New York, New York to be agreed upon by the Parties. If the Parties cannot agree, the Neutral shall designate a location other than the principal place of business of either Party or any of their Affiliates.

13.1.5. At least [**] days prior to the hearing, each Party shall submit the following to the other Party and the Neutral:

(a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the Neutral;

(b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed ruling shall not contain any recitation of the facts or any legal arguments, and the proposed remedy shall not include any punitive damages. The proposed ruling and the proposed remedy collectively shall not exceed [**]; and

(d) a brief in support of such Party’s proposed rulings and remedies; provided, that the brief shall not exceed [**] pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

13.2. Each Party shall be entitled to [**]. The Neutral can permit additional discovery, subject to the limits specified below, where such discovery is reasonably calculated to lead to admissible evidence regarding liability or damages, and with respect to a request for an additional deposition, the necessity of an additional deposition shall be determined by the Neutral based upon the reasonable need for the requested information, the availability of other discovery options and the burdensomeness of the request on the opposing Parties and the witness. For such additional discovery, in no event shall a Party be permitted more than [**]. Within [**] days of the [**] within [**]) days thereafter and, [**]. The hearing shall be conducted on no more than [**] consecutive days and shall be governed by the following rules:

13.2.1. Each Party shall be entitled to [**] hours of hearing time to present its case. The Neutral shall determine whether each Party has had the [**] hours to which it is entitled.

13.2.2. Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents, or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

13.2.3. The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address therein not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

13.2.4. Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

13.2.5. Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the Neutral shall have sole discretion regarding the admissibility of any evidence.

13.3. Prior to the completion of the hearing, a Party may seek leave from the Neutral to modify its proposed rulings on one or more issues to be resolved. If the Neutral finds good cause for such modification, within [**] days following completion of the hearing, the Parties shall file a substitute proposed ruling on each issue for which the Neutral allows a modification, together with a request for a specific damage award or other remedy for each such issue. The proposed ruling shall not contain any recitation of the facts or any legal arguments, and the proposed remedy shall not include any punitive damages. The proposed ruling and the proposed remedy collectively shall not exceed [**].

13.4. Within [**] days following completion of the hearing, each Party may submit to the other Party and the Neutral a post-hearing brief in support of its proposed rulings and remedies; provided, that such brief shall not contain or discuss any new evidence and shall not exceed [**]. This page limitation shall apply [**].

13.5. The Neutral shall rule on each disputed issue within [**] days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one (1) of the Parties on each disputed issue but may adopt one (1) Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The Neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

13.6. The Neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

13.6.1 If the Neutral rules in favor of one (1) Party on all disputed issues in the ADR, the losing Party shall pay [**] percent ([**]%) of such fees and expenses.

13.6.2 If the Neutral rules in favor of one (1) Party on some issues and the other Party on other issues, [**].

13.7. The rulings of the Neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

13.8. Except as provided in Section 13.7 or as required by law, the existence of the Dispute, any settlement negotiations, the ADR proceeding, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed to be Confidential Information of both Parties. The Neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

13.9. Each Party shall have the right to be represented by counsel in all aspects of any ADR proceeding.

13.10. All proceedings and communications shall be in English.

13.11. Jury Waiver. EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE WITHIN THE SCOPE OF THE AGREEMENT TO ARBITRATE AS SET FORTH IN SECTION 13.1.

13.12. Enforcement. The arbitrators’ award(s) shall be enforceable in any United States District Court of competent jurisdiction.

13.13. Expert Panel Arbitration.

13.13.1 . Any Dispute arising from the JSC and remaining unresolved after escalation to the Executive Officers pursuant to Section 2.9.2 and pertaining to [**].

13.13.2 . Any dispute to be resolved pursuant to this Section 13.13.2 will take place pursuant to the following procedures: Promptly following receipt of any notice requiring dispute resolution pursuant to this Section 13.13.2, the Parties shall meet and discuss in good faith and agree on an expert panel to resolve the issue, which expert panel shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in the substantive area in question, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the Parties cannot agree on such expert panel within [**] days of request by a Party for arbitration, then each Party shall select one (1) expert for such panel and the two (2) experts selected by the Parties shall select a third expert for the panel, provided, that all such three (3) experts must meet the foregoing criteria. Within [**] days after a panel is selected (or appointed, as the case may be), each Party will deliver to both the expert panel and the other Party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding [**] pages in length. The Parties will also provide the expert panel a copy of this Agreement, as may be amended at such time. Within [**] days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the expert panel (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding [**] pages in length. Neither Party may have any other communications (either written or oral) with the expert panel other than for the sole purpose of engaging the expert panel or as expressly permitted in this Section 13.13.2; provided, that the expert panel may convene a hearing if the expert panel so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within [**] days after the expert panel’s appointment, the expert panel will select one of the two Proposed Terms (without modification) provided by the Parties that the expert panel believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. The decision of the expert panel shall be final, binding, and unappealable. The expert panel must select as the only method to resolve the matter at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.

ARTICLE 14.

MISCELLANEOUS

14.1. Change of Control of the Parties.

14.1.1. Each Party (or its successor) shall provide the other Party with written notice of any Acquisition Transaction of such Party within [**] Business Days following the [**]; provided, that any failure to so provide such notice shall not be deemed a material breach of this Agreement.

14.2. Assignment; Successors.

14.2.1. This Agreement and the rights and obligations of each Party hereunder shall not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that (a) either Party may assign or transfer this Agreement, without such consent (but with written notice to the other Party), (i) to an Affiliate (but only for so long as such Person remains an Affiliate of such Party, it being agreed that such Party shall cause such assignment or transfer to terminate prior to such time, if any, as such Person ceases to be an Affiliate of such Party), or (ii) to a Third Party that acquires all or substantially all of the business or assets of such Party, whether by merger, reorganization, acquisition, sale or otherwise, including if such Party undergoes a Change of Control, and (b) this Section 14.2.1 shall not apply to sublicensing or subcontracting rights or obligations under this Agreement, which shall be conducted in accordance with this Agreement. If this Agreement is assigned or transferred to an Affiliate, the assigning or transferring Party shall remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations. No assignment or transfer of this Agreement or a Party’s rights or obligations hereunder shall be valid and effective unless and until the assignee agrees in writing to be bound by the terms and conditions of this Agreement.

14.2.2. Notwithstanding anything to the contrary in ARTICLE 3 or in any other provision of this Agreement, the rights to compounds, products, materials and intellectual property (including Patent Rights and Know-How): (a) Controlled by a Third Party permitted assignee of a Party, which information, materials and intellectual property were Controlled by such assignee immediately prior to such assignment; or (b) Controlled by an Affiliate of a Party who becomes an Affiliate through any Acquisition Transaction by or of such Party, which compounds, products, materials and intellectual property were Controlled by such Affiliate immediately prior to such Acquisition Transaction or, or (c) in the case of (a) or (b) by such Third Party permitted assignee or Affiliate after such Third Party permitted assignee or Affiliate became such without reference to or use of any intellectual property rights of a Party, in each case ((a), (b) and (c)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

14.2.3. Any permitted assignment of the rights and obligations of a Party under this Agreement shall be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of Infinity, and the obligations of AbbVie, including the payment obligations, shall run in favor of any such successor or permitted assignee of Infinity’s benefits under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.2.3 shall be null, void and of no legal effect.

14.3. Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with applicable Law.

14.4. Choice of Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware, other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction; provided, that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 8.1.3 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of (a) the United Nations Conventions on Contracts for the International Sale of Goods; (b) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (c) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

14.5. Notices. Any notice or report required or permitted to be given or made under this Agreement by one Party to the other shall be in writing and shall be deemed to have been delivered (a) upon personal delivery, (b) on the second Business Day (at the place of delivery) next following deposit with a reputable, internationally recognized overnight courier that maintains records of delivery and (c) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (b) or (c) above if the notice is of a default hereunder), upon completion of transmission, with transmission confirmed, to the addressee’s facsimile machine, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by a Party to the other as provided in this Section 14.5). This Section 14.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Infinity:	Infinity Pharmaceuticals, Inc.
780 Memorial Drive
Cambridge, Massachusetts 02139
Attn: Chief Executive Officer
Fax: 1-617-453-1001

With a copy to:	Infinity Pharmaceuticals, Inc.
780 Memorial Drive
Cambridge, Massachusetts 02139
Attn: General Counsel
Fax: 1-617-453-1001

If to AbbVie:	AbbVie Inc. 1 North Waukegan Road North Chicago, Illinois 60064 Attn: Executive Vice President, Business Development, External Affairs and General Counsel Fax: 1-847- 935-3294

With a copy to:	Ropes & Gray LLP 800 Boylston Street Prudential Tower Boston, Massachusetts 02199-3600 Attn: Marc Rubenstein Fax: 1-617-235-0706

14.6. Severability. If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that (a) this Agreement shall endure except for the Severed Clause, (b) this Agreement shall be construed and enforced as if such Severed Clause had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the Severed Clause or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

14.7. Integration. This Agreement (and, when executed, each Related Agreement), together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous agreements, whether written or oral, including the Prior CDA. In the event of a conflict between the GDP, any Commercialization Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall govern. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

14.8. English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.9. Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. Notwithstanding the authority granted to any Committee or Working Group under this Agreement, (a) no waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.10. Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor, and the relationship between the two (2) Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes.

14.11. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

14.12. No Consequential or Punitive Damages.

14.12.1. EXCEPT AS SET FORTH IN SECTION 14.12.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR ANY LOSS OR INJURY TO A PARTY’S OR ITS AFFILIATES’ PROFITS, BUSINESS (INCLUDING BUSINESS INTERRUPTION) OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

14.12.2. THE LIMITATIONS AND DISCLAIMER SET FORTH IN SECTION 14.12.1 SHALL NOT APPLY TO A CLAIM (I) FOR WILLFUL MISCONDUCT; (II) BY INFINITY AGAINST ABBVIE FOR DAMAGES RESULTING FROM A BREACH OF SECTION 3.7.2; (III) BY ABBVIE AGAINST INFINITY FOR DAMAGES RESULTING FROM AN INTENTIONAL AND WILLFUL BREACH OF SECTIONS 3.7.1; OR (IV) FOR DAMAGES RESULTING FROM A BREACH OF ARTICLE 9.

14.12.3. NOTHING IN THIS SECTION 14.12 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

14.13. Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates or Sublicensees of a Party, such Party shall cause its Affiliates and shall use Diligent Efforts to cause its Sublicensees to perform such obligations. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided, that each such Affiliate or Sublicensee shall be bound by the corresponding obligations of the applicable Party and provided, further, that, subject to such Party’s assignment to an Affiliate pursuant to Section 14.2, such Party shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.

14.14. Force Majeure. Neither Party shall be responsible to the other for, or be deemed to have defaulted under or breached this Agreement for, any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by or results from events beyond the reasonable control of the non-performing Party, including strike, fire, flood, earthquake, hurricanes, accident, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), act of terrorism, act of God or acts, omissions or delays in acting of the government of any country or of any local government, or by cause unavoidable or beyond the reasonable control of such Party (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). In such event, the Party affected will promptly (and, in any event, within thirty (30) days) notify the other Party in writing of such force majeure event, stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party and shall use Diligent Efforts to resume performance of its obligations.

14.15. No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in ARTICLE 11, the Indemnified Parties (including Persons entitled to indemnification under ARTICLE 11 with respect to Product Liability Actions).

14.16. Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement. Neither Party shall be required to terminate this Agreement due to a breach of this Agreement by the other Party.

14.17. Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section, Exhibit or Schedule means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular Law mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a three hundred sixty-five (365) day period unless Calendar Year is specified; (m) “$” or “dollars” means U.S. Dollars; (n) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (o) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (p) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; (q) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (r) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (s) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder, except to the extent expressly otherwise provided; (t) there shall be no double-counting in calculating Development Costs or Net Profit or Loss or any components thereof; and (u) provisions that require that a Party, the Parties or any Committee or Working Group hereunder “agree”, “consent” or “approve” or the like shall be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging).

14.18. Further Assurances.

14.18.1. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.18.2. If, during the Term, either Party determines that a filing or notification under any applicable antitrust law, including the HSR Act, is necessary or advisable at a date after the Execution Date during the Term, then such Party shall indicate the same by providing notice to the other Party as promptly as practicable (but in any event within ten (10) business days). The costs and expenses associated with such notifications and filings shall be considered Allowable Expenses in accordance with Exhibit A. Each Party shall use its commercially reasonable efforts to obtain the expiration or termination of the applicable waiting period under the HSR Act, and to obtain the termination or expiration of any other applicable waiting periods or any necessary approvals or consents under any other applicable antitrust law, at the earliest possible date after the date of filing.

14.19. Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.20. Records Generally. Without limiting any of the Party’s obligations set forth in any other provision of this Agreement or the Related Agreements, each Party shall keep or cause its Affiliates to keep records as are appropriate to document such Party’s, and its Affiliates’, compliance with its obligations hereunder, under the Related Agreements, and under applicable Law, pertaining to Manufacturing, quality control and quality assurance matters, and Development (including clinical activities), in a manner consistent with this Agreement and each applicable Related Agreement for those periods applicable to such records in accordance with applicable Laws and each applicable Related Agreement.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Execution Date.

INFINITY PHARMACEUTICALS, INC.

/s/ Adelene Q. Perkins
Name: Adelene Q. Perkins
Title: President and Chief Executive Officer

ABBVIE INC.

/s/ William J. Chase
Name: William J. Chase
Title: Executive Vice President, Chief Financial Officer

SCHEDULE 1.40

EXCLUSIVITY COMPOUNDS

For a given small molecule compound, such compound meets the PI3K selectivity criteria as described below:

[**]

[**] see Schedule A).

SCHEDULE A

[**] DESCRIPTION

[**]

SCHEDULE 3.5.1

NON-ROYALTY PAYMENTS UNDER EXISTING INFINITY THIRD PARTY

AGREEMENTS

Milestone Events and Milestone Payments

Capitalized words used in this Schedule 3.5.1 have the meaning given to them in the

Intellikine Agreement.

Infinity will pay to Intellikine the Milestone Payments shown below within [**] days after Infinity becomes aware of achievement of such Milestone Event (or in the case of the achievement of Milestone Event in row 3, Column 3, upon the Effective Date).

For purposes of clarity:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

No.	Milestone Event	Column C: Milestone Payment upon achievement by the first Licensed Compound or Product to have achieved the Milestone Event in the relevant row (US$)	Column D:
Milestone Payment
upon achievement by
the next Licensed
Compound or Product
to have achieved the
Milestone Event in the
relevant row, other
than the Licensed
Product which
achieved the Milestone
Event in such row in
Column C (US$)
1.	Initiation of the first IND-enabling cGLP toxicology study for a Licensed Compound (other than INK1197)	~~$1,000,000~~ PAID	N/A
2.	First Patient, First Visit in a Phase I Study	~~$3,000,000~~ PAID	~~$1,000,000~~ PAID
3.	First Patient, First Visit in a Phase II Study	~~$5,000,000~~ PAID	[**]
4.	First Patient, First Visit in a Phase III Study	~~$10,000,000~~ PAID	[**]
5.	[**]	[**]	[**]
6.	[**]	[**]	[**]
7.	[**]	[**]	[**]
8.	[**]	[**]	[**]
9.	[**]	[**]	[**]
10.	[**]	[**]	[**]
11.	[**]	[**]	[**]
12.	[**]	[**]	[**]
13.	[**]	[**]	[**]
14.	[**]	[**]	[**]
15.	[**]	[**]	[**]
16.	[**]	[**]	[**]
17.	[**]	[**]	[**]
18.	[**]	[**]	[**]
19.	[**]	[**]	[**]
TOTAL ALL MILESTONES:		U.S.$475,000,000

SCHEDULE 4.6.1

PRE-EXECUTION DATE DEVELOPMENT COSTS

Estimated Amount ($)
[**]	[**]
[**]	[**]
[**]	[**]
Total	[**]

SCHEDULE 7

FINANCIAL TERMS

7.1 Upfront and Milestone Payments.

7.1.1 Upfront Payment. In partial consideration of the rights granted to AbbVie under this Agreement, AbbVie shall make a non-refundable, non-creditable payment of Two-Hundred Seventy-Five Million Dollars (US $275,000,000) to Infinity within forty-five (45) days after the Effective Date.

7.1.2 Milestone Payments. AbbVie would pay Infinity the following one-time milestone payments (each, a “Milestone Payment”) within [**] days after first achieving each of the following milestones in the relevant jurisdiction (each, a “Milestone Event”):

Milestone Event	[**]	[**]

[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]

For purposes of this Section 7.1.2, [**].

Each milestone payment would be payable only upon first achievement, and no amounts would be due for subsequent or repeated achievements, whether for the same or different Product. For clarity, the Milestone Payment payable on the [**].

7.1.3 Milestone Event Notice. Within [**] Business Days after a Party becomes aware that a Milestone Event was achieved, it shall notify the other Party thereof in writing.

SCHEDULE 10.2.7

LITIGATION

[**].

EXHIBIT A

FINANCIAL EXHIBIT

“Net Profit or Loss” in the United States shall be calculated in accordance with this Exhibit A. Net Profit or Loss shall exclude all of the payments set forth in Section 7.1, all Development Costs and capital expenditures, and any other cost not specifically included in Allowable Expenses, including costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting and other overhead activities. For the sake of clarity, cost items included in components of Net Profit or Loss shall not be double counted and shall not be included in Development Costs.

Calculation of Net Profit or Loss

Net Profit or Loss in the United States shall be calculated for each Calendar Quarter by determining the Net Sales of Products in the United States, adding any other income and subtracting the sum of the Allowable Expenses (in each case, to the extent not already deducted from Net Sales and with respect to the Products in the United States) incurred with regard to Products in the United States during such Calendar Quarter. Notwithstanding the foregoing, on a Calendar Year-to-date basis, Allowable Expenses shall not be included in such calculation if such expenses are in excess of the amounts allocated for such Calendar Year-to-date period in the US Commercialization Budget and each Party will be solely responsible for Allowable Expenses it incurs in excess of the amounts set forth in the US Commercialization Budget; provided, however, that Allowable Expenses in excess of the US Commercialization Budget shall be included in the calculation of Net Profit or Loss (i) if the JSC approves such excess Allowable Expenses (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent the Allowable Expenses in excess of the US Commercialization Budget were not within the reasonable control of the Party (or Party’s Affiliate) incurring such expense; (ii) to the extent such excess does not exceed by more than ten percent (10%) of the total Allowable Expenses allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the US Commercialization Budget for such Calendar Year; provided, however, that if any such excess Allowable Expenses are excluded from sharing by the Parties for a particular Calendar Year-to-date period pursuant to the foregoing clause, such excess Allowable Expenses shall be carried forward to subsequent Calendar Quarters (provided, that such Calendar Quarters fall within the same Calendar Year); or (iii) if such Allowable Expense is a Shared Product Liability Cost which were not anticipated at the time the US Commercialization Budget was established for a Calendar Year, in which case such Shared Product Liability Costs shall not be included for determining whether the Parties have exceeded the amounts budgeted to be incurred by such Parties in such Calendar Year for Allowable Expenses.

Definitions

The following definitions shall apply for purposes of calculating pre- and post-Commercialization Net Profit or Loss in accordance with this Exhibit A.

(1) “Allowable Expenses” means, subject to the other provisions of this Agreement and any US Commercialization Plan hereunder, the sum of the following costs and expenses incurred following the Effective Date by the Parties or their Affiliates, in the course of the Commercialization of the Products in the US Territory in accordance with this Agreement during the applicable Calendar Quarter or the applicable Calendar Year, in each case that are incurred in accordance with the US Commercialization Budget (each as defined in the section listed in parentheses below):

a.	Blocking Third Party Intellectual Property Costs (Section 1.12);

b.	Distribution Costs (Exhibit A, Section (4));

c.	EAP Expenses (Exhibit A, Section (5));

d.	Infinity Third Party Agreement Payments (Section 1.83);

e.	Health Care Reform Fees (Exhibit A, Section (6));

f.	Marketing Expenses (Exhibit A, Section (7));

g.	Other Commercialization Costs (Exhibit A, Section (9));

h.	Product Trademark Costs (Section 8.7.2(c)(iii));

i.	Recall Expenses (Exhibit A, Section (11));

j.	Regulatory Maintenance Costs (Exhibit A, Section (12));

k.	Selling Expenses (Exhibit A, Section (8));

l.	[**];

m.	[**]

n.	Shared Product Liability Costs (Section 11.4.3);

o.	Alliance Manager Expenses ((Exhibit A, Section (2)); and

p.	Supply Price of Products for Commercialization (Exhibit A, Section (13)).

For clarity, it is understood that Allowable Expenses shall include only Out-of-Pocket Costs and Commercial FTE Costs, and shall exclude Development Costs, and that internal costs of a Party and its Affiliates shall be reimbursed only as reflected in Commercial FTE

Costs. Notwithstanding anything to the contrary in this Exhibit A, to the extent that any activity is conducted (or an Out-of-Pocket Cost or Commercial FTE Cost is incurred) in support of both a Product and other products, services or efforts of a Party, or are not solely attributable to a Product, or are not solely attributable to the US Territory, then the Out-of-Pocket Costs and Commercial FTE Costs thereof shall be included in Allowable Expenses only to the extent included in the US Commercialization Budget, or expressly and specifically included under this Financial Exhibit. In connection with the JCC’s review of a proposed US Commercialization Budget, upon the request of either Party, the JCC shall review the methodology used to allocate to the Allowable Expenses, the Commercial FTE Costs and Out-of-Pocket Costs of such combined activity, and if the JCC does not approve such methodology, the matter shall be resolved by the JSC.

(2) “Alliance Manager Expenses” means the Commercial FTE Costs for the Alliance Manager and the Out-of-Pocket Costs incurred by the Alliance Manager in performing his/her responsibilities in accordance with this Agreement, to the extent such expenses are allocated to the US Territory by the JCC.

(3) “Commercial FTE Costs”, which equals the relevant Commercial FTEs times the appropriate FTE Rate, where

(a) “Commercial FTEs” means personnel engaged full time for one (1) Calendar Year (consisting of at least a total of [**] hours per Calendar Year) in performing Commercialization activities under the US Commercialization Plan. No additional payment shall be made with respect to any person who works more than [**] hours per Calendar Year and any person who devotes less than [**] hours per Calendar Year (or such other number as may be agreed by the JCC or JSC, as applicable) shall be treated as a Commercial FTE on a pro rata basis based upon the actual number of hours worked divided by [**]; provided that such person devotes a minimum of [**] hours per Calendar Year to performing Commercialization activities under the US Commercialization Plan.

(4) “Distribution Costs” means a fixed percent of Net Sales in the US Territory, such percent to be determined by the JCC with input and support from the Finance Working Group, which amount shall be deemed to have been incurred as Allowable Expenses by the Parties. It is understood that such amount shall be deemed to cover all Out-of-Pocket Costs and Commercial FTE Costs specifically identifiable or reasonably allocable to the distribution of Products, including customer and wholesaler services, order entry, billing, shipping, logistics, warehousing, product insurance, freight not paid by customers, credit and collection and other like activities the costs of which are includable in “Distribution Costs” in accordance with the applicable Accounting Standards, consistently applied, which shall not otherwise be included in Allowable Expenses. For clarity, “Distribution Costs” shall not include costs of activities included within Marketing Expenses or Selling Expenses.

(5) “EAP Expenses” means the Out-of-Pocket Costs and Development FTE Costs or Medical Affairs FTE Costs to conduct Early Access Programs for the Product in accordance with this Agreement.

(6) “Health Care Reform Fees” means Out-of-Pocket Costs representing the annual fee paid to the U.S. government as defined in the ACA and similar taxes and governmental fees in the United States, in each case to the extent directly attributable to the Product.

(7) “Marketing Expenses” means Out-of-Pocket Costs and Commercial FTE Costs identifiable to the advertising, promotion and marketing of a Product in the Field in the US Territory, and related professional education, in each case to the extent incurred specifically with respect to a Product (and to the extent not performed by Sales Representatives) in the US Territory, including:

a. Advertising, which includes Out-of-Pocket Costs and Commercial FTE Costs associated with media costs, direct mails, production expenses, agency fees, and medical congresses and meetings and other advertising activities;

b. Promotion, which includes Out-of-Pocket Costs and Commercial FTE Costs associated with professional samples, reimbursement of patient assistance programs, public relations and communications expenses, development of information and data for national accounts, managed care organizations and group purchasing organizations and other promotional activities;

c. Market Research, which includes Out-of-Pocket Costs and Commercial FTE Costs associated with market information, focus groups, and market research professional staff and related Out-of-Pocket Costs such as travel, business meals;

d. Marketing Management, which includes the Out-of-Pocket Costs and Commercial FTE Costs of product management, to the extent directly performing activities with respect to the marketing and brand strategy development of Products;

e. Reimbursement/Access Services, which includes Out-of-Pocket Costs incurred to manage marketing programs, marketing costs (educational material) as well as coupon or co-pay programs directly attributable to a Product; provided, however, that, if employees of Infinity or AbbVie or any of their respective Affiliates provide this service, then the Commercial FTE Costs of such employees and the related Out-of-Pocket Costs such as travel, business meals, and entertainment will be included;

f. Health Policy/Advocacy, which includes Out-Of-Pocket Costs reasonably necessary and identifiable to a Product, such as advocacy sponsorships for the Product’s specific disease state as well as any specific policy lobbying and trade and government relations related expenses, in each case to the extent attributable to and specifically conducted with respect to such Product;

g. Activities involving key opinion leaders;

h. Launch meetings;

i. Conducting advisory board meetings or other consultant programs, the purpose of which is to obtain advice and feedback related to the Commercialization of a Product; and

j. Web site (product or disease state) development, implementation and fees.

(8) “Selling Expenses” includes Out-of-Pocket Costs and Commercial FTE Costs reasonably necessary and identifiable to the Product incurred with respect to: sales representatives, sales managers, sales deployment planning, customer targeting, payor and reimbursement activities, and hospital and managed health care activities. The Sales Representative FTEs and Sales Manager FTEs are calculated as described in the definitions thereof. All other Selling Expense FTE Costs are as described in this Exhibit A, Section (3). Costs for performance reporting and Sales Force Automation (SFA) tools and hardware, such as laptops or tablets used to track activity, are not billable costs under this Agreement unless shared systems are developed and mutually agreed as a billable cost.

(9) “Other Commercialization Costs” means any Out-of-Pocket Costs and Commercial FTE Costs approved by the JCC and included in the US Commercialization Plan and the US Commercialization Budget that is not otherwise included in any other Allowable Expense category. It is understood that Other Commercialization Costs shall not include costs associated with Development activities.

(10) “Other Income” means any payment or income (other than Net Sales) received by a Party (or its Affiliate) from the other Party (or its Affiliate) or a Third Party that is attributable to a Product or is received in connection with the grant of a sublicense or other right or activity with respect to the Products.

(11) “Recall Expenses” means Out-of-Pocket Costs and Commercial FTE Costs directly associated with notification, retrieval and return of a Product, destruction of such returned Product, replacement Product and distribution of the replacement Product, in each case that are incurred with respect to a Recall conducted in accordance with Section 5.1.2 of the Agreement; the Parties acknowledge that if the Recall was not anticipated at the time the US Commercialization Budget was established for a Calendar Year, then the Recall Expenses shall not be included for determining whether the Party conducting such Recall has exceeded the amounts budgeted to be incurred by such Party in such Calendar Year for Allowable Expenses. Notwithstanding the foregoing, for clarity, Recall Expenses that are Losses entitled to indemnification under Sections 11.1(b) or 11.2(b) shall be solely borne by the relevant Indemnifying Party, and shall not be shared hereunder.

(12) “Regulatory Maintenance Costs” means Out-of-Pocket Costs and Commercial FTE Costs for maintenance fees relating to Marketing Authorizations for the Products in the Field in the US, and personnel engaged in the filing and maintenance of Marketing Authorizations in the US.

(13) “Supply Price” means, with respect to a Product, the Manufacturing cost for such Product, which (a) to the extent such Product is Manufactured by a Party or its Affiliates, shall approximate a reasonable definition of cost of goods sold for such Product with no markup, assuming full utilization of Manufacturing capacity, and (b) to the extent such Product is Manufactured by a Third Party in an arms-length transaction, the Out-of-Pocket Costs paid to such Third Party for the Manufacture of such Product.

General Principles.

Allowable Expenses shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided herein.

Each Party shall provide financial statements in such reporting format as the Finance Working Group may establish for use by the Parties.

All calculations to be made pursuant to this Financial Exhibit shall be made in accordance with (i) the applicable definitions and terms set forth in this Financial Exhibit and in the Agreement in a manner consistent with the methodologies used for the US Commercialization Budgets (first priority), (ii) the specific accounting policies as may be established by the Finance Working Group (second priority) and (iii) applicable Accounting Standards, consistently applied (third priority). All undefined terms shall be construed in accordance with applicable Accounting Standards, consistently applied, but only to the extent consistent with the other express terms and definitions in this Financial Exhibit and the Agreement and specific accounting policies established by the Finance Working Group.

For clarity, income and withholding taxes imposed on either of the Parties or their Affiliates hereunder will not be included in the calculation of Net Profit or Loss.

Losses from Third Party Claims; Exclusion of Costs Due to Breach or Subject to Indemnification under Section 11.1 or 11.2

The Parties agree that Losses that arise out of the performance, in good faith, of Development, Manufacture, Commercialization or other exploitation of Products in or for the United States following the Effective Date in accordance with the Agreement (“Collaboration Losses”) will be charged to the Net Profit or Loss; provided, that Net Profit or Loss will not include Losses or costs of a Party or its Affiliate that are: (i) caused by a breach of this Agreement by such Party or Affiliate; or (ii) subject to indemnification by such Party pursuant to Section 11.1 or Section 11.2 (except for Product Liability Costs, which will be treated in accordance with Section 11.4 as set forth therein) (and for clarity, if a Third Party makes a Third Party Claim (other than a Product Liability Action for which the costs are shared as Shared Product Liability Costs) directly against Infinity (or any of its Affiliates) or AbbVie (or any of its Affiliates), respectively, that would otherwise be indemnified by Infinity or AbbVie, respectively, if such Third Party Claim had been made against the other Party (or any of its Affiliates), then Losses incurred by Infinity or AbbVie in connection with such direct Third Party Claim will not be included in the calculation of Net Profit or Loss).

Reconciliations

The Finance Working Group will coordinate to resolve any differences in or disputes regarding the calculation of Net Profit or Loss, or any component thereof. If the Finance Working Group is unable to resolve any such difference or dispute, the matter shall be resolved by the JSC.

EXHIBIT B-1

OWNED INFINITY PATENT RIGHTS

Title	Country	Application Number	Publication Number	Patent Number	Filing Date
[**]	[**]	[**]			[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

EXHIBIT B-2

IN-LICENSED INFINITY PATENT RIGHTS

Title	Country	Application Number	Publication Number	Patent Number	Filing Date
[**]	[**]	[**]			[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

EXHIBIT C

GLOBAL DEVELOPMENT PLAN

1. Initial Global Development Plan

[**]

2. IPI-145 Clinical Study Details

[**]
Objective	The goal of this study is to [**].
Study Design	This study consists of [**].
Dosing Arms	The dose expansion cohorts are: [**]
Patient Population	[**]
Endpoints
Estimated Enrollment	[**]
Notes	[**]

[**]
Objective	To evaluate the [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]
Notes	[**]

[**]
Objective	To evaluate the [**]
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]

[**]
Objective	To evaluate the [**]
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]

[**]
Objective	To evaluate the [**]
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated	[**]

[**]
Objective	To characterize [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]
Notes	[**]

[**]
Objective	To evaluate the [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]
Notes	[**]

[**]
Objective	[**]
Study Design	[**]
Dosing Arms
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]

[**]
Objective	To establish [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]

[**]
Objective	To evaluate the [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]
Notes	[**]

[**]
Objective	To study [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]
Notes	[**]

[**]
Objective	To establish [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]

[**]
Objective	To evaluate the [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]
Notes	[**]

[**]
Objective	To enable [**].
Study Design	[**]
Dosing Arms	[**]
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]
Notes	[**]

[**]
Objective	To study the [**].
Study Design	[**]
Dosing Arms
Patient Population	[**]
Endpoints	[**]
Estimated Enrollment	[**]
Notes	[**]

3. Budget for Infinity Conducted Studies and Activities in Initial Global Development Plan (GDP) Excluding AbbVie Conducted and Investigator Sponsored Studies and Activities

[**]

4. Budget for AbbVie Conducted Studies and Activities in Initial Development Plan (GDP) Excluding Infinity Conducted and Investigator Sponsored Studies and Activities

[**]

5. IPI-145 CMC Activity Plan

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted.

[**]

6. Budget for IPI-145 CMC Activity Plan

[**]

EXHIBIT D

IPI-145

EXHIBIT E

PRESS RELEASE

FOR RELEASE ON WEDNESDAY, SEPTEMBER 3, 2014, AT 6:45 A.M. ET

Contacts:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

AbbVie

Adelle Infante, 847-938-8745

adelle.infante@abbvie.com

http://www.abbvie.com

INFINITY AND ABBVIE ANNOUNCE GLOBAL STRATEGIC

COLLABORATION TO DEVELOP AND COMMERCIALIZE DUVELISIB

(IPI-145) IN ONCOLOGY

– Infinity to Receive $275 Million Up-Front Payment and $530 Million in Potential

Milestones –

– Companies to Jointly Develop and Commercialize Duvelisib in U.S., with Equal Profit

Share; Infinity to Receive Royalties on Sales Outside the U.S. –

– Infinity to Host Conference Call Today at 8:30 A.M. ET/7:30 A.M. CT –

Cambridge, MA and North Chicago, Ill – September 3, 2014 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) and AbbVie Inc. (NYSE: ABBV) today announced that they have entered into a global collaboration to develop and commercialize duvelisib (IPI-145), Infinity’s oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, for the treatment of patients with cancer. Duvelisib has shown clinical activity across a broad range of blood cancers, including indolent non-Hodgkin lymphoma (iNHL) and chronic lymphocytic leukemia (CLL). Infinity is conducting registration-focused trials evaluating the safety and efficacy of duvelisib, including DYNAMOTM, a Phase 2 study in patients with iNHL, and DUOTM, a Phase 3 study in patients with CLL.

Under the terms of the agreement, Infinity will receive an upfront payment of $275 million and is eligible to receive up to $530 million in additional payments for the achievement of development, regulatory and commercial milestones, including up to $405 million for the achievement of milestones through the first commercial sale of duvelisib. In the U.S., the companies will jointly commercialize duvelisib and will share equally in any potential profits. Outside the U.S., AbbVie will be responsible for the conduct and funding of commercialization of duvelisib, and Infinity is eligible to receive tiered double-digit royalties on net product sales.

“We believe that duvelisib is a very promising investigational treatment based on clinical data showing activity in a broad range of blood cancers,” said Michael Severino, M.D., AbbVie executive vice president and chief scientific officer. “The addition of duvelisib will complement AbbVie’s emerging oncology pipeline and expand our research into combination therapies to generate improved outcomes for cancer patients. We look forward to working with Infinity to bring duvelisib to patients worldwide.”

“This collaboration is an important step toward fulfilling Infinity’s objective of bringing better treatments to patients and further advances our goal of building a sustainable, fully integrated biotechnology company,” stated Adelene Q. Perkins, chair, president and chief executive officer at Infinity. “AbbVie will be a wonderful partner for Infinity, bringing all of the expertise and scale of a successful, well established company, together with the energy, drive, innovation, and nimbleness of a young organization. We look forward to advancing duvelisib through monotherapy studies designed to enable registration and in furthering our shared longer-term vision of combining duvelisib with both current standards of care and novel, targeted therapies.”

Additional Details About the Collaboration

Development and commercialization activities under the collaboration will be managed through a shared governance structure. In the U.S., Infinity and AbbVie will jointly commercialize duvelisib, assuming regulatory approval, with Infinity booking sales, and will share equally in any potential profits or losses. Outside the U.S., AbbVie will be responsible for conducting and funding of any commercialization of duvelisib, and Infinity is eligible to receive tiered royalties on net product sales, with percentages ranging from 23.5 percent to 30.5 percent.

For sales of duvelisib in the U.S., AbbVie and Infinity will share equally the existing royalty obligations to Mundipharma International Corporation Limited/Purdue Pharmaceutical Products L.P., and Infinity will be responsible for these royalty obligations outside of the U.S. Infinity will also be responsible for the existing royalty obligations to Millennium: The Takeda Oncology Company for sales of duvelisib worldwide.

As part of the strategic collaboration, the companies will share responsibility for the conduct of specific trials specified within an agreed-upon global development plan, with each company leading the development of certain trials within the plan. For the initial global development plan agreed to by the companies, Infinity will fund the trials it conducts and the companies will share equally the funding of trials conducted by AbbVie. The agreement includes plans to launch multiple Phase 2 and Phase 3 studies of duvelisib in hematologic malignancies over the next several years.

Conference Call Today at 8:30 a.m. ET/7:30 a.m. CT

Infinity will hold a conference call at 8:30 a.m. to discuss the strategic collaboration announced today. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 97402440. An archived version of the webcast will be available on Infinity’s website for 30 days.

About the Development of Duvelisib for the Treatment of Blood Cancers

Infinity and AbbVie are developing duvelisib, an oral inhibitor of Class I PI3K-delta,gamma. The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity. The PI3K-delta,gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and mostly non-overlapping roles in immune cell development and function. Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies.

In 2013, Infinity launched the DUETTSTM (Duvelisib Trials in Hematologic Malignancies) program, a worldwide investigation of duvelisib in blood cancers. As part of the DUETTS program, patient enrollment is ongoing in DYNAMOTM, a Phase 2 monotherapy study designed to evaluate the safety and efficacy of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL) (ClinicalTrials.gov Identifier NCT01882803), and DUOTM, a Phase 3 monotherapy study designed to evaluate the safety and efficacy of duvelisib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) (NCT02004522). DYNAMO+RTM, a Phase 3 study of duvelisib in combination with rituximab in patients with previously treated follicular lymphoma (NCT02204982), is expected to start in 2014.

Additionally, a Phase 1 study of duvelisib in patients with advanced blood cancers is ongoing (NCT01476657).

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

About AbbVie Inc.

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. AbbVie employs approximately 25,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on AbbVie’s Facebook or LinkedIn page.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: the receipt of upfront, milestone, royalty and other payments under the agreement with AbbVie; the therapeutic and commercial potential of duvelisib; the expected benefits of the collaboration with AbbVie; the advancement of duvelisib through clinical trials; plans to conduct additional clinical trials of duvelisib; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 11, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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EXHIBIT F

AbbVie Combination Compound

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